Exhibit 10.1

LOAN AGREEMENT
among
THE PERSONS IDENTIFIED ON
EXHIBIT A ATTACHED HERETO,
collectively, as Borrower,
and
THE LENDERS PARTY HERETO,
as Lenders,
and
EUROHYPO AG, NEW YORK BRANCH,
as Administrative Agent,
and
WACHOVIA CAPITAL MARKETS LLC,
EUROHYPO AG, NEW YORK BRANCH AND
ING REAL ESTATE FINANCE (USA) LLC,
as Joint Lead Arrangers and Book Managers,
and
THE DOCUMENTATION AGENTS
(as defined herein),
and
WACHOVIA BANK, NATIONAL ASSOCIATION AND
ING REAL ESTATE FINANCE (USA) LLC,
as Co-Syndication Agents
Date: As of July 11, 2008

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	-	Borrowers, Individual Properties, Allocated Loan Amounts and Release Price Factor
EXHIBIT B	-	List of Competitors of Borrower
EXHIBIT C	-	Form of Note
EXHIBIT D	-	Form of Assignment and Acceptance
EXHIBIT E	-	Form of Notice for Conversions and Continuations
EXHIBIT F	-	Form of Subordination of Management Agreement
EXHIBIT G	-	Form of Alteration Indemnity
EXHIBIT H	-	Form of Future Advance Loan Documents
EXHIBIT I	-	Form of Future Advance Title Insurance Policy
EXHIBIT J	-	Form of Future Advance Opinions of Counsel
EXHIBIT K	-	Form of Organizational Documents of Future Advance Borrower

SCHEDULE 1	-	Commitments
SCHEDULE 1.1	-	Legal Description of Mayfair Office Component
SCHEDULE 1.2	-	Legal Description of Mayfair Retail Component
SCHEDULE 1.3	-	Legal Description of Pioneer Office Component
SCHEDULE 1.4	-	Legal Description of Pioneer Retail Component
SCHEDULE 1.5	-	Legal Description of Southwest Office Component
SCHEDULE 1.6	-	Legal Description of Southwest Retail Component
SCHEDULE 2.4(1)	-	Wire Instructions
SCHEDULE 2.6	-	Designated Release Parcels
SCHEDULE 4.6	-	Required Repairs
SCHEDULE 6.1	-	Rent Roll
SCHEDULE 6.3	-	Leasing Guidelines
SCHEDULE 6.3(3)	-	Subordination, Non-Disturbance and Attornment Agreement
SCHEDULE 6.5	-	Unfunded Tenant Allowances
SCHEDULE 7.3	-	Litigation
SCHEDULE 7.4	-	Assessments
SCHEDULE 7.6(1)	-	Non-Conforming Uses
SCHEDULE 7.6(3)	-	Condemnation
SCHEDULE 7.23	-	Separate Tax Lots
SCHEDULE 7.28	-	Organizational Chart
SCHEDULE 7.29	-	Reciprocal Easement Agreements
SCHEDULE 7.31	-	TIF Agreements
SCHEDULE 7.32	-	Ground Leases
SCHEDULE 7.33	-	Condominium Documents
SCHEDULE 9.18	-	Colony Square Zoning Request

LOAN AGREEMENT
     This Loan Agreement (this “Agreement”) is entered into as of July 11, 2008 among EACH OF THE PERSONS IDENTIFIED ON EXHIBIT A ATTACHED HERETO (collectively or individually, as the context may require, “Borrower”); each of the lenders that is a signatory hereto identified under the caption “LENDERS” on the signature pages hereof and each lender that becomes a “Lender” after the date hereof pursuant to Section 12.24(2); WACHOVIA CAPITAL MARKETS, LLC, EUROHYPO AG, NEW YORK BRANCH and ING REAL ESTATE FINANCE (USA) LLC, as Joint Lead Arrangers and Book Managers; the DOCUMENTATION AGENTS (as defined herein); WACHOVIA BANK, NATIONAL ASSOCIATION and ING REAL ESTATE FINANCE (USA) LLC, as
Co-Syndication Agents; and EUROHYPO AG, NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, “Administrative Agent”).
ARTICLE 1
CERTAIN DEFINITIONS
     Section 1.1 Certain Definitions. As used herein, the following terms have the meanings indicated:
     “Acceptable Indemnitor” means (a) with respect to any Individual Property other than the Individual Property known as Columbiana Center located in Columbia, South Carolina, each of (i) General Growth, (ii) GGPLP L.L.C., and/or (iii) GGPLP and (b) with respect to Individual Property known as Columbiana Center located in Columbia, South Carolina, each of (i) General Growth, (ii) GGPLP L.L.C., (iii) GGPLP and/or (iv) GGP-Homart Inc., a Delaware corporation.
     “Acceptable Survey” means a current as-built land title survey prepared by a licensed surveyor in the State where the Acquired Parcel, the Anchor Parcel and the Exchange Parcel, as applicable, are located, in substantially the same form as the survey delivered to Administrative Agent in connection with the Loans on or prior to the applicable Closing Date, certified to Administrative Agent and the title company that issued the applicable Title Insurance Policy and otherwise reasonably acceptable in all material respects to Administrative Agent and the title company that issued the applicable Title Insurance Policy.
     “Access Laws” has the meaning assigned to such term in Section 9.17(1).
     “Acquired Anchor Parcel” means one or more Anchor Parcel acquired by Borrower after the applicable Closing Date in accordance with the terms and conditions of Section 2.6(5).
     “Acquired Parcel” has the meaning assigned to such term in Section 2.6(4)(b)(v).
     “Acquisition Date” has the meaning assigned to such term in Section 2.6(5)(a)
     “Additional Costs” has the meaning assigned to such term in Section 2.9(1)(a).

     “Adjusted LIBOR Rate” means, for any Interest Period for any LIBOR-based Loan, a rate per annum (rounded upwards to the nearest 1/1,000 of 1%) determined by Administrative Agent to be equal to the LIBOR Rate for such Interest Period divided by 1 minus the Reserve Requirement (if any) for such Interest Period.
     “Advance Date” has the meaning assigned in Section 2.8(6).
     “Advanced Amount” has the meaning assigned in Section 14.12(2).
     “Affiliate” means with respect to any Person, another Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person that owns directly or indirectly securities having 15% or more of the voting power for the election of directors or other governing body of a corporation or 15% or more of the partnership, membership or other ownership interests of any other Person (in each case, other than as a limited partner or non-managing member of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, no individual shall be an Affiliate solely by reason of his or her being a director, officer, trustee or employee of Borrower.
     “Affiliate Pledgor” means any Person that is an Affiliate of General Growth, GGPLP and/or GGPLP LLC having a market value net worth of at least $500,000,000.
     “Agency Fee” means the agency fee agreed to by Borrower and Administrative Agent pursuant to the Fee Letter.
     “Agreement” means this Loan Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Allocated Loan Amount” means, for each Individual Property, the amount set forth on Exhibit A attached hereto.
     “Alteration” means any demolition, alteration, replacement, installation, improvement or expansion of or to any Individual Property or any portion thereof.
     “Alteration Indemnity” means an indemnity agreement in the form attached hereto as Exhibit G from an Acceptable Indemnitor and otherwise satisfying the requirements of Section 9.14.
     “Alteration Threshold” means, as to each Individual Property, an amount equal to five percent (5%) of the original Allocated Loan Amount for the applicable Individual Property, provided however, with respect to (a) Mayfair Mall, the Alteration Threshold shall be calculated based on the sum of the aggregate Allocated Loan Amount for the Mayfair Retail Component plus the Allocated Loan Amount for the Mayfair Office Component until such time as the Mayfair Office Component is released pursuant to Section 2.6(1), which following such release shall be calculated based on the sum of the Allocated Loan Amount for only the Mayfair Retail Component; (b) Pioneer Place, the Alteration Threshold shall be calculated based on the sum of the aggregate Allocated Loan Amount for the Pioneer Retail Component plus the Allocated Loan Amount for the Pioneer Office Component until such time as the Pioneer Office Component is released pursuant to Section 2.6(1), which following such release shall be calculated based on the sum of the Allocated Loan Amount for only the Pioneer Retail Component; and (c) Southwest Mall, the Alteration Threshold shall be calculated based on the aggregate Allocated Loan Amount for the Southwest Retail Component plus the Allocated Loan Amount for the Southwest Office Component until such time as the Southwest Office Component is released pursuant to Section 2.6(1), which following such release shall be calculated based on the Allocated Loan Amount for only the Southwest Retail Component.
     “Anchor Parcel” means any parcel of land, together with the improvements thereon located, constituting an integral part of the shopping center of which (a) the Individual Property is a part, (b) is not owned by the applicable Borrower on the applicable Closing Date and (c) is not an Acquired Parcel.
     “Annual Budget” means the rolling forecast for the twelve (12) month period following the month in which such forecast is due, including all planned Capital Expenditures, for the applicable Individual Property prepared by applicable Borrower for the period including the applicable Fiscal Year or other period, which budget or forecast may change from month to month or otherwise periodically (unless the Annual Budget is an Approved Annual Budget) in accordance with the standard practices of Borrower and its Affiliates.
     “Anti-Terrorism Order” means Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).
     “Applicable Interest Rate” has the meaning assigned in Section 2.3(1).
     “Applicable Laws” means all existing and future federal, State and local laws, orders, ordinances, governmental rules and regulations and court orders applicable to any Borrower and/or any Individual Property.
     “Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on the respective signature pages hereof or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.
     “Applicable Margin” means (a) with respect to Base Rate Loans, 125 basis points (1.25%) per annum; and (b) with respect to LIBOR-based Loans, two hundred twenty-five basis points (2.25%) per annum.

     “Appraisal” means an appraisal of an Individual Property obtained by Administrative Agent at Borrower’s sole costs and expense, prepared by an appraiser reasonably satisfactory to Administrative Agent and Borrower, which appraisal must also (a) satisfy the requirements of Title XI of the Federal Institution Reform, Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder (including the appraiser with respect thereto), (b) if delivered in connection with Borrower’s exercise of its first Extension Option, to be dated not more than sixty (60) days prior to the Initial Maturity Date and (c) be otherwise in form and substance reasonably satisfactory to Administrative Agent.
     “Approved Annual Budget” shall have the meaning set forth in Section 8.4.
     “Approved Entity” means General Growth, GGPLP, GGPLP L.L.C., GGP-TRS L.L.C., a Delaware limited liability company, GGP/Homart, Inc., a Delaware corporation, GGP/Homart II L.L.C., a Delaware limited liability company, GGP Holding, Inc., a Delaware corporation, GGP Holding II, Inc., a Delaware corporation, Price Development Company, Limited Partnership, a Maryland limited partnership, The Rouse Company LP, a Delaware limited partnership, and The Rouse Company Operating Partnership, LP, a Delaware limited partnership.
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business.
     “Arranger” means Wachovia Capital Markets LLC, Eurohypo AG, New York Branch and ING Real Estate Finance (USA) LLC, as Joint Lead Arrangers.
     “Assignment and Acceptance” means an Assignment and Acceptance, duly executed by the parties thereto, in substantially the form of Exhibit D hereto (or such other form in substitution thereof reasonably acceptable to Administrative Agent) and consented to by Administrative Agent in accordance with Section 12.24(2).
     “Assignment of Leases” means collectively, those certain first priority Assignments of Rents and Leases, executed by Borrower for the benefit of Administrative Agent (on behalf of the Lenders), and pertaining to the Leases, as the same may be modified or amended from time to time.
     “Award” means any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.
     “Bankruptcy Party” has the meaning assigned in Section 10.11.
     “Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1% or (b) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.
     “Base Rate Loans” means Loans that bear interest at rates based upon the Base Rate.
     “Basle Accord” means Basel II.

     “Basel II” means that certain revised at-risk capital framework published by the Basel Committee on Banking Supervision in its paper entitled “International Convergence of Capital Measurement and Capital Standards: a Comprehensive Framework” in June, 2006, as amended, modified and in effect from time to time.
     “Board of Directors” means the board of managers of the Condominium.
     “Borrower” means each of the Persons identified on Exhibit A attached hereto, together with their respective successors and permitted assigns.
     “Borrower Party” means any Guarantor, any General Partner or Managing Member, as the case may be, in Borrower, and any General Partner in any partnership that is a General Partner in Borrower, at any level.
     “Borrower Representative”: means any one of the Borrowers designated by all of the Borrowers for the purpose of giving and/or receiving notices under or pursuant to this Agreement; on the date hereof, the Borrower Representative is Price-ASG L.L.C.
     “Borrower’s Allocated Loan Amount” has the meaning assigned to such term in Section 13.3.
     “Borrower’s Direction Right” has the meaning assigned to such term in Section 2.7(2).
     “Breakage Costs” has the meaning assigned to such term in Section 2.9(5).
     “Business Day” means (a) any day other than a Saturday, a Sunday, or other day on which commercial banks located in New York City are authorized or required by law to remain closed and (b) in connection with a borrowing of, a payment or prepayment of principal of or interest on, a Conversion of or into, or an Interest Period for, a LIBOR-based Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment or Conversion, the term “Business Day” shall also exclude a day on which banks are not open for dealings in Dollar deposits in the London interbank market.
     “Calculated Debt Service” means, for any specified period of time, assumed debt service payments equal to the greatest of (a), (b), and (c) where (a) is an amount equal to the constant annual payment of principal plus interest required to fully amortize, over a term of thirty (30) years commencing as of the date of such calculation, a loan in an amount equal to the then outstanding principal amount of principal which can be outstanding under the Notes, assuming such amount were to bear interest at a rate determined by Administrative Agent as of the date of such calculation equivalent to the yield, calculated by linear interpolation (rounded upwards to the next 1/1,000 of 1%), on United States Treasury obligations having maturities as close as possible to ten (10) years from the date of such calculation, plus two hundred fifty basis points (2.50%), where (b) is an amount equal to the aggregate principal and interest payments that would be due using a 7.50% constant based on the then outstanding principal amount, and where (c) is the annualized amount of interest and principal, if any, that would be due under the Loans based upon the amount of interest and principal, if any, payable by Borrower during the most recently ended calendar quarter (provided, however, for the purpose of this clause (c), such calculations shall take into account the benefit of any Hedge Agreements in effect during the most recently ended period in question and shall result in an imputed amount, rather than the actual payments by Borrower of principal and interest on the outstanding principal amount during such period). All of such calculations shall be confirmed by Administrative Agent.
     “Capital Expenditures” means for any period any amount applicable to any Individual Property expended for items capitalized under GAAP (including, as applicable, expenditures for building improvements or major repairs).
     “Cash Collateral Account” has the meaning assigned in the Cash Management Agreement.
     “Cash Management Account” has the meaning assigned in the Cash Management Agreement.
     “Cash Management Agent” means U.S. Bank, National Association, a national banking association and its successors and assigns.
     “Cash Management Agreement” means that certain Cash Management Agreement to be executed, dated and delivered by Borrower, Administrative Agent (on behalf of the Lenders) and the Cash Management Agent on the Closing Date of the Initial Advance, as the same may be modified, amended and/or supplemented and in effect from time to time.
     “Casualty” has the meaning assigned in Section 3.3(a).
     “Casualty Consultant” has the meaning assigned in Section 3.2(2)(c).
     “Casualty Retainage” has the meaning assigned in Section 3.2(2)(d).
     “Change of Control” means any event, including, without limitation, the voluntary or involuntary sale, conveyance, transfer or issuance, in one or more transactions, of any direct or indirect beneficial ownership interests in any Borrower which results in (i) General Growth and/or GGPLP not owning at least, whether directly or indirectly, 50% or more of the beneficial ownership interests in, and the rights to distributions from, such Borrower or (ii) any Person other than General Growth and/or GGPLP having the responsibility for managing and administering the day-to-day business and affairs of such Borrower or (iii) in any other respects, any Person other than General Growth or GGPLP directly or indirectly Controlling such Borrower . As used in this definition, “Control” of one Person (the “controlled Person”) by another Person (the “controlling Person”) means the possession, directly or indirectly, by the controlling Person of the power or ability to direct or cause the direction of the management or policies of the controlled Person, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” each have the meanings correlative thereto).
     “Closing Date” means the date of funding of the Initial Advance or the date of funding of the Future Advance, as the case may be.
     “Colony Square Zoning Request” means the request described on Schedule 9.18 attached hereto.

     “Commitment” means, as to each Lender, the obligation of such Lender to make a Loan in a principal amount up to but not exceeding the amount set opposite the name of such Lender on Schedule 1 under the caption “Commitment” or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 12.24(2), as specified in the respective instrument of assignment pursuant to which such assignment is effected.
     “Competitor of Borrower” means any Person identified on Exhibit B attached hereto and their respective successors and assigns.
     “Condemnation” means a temporary or permanent taking by any Governmental Authority (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking) as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Individual Property or any part thereof.
     “Condemnation Proceeds” has the meaning assigned to such term in Section 3.2(2).
     “Condominium” means the condominium known as Pioneer Place Condominium formed pursuant to the Condominium Documents.
     “Condominium Charges” means all of the common charges or other amounts payable by Borrower as a unit owner under the Condominium Documents.
     “Condominium Documents” means those certain documents more particularly described on Schedule 7.33 attached hereto.
     “Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.2 of (a) a LIBOR-based Loan from one Interest Period to the next Interest Period or (b) a Base Rate Loan at the Base Rate.
     “Convert”, “Conversion” and “Converted” refer to a conversion pursuant to the terms of this Agreement of one Type of Loan(s) into another Type of Loan(s), which may be accompanied by the transfer by a Lender (at its sole and absolute discretion) of a Loan from one Applicable Lending Office to another.
     “Corporate Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated February 24, 2006 among General Growth, GGPLP and GGPLP L.L.C., as borrowers, and other Persons, that from time to time, are parties thereto as amended by that certain Amendment to Second Amended and Restated Credit Agreement dated December 14, 2007, as supplemented by that certain Waiver Letter dated April 3, 2007 as the same my be hereafter amended, modified, restated or otherwise supplemented from time to time.
     “Cure Amount” means the amount which if then applied as a repayment of the Loan would result in a Debt Service Coverage Ratio greater than 1.20:1.00 for the trailing twelve (12) month period.

     “Cure Deposit” has the meaning set forth in the Cash Management Agreement.
     “Cure Deposit Account” has the meaning set forth in the Cash Management Agreement.
     “Cure Event” means
     (i) if the applicable Trigger Event is an Event of Default, Administrative Agent has waived in writing such Event of Default; and
     (ii) if the applicable Trigger Event is a Low DSCR Trigger Event, either (A) a Low DSCR Cure Event has occurred or (B) Borrower has delivered to Administrative Agent either an amount equal to the Cure Amount or Cure Amount LOC in accordance with Section 3.3 of the Cash Management Agreement .
     “Cure Amount LOC” means a Letter of Credit in the face amount equal to the Cure Amount.
     “Debt” means the outstanding principal amount set forth in, and evidenced by, this Agreement and the Notes together with all interest accrued and unpaid thereon and all other sums due to the Lenders in respect of the Loans under the Notes, this Agreement, the Mortgage or any other Loan Document.
     “Debt Service” means with respect to any particular period of time, scheduled principal, if any, and interest payments due and payable during such period under the Notes.
     “Debt Service Coverage Ratio” means, for the period of time for which the calculation is being made, the ratio of Net Operating Income to Calculated Debt Service. The Debt Service Coverage Ratio shall be calculated by Administrative Agent based upon the most recent financial reports required to have been submitted by Borrower under Section 8.1, which determination shall be conclusive in the absence of manifest error.
     “Default Rate” means a rate per annum that is equal to the lesser of (a) the Maximum Legal Rate or (b) the Applicable Interest Rate with respect to such Loan plus 2%.
     “Defaulting Lender” has the meaning assigned in Section 14.12(1).
     “Designated Release Parcels” means Release Parcels identified on Schedule 2.6.
     “Documentation Agent” means one or more Persons (but not more than three (3) Persons) designated by Borrower.
     “Dollars” and “$” means lawful money of the United States of America.
     “DSCR Amortization Event” shall have the meaning assigned in Section 2.4(2).
     “Eligible Assignee” means any of (i) a commercial bank organized under the laws of the United States, or any State thereof, and having (x) total assets in excess of $1,500,000,000 and (y) a combined capital and surplus of at least $500,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having (x) total assets in excess of $1,500,000,000 and (y) a combined capital and surplus of at least $500,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iii) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having admitted assets of at least $1,500,000,000; (iv) a nationally recognized investment banking company or other financial institution in the business of making loans, or an Affiliate thereof (other than any Person which is directly or indirectly a Borrower Party or directly or indirectly an Affiliate of any Borrower Party) organized under the laws of any State of the United States, and licensed or qualified to conduct such business under the laws of any such State and having (1) total assets of at least $1,500,000,000 and (2) a net worth of at least $500,000,000; (v) an Approved Fund; (vi) or a Related Entity of Eurohypo; or (vii) Aareal Bank AG.
     “Endorsement” has the meaning assigned to such term in Section 2.6(4)(b)(xiv).
     “Environmental Indemnity” means, collectively, each of those certain Environmental Indemnity Agreements by the applicable Borrower in favor of Administrative Agent and each of the Lenders, to be executed, dated and delivered to Administrative Agent (on behalf of the Lenders) on the applicable Closing Date, as the same may be modified, amended and/or supplemented and in effect from time to time.
     “Environmental Laws” has the meaning assigned in the Environmental Indemnity.
     “Environmental Report” has the meaning assigned to such term in Section 2.6(4)(b)(xii).
     “Equity Holder” has the meaning assigned to such term in Section 9.1(4).
     “Equity Transfer” has the meaning assigned to such term in Section 9.1(1).
     “Equipment” has the meaning assigned to such term in the Mortgage.
     “Eurohypo” means Eurohypo AG, New York Branch.
     “Event of Default” has the meaning assigned to such term in Article 10.
     “Excess Cash Flow” as defined in the Cash Management Agreement.
     “Exchange Parcel” has the meaning assigned to such term in Section 2.6(4)(a).
     “Executive Order” has the meaning assigned to such term in the definition of “Prohibited Person”

     “Extended Maturity Date” has the meaning assigned to such term in Section 2.5 hereof.
     “Extension Fee” means an amount, payable as set forth in Section 2.5(11) hereof, equal to (a) with respect to the first Extension Option, 0.15% of the outstanding principal amount of the Loans or (b) with respect to the second Extension Option, 0.25% of the outstanding principal amount of the Loans.
     “Extension Notice” has the meaning assigned to such term in Section 2.5(1).
     “Extension Option” has the meaning assigned to such term in Section 2.5.
     “Extension Period” has the meaning assigned to such term in Section 2.5.
     “Extension Period Principal Payment Amount” means the amount, as calculated by Administrative Agent and recalculated from time to time upon any repayment of any portion of the outstanding principal balance of the Loan, equal to constant monthly principal payments required to fully amortize, over a term of thirty (30) years, a loan in an amount equal to the then outstanding principal amount of the Loans, assuming the then outstanding principal amount of the Loans were to bear interest at a rate equal to the greater of (i) a rate determined by Administrative Agent as of the first day of the Extension Period equivalent to the yield, calculated by linear interpolation (rounded upwards to the next 1/1,000 of 1%), on United States Treasury obligations having maturities as close as possible to ten (10) years plus 250 basis points (2.5%) and (ii) the actual interest rate on the Loans, provided that if there is more than one (1) Interest Period, and/or any outstanding Base Rate Loans, at such time, the rate shall be (A) the highest LIBOR Rate on any Loans at such time plus the Applicable Margin, or (B) if there are outstanding Base Rate Loans, the Base Rate plus the Applicable Margin, if such aggregate amount is higher than the aggregate amount set forth in clause (A) above, in either case on the date of the calculation.
     “Extraordinary Revenues” means income received by any Borrower or MD Guarantor, as the case may be, in connection with the ownership of its applicable Individual Property which is nonrecurring in nature such as consideration or payments received by such Borrower or such MD Guarantor, as the case may be, from tenants in connection with the cancellation or termination of their respective Leases; Extraordinary Revenues excludes Rents from Seasonal Leases.
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/1,000 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it (rounded upwards, if necessary, to the nearest 1/1,000 of 1%).

     “Fee Letter” means the letter agreement, dated the date hereof, between Borrower and Administrative Agent with respect to certain fees payable by Borrower in connection with the Loans, as the same may be modified or amended from time to time.
     “Final Draw Date” means December 31, 2008 or such other date agreed upon by Borrower and Administrative Agent.
     “Final Future Advance” has the meaning assigned to such term in Section 2.1(1)(b)(iv).
     “First Future Advance” has the meaning assigned to such term in Section 2.1(1)(b)(iv).
     “Flood Insurance Acts” has the meaning assigned to such term in Section 3.1(1)(g).
     “Flood Insurance Policies” has the meaning assigned to such term in Section 3.1(1)(g).
     “Flood Prone Area” has the meaning assigned to such term in Section 3.1(1)(g).
     “Form W-8BEN” has the meaning assigned to such term in Section 2.9(6).
     “Form W-8ECI” has the meaning assigned to such term in Section 2.9(6).
     “Future Advance” means, individually and collectively, each of the First Future Advance (if any), the Second Future Advance (if any), the Third Future Advance (if any) and the Final Future Advance (if any).
     “Future Advance Borrower” means the Person who owns the applicable Future Advance Property which is the subject of the applicable Future Advance. From and after delivery of the applicable Future Advance Loan Documents, the applicable Future Advance Borrower shall be a “Borrower” for all purposes under this Agreement and the other Loan Documents.
     “Future Advance Lenders” has the meaning assigned to such term in Section 2.1(1)(b)(i).
     “Future Advance Loan Documents”: means with respect to each applicable Future Advance Property, collectively, the applicable Future Advance Mortgage and each of following documents to be executed and delivered by the applicable Future Advance Borrower in accordance with the provisions of Section 2.1(1)(b)(iv): (a) a replacement promissory note or notes to reflect the increase in the outstanding principal balance of the Loan as a result of the Future Advance executed by each Borrower and the applicable Future Advance Borrower, (b) an amendment or joinder to this Agreement whereby the applicable Future Advance Borrower assumes the obligations of a Borrower hereunder, (c) an assignment of leases and rents made by the applicable Future Advance Borrower to Administrative Agent for the benefit of the Lenders, (d) an environmental indemnity agreement made by the applicable Future Advance Borrower to Administrative Agent for the benefit of the Lenders, (e) an account control agreement made by the applicable Future Advance Borrower to Administrative Agent for the benefit of the Lenders and (f) an amendment or joinder to the Cash Management Agreement, each of the documents identified in clauses (a) through and including (f) of this definition shall be in form and substance substantially similar to the forms of such documents attached hereto as Exhibit H.
     “Future Advance Mortgage”: that certain Mortgage, in form and substance substantially similar to the form attached hereto as Exhibit H, to be made by the applicable Future Advance Borrower to Administrative Agent for the benefit of the Lenders and to be delivered in accordance with the provisions of Section 2.1(1)(b)(iv).
     “Future Advance Property” means, unless changed by mutual agreement between Borrower and Arrangers, (i) in connection with the First Future Advance, no additional Properties, (ii) in connection with the Second Future Advance, at Borrower’s option, either (A) the Properties identified as “Southwest Plaza”, “Spring Hill”, “Pierre Bossiere” or (B) the Property identified as “North Town Mall”, (iii) in connection with the Third Future Advance, any Property which was not the subject of the Second Future Advance, and (iv) in connection with the Final Future Advance, the Properties identified as “Oakwood”, “Birchwood Mall” and “Mall of the Bluffs”; the Future Advance Properties may, subject to the terms and conditions of Section 2.1(1)(b) become a “Individual Property” for all purposes of this Agreement and the other Loan Documents from and after the date of the applicable Future Advance.
     “GAAP” means generally accepted accounting principals in the United States of America as in effect from time to time.
     “General Growth” means General Growth Properties, Inc., a Delaware corporation.
     “General Partner” means the person executing any Borrower’s partnership agreement or limited partnership agreement as general partner and its successors thereunder as general partner of such Borrower as permitted under the Loan Documents.
     “GGPLP” means GGP Limited Partnership, a Delaware limited partnership.
     “GGPLP L.L.C. ” means GGPLP L.L.C., a Delaware limited liability company.
     “Governmental Authority” means any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, federal, state or local, or foreign having jurisdiction over the matter or matters in question.
     “Ground Leases” means those certain leases more particularly described on Schedule 7.32 attached hereto.
     “Ground Rent” means any rent, additional rent or other charge payable by the tenants under the Ground Leases.
     “Guarantors” means, collectively, General Growth, GGPLP and GGPLP L.L.C.
     “Guaranty” means, collectively, (a) that certain Repayment Guaranty dated as of the Closing Date of the Initial Advance made by Guarantors to Administrative Agent (on behalf of the Lenders) (b) that certain Carry Costs Guaranty dated as of the Closing Date of the Initial Advance made by Guarantors to Administrative Agent (on behalf of the Lenders), (c) that certain

Limited Guaranty dated as of the Closing Date of the Initial Advance made by Guarantors to Administrative Agent (on behalf of the Lenders), (d) the Indemnity Guaranty and (e) such other instruments of guaranty, if any, now or hereafter in effect from a Guarantor to Administrative Agent (on behalf of the Lenders), each may be amended, restated, replaced, supplemented or otherwise modified.
     “Hazardous Substances” has the meaning assigned in the Environmental Indemnity.
     “Hedge Agreement” means any swap/cap agreement between GGPLP and/or General Growth and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies, as the same may be modified, amended and/or supplemented and in effect from time to time; provided, however, that any such agreement may not be secured by the Liens and Security Documents securing the Loans.
     “Hedge Agreement Pledge” means, collectively, (a) that certain Assignment, Pledge and Security Agreement dated as of the Closing Date of the Initial Advance by Borrower to Administrative Agent (on behalf of the Lenders) and (b) any other assignment, pledge and security agreement executed and delivered by Borrower to Administrative Agent (on behalf of the Lenders) at any other time Borrower elects or is required to enter into an Hedge Agreement, covering Borrower’s right, title and interest in and to any such Hedge Agreement, as the each may be modified, amended and/or supplemented and in effect from time to time.
     “Improvements” has the meaning assigned in the Mortgage.
     “Indebtedness” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners, members (or other equity holders) or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
     “Indemnity Guaranty” means those certain Indemnity Guaranties of Payment dated as of the Closing Date of the Initial Advance made by the applicable MD Guarantor in favor of Administrative Agent on behalf of the Lenders, as the same may be modified, amended, replaced and/or supplemented and in effect from time to time.
     “Independent Director” or “Independent Manager” or if any Borrower is a Maryland business trust, “Independent Trustee” means a natural Person who is not at the time of initial appointment, or at any time while serving as a director or manager of Borrower and has not been at any time during the preceding five (5) years: (a) a stockholder, director or manager (with the exception of serving as the Independent Director or Independent Manager or, if any Borrower is a Maryland business trust, Independent Trustee, as applicable, of Borrower), officer, employee, partner, member, attorney or counsel of Borrower or an Affiliate of Borrower; (b) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or an Affiliate of Borrower; (c) a Person controlling, controlled by or under common control with Borrower or any Affiliate of such Person or any such stockholder, partner, member, creditor, customer, supplier or other Person; or (d) a member of the immediate family by blood, marriage or otherwise, of any such stockholder, director, manager, officer, employee, partner, member, creditor, customer, supplier or other Person.
     A natural Person who satisfies the foregoing definition other than subparagraph (b) shall not be disqualified from serving as an Independent Director or Independent Manager or, or if any Borrower is a Maryland business trust, Independent Trustee, as applicable, of Borrower if such individual is an Independent Director or Independent Manager or Independent Trustee, or if any Borrower is a Maryland business trust, as applicable, provided by a nationally-recognized company that provides professional Independent Directors or Independent Managers or Independent Trustees, and that also provides other corporate services in the ordinary course of its business to Borrower and/or its Affiliates or if such individual receives customary director’s fees for so serving, subject to the limitation on fees set forth below.
     A natural Person who otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Director or Independent Manager or Independent Trustee, as applicable, of Borrower if such individual is at the time of initial appointment, or at any time while serving as a Independent Director or Independent Manager or Independent Trustee, as applicable, of Borrower, an Independent Director or Independent Manager or Independent Trustee, as applicable, of one or more “Single Purpose Entities” that are Affiliates of Borrower (other than any entity that owns a direct or indirect equity interest in Borrower) if such natural Person is an Independent Director or Independent Manager or Independent Trustee, as applicable, provided by a nationally-recognized company that provides professional Independent Directors or Independent Managers or Independent Trustees, or such individual does not derive more than 5% of his or her annual income from serving as a director or manager, as applicable, of Borrower or an Affiliate of Borrower for that year.
     “Individual Property” means each property identified on Exhibit A attached hereto and after the applicable Future Advance, each applicable Future Advance Property which becomes subject to the lien of the Mortgage, the Improvements thereon and all Personal Property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such Property and Improvements as more particularly described in Mortgage.
     “Initial Advance” has the meaning assigned to such term in Section 2.1(1)(a).
     “Initial Lenders” shall mean each Lender who has issued a Commitment with respect to the Initial Advance.
     “Initial Maturity Date” means July 11, 2011.

     “Insurance Premiums” has the meaning assigned to such term in Section 3.1(2).
     “Insurance Proceeds” has the meaning assigned to such term in Section 3.2(2).
     “Interest Period” means (a) with respect to any LIBOR-based Loan, each period commencing on the date such LIBOR-based Loan is made or Converted from a Base Rate Loan or (in the event of a Continuation) the last day of the immediately preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter or, if available from all of the Lenders, in the seventh day thereafter, as Borrower may select as provided in Section 2.8(5) and (b) with respect to any Base Rate Loans, each period consisting of the number of days designated by Borrower; provided that (i) each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; (ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day; (iii) no Interest Period for a LIBOR-based Loan shall have a duration of less than one month (or, if available from all of the Lenders, seven days) and, if the Interest Period for any LIBOR-based Loan would otherwise be a shorter period, such Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans; (iv) in no event shall any Interest Period extend beyond the Maturity Date; and (v) there may be no more than eight (8) separate Interest Periods in respect of LIBOR-based Loans outstanding from each Lender at any one time.
     “Interest Rate Hedge Period” has the meaning assigned to such term in the Hedge Agreement Pledge.
     “Ivanhoe” means Ivanhoe Equities Fund V L.P., a Delaware limited partnership.
     “Lease Buyout Payments” means Lease buy-out payments made by tenants in connection with any surrender, cancellation or termination of its respective Lease.
     “Lease Term Sheet” means a term sheet with the applicable tenant which contains all of the economic and other material terms and conditions for a proposed Lease in such detail reasonably acceptable to Administrative Agent.
     “Leases” means any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
     “Leasing Guideline Schedule” means a leasing guideline schedule delivered to and approved by Administrative Agent on or prior to the date hereto and attached hereto as Schedule 6.3.

     “Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including the Executive Order and the Patriot Act) affecting Lenders, Borrower or any Individual Property or any part thereof or the construction, use, Alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, Licenses and authorizations issued by Governmental Authorities relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or any Individual Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or Alterations in or to any Individual Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
     “Lender” means, collectively, the Initial Lenders, the Future Advance Lenders and each other Person who becomes a “Lender” hereunder pursuant to Section 12.24, together with their respective successors and assigns.
     “Letter of Credit” means a clean, irrevocable and unconditional standby letter of credit that is (1) (a) issued in favor of Administrative Agent (on behalf of the Lenders) in the amount of any cash required pursuant to the terms of this Agreement or any other Loan Document it is being substituted for, (b) issued by an issuer having a paying office in the City of New York and having a long term unsecured debt rating with respect thereto of “A” or better by S&P (or any equivalent rating from Moody’s) or such other issuer as shall be approved by Administrative Agent in its sole and absolute discretion, (c) drawable, in whole or in part from time to time, by Administrative Agent upon the presentment to the issuer of a clean sight-draft demanding such payment, (d) an “evergreen” letter of credit that initially has an expiration date of at least one (1) year from the date of deposit and is automatically renewed from year to year or one which does not expire until at least thirty (30) Business Days after the current scheduled Maturity Date, (e) freely assignable by Administrative Agent at no cost and expense and (f) otherwise reasonably satisfactory to Administrative Agent or (2) subject to clause (b) above, otherwise in form and substance satisfactory to Administrative Agent.
     “LIBOR Rate” means, for any Interest Period for any LIBOR-based Loan, the rate per annum appearing on Reuters Screen LIBOR 01 Page (formerly operated as Page 3750 of the Dow Jones Markets Service (Telerate)) or any successor thereto, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market, at approximately 11:00 a.m. London time on the date two (2) Business Days prior to the first day of such Interest Period as the rate for the offering of Dollar deposits having a term comparable to such Interest Period, provided that if such rate does not appear on such page, or if such page shall cease to be publicly available, or if the information contained on such page, in the reasonable judgment of Administrative Agent shall cease accurately to reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by Administrative Agent, the LIBOR Rate for such Interest Period shall be determined from such substitute financial reporting service as Administrative Agent customarily uses for similar loans made by Administrative Agent and as Administrative Agent in its discretion shall determine.

     “LIBOR-based Loans” means Loans that bear interest at rates based on rates referred to in the definition of “LIBOR Rate”. No LIBOR-based Loan may be less than $5,000,000.
     “Licenses” has the meaning assigned in Section 7.20.
     “Lien” means, with respect to any Individual Property, any interest, or claim therein securing an obligation owed to, or a claim by, any Person other than the owner of such Individual Property, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a Lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, Leases and other title exceptions and encumbrances affecting any Individual Property.
     “Limited Guaranty” means that certain Limited Guaranty made by Guarantors in favor of Administrative Agent on behalf of the Lenders, as the same may be modified, amended, replaced and/or supplemented and in effect from time to time.
     “Loan Documents” means: (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Mortgage, (e) the Assignment of Leases, (f) the Subordination of Management Agreement, if, as and when delivered, (g) the Environmental Indemnity, (h) Hedge Agreement Pledge, (i) the Cash Management Agreement, (j) Uniform Commercial Code financing statements, (k) such assignments of Management Agreements, contracts and other rights as may be required under the Commitment or otherwise requested by Administrative Agent, (l) the Fee Letter, (m) the applicable Future Advance Loan Documents, if, as and when delivered, (n) the Substitute Loan Documents, if, as and when delivered, (o) the Required Reserve Account Agreement, (p) all other documents evidencing, securing, governing or otherwise pertaining to the Loans, and (q) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.
     “Loan Transactions” has the meaning assigned to such term in Section 2.8(4).
     “Loan to Value Ratio” means the ratio, as of a particular date, in which the numerator is equal to the then outstanding principal balance of the Debt and the denominator is equal to the aggregate appraised value of all Remaining Individual Properties as set forth in an Appraisal of each such Remaining Individual Properties.
     “Loans” means the loans to be made by the Lenders to Borrower under this Agreement and all other amounts evidenced or secured by the Loan Documents.
     “Lockbox Account” has the meaning assigned to such term in the Cash Management Agreement.
     “Lockbox Agreement” means, collectively, each Account Control Agreement (with Lockbox Services) among the applicable Borrower, Administrative Agent and the applicable Lockbox Bank pertaining to the applicable Lockbox Account, as the same may be modified, amended and/or supplemented and in effect from time to time.

     “Lockbox Bank” has the meaning assigned to such term in the Cash Management Agreement.
     “Low DSCR Cure Event” means that the Debt Service Coverage Ratio for the trailing twelve (12) month period shall be in excess of 1.25:1.00 for a period of at least two (2) consecutive calendar quarters.
     “Low DSCR Trigger Event” means that the Debt Service Coverage Ratio for the trailing twelve (12) month period measured as of the end of any calendar quarter is less than 1.20:1.00.
     “Low DSCR Trigger Period” means the period of time commencing on the occurrence of a Low DSCR Trigger Event and ending on the occurrence of a Low DSCR Cure Event.
     “Majority Lenders” means (i) at any time that the outstanding principal balance of the Loan is less than $1,500,000,000, Lenders holding at least 66.66% of the aggregate outstanding principal amount of the Loans or, if the Loans shall not have been made, at least 66.66% of the Commitments and (ii) at any time that the outstanding principal balance of the Loan is equal to or greater than $1,500,000,000, Lenders holding at least 51% of the aggregate outstanding principal amount of the Loans or, if the Loans shall not have been made, at least 51% of the Commitments.
     “Management Agreement” means with respect to any Individual Property, a property management agreement between Qualifying Manager and Borrower with respect to the management of such Individual Property by Manager entered into in accordance with the terms of this Agreement or the other Loan Documents.
     “Manager” means with respect to any Individual Property, the property manager engaged by the applicable Borrower pursuant to a Management Agreement entered into in accordance with the terms of this Agreement and the other Loan Documents, which property manager must be a Qualifying Manager.
     “Managing Member” means the Person executing any Borrower’s operating agreement or limited liability agreement as managing member and its successors thereunder as managing member of Borrower as permitted under the Loan Documents.
     “Material Adverse Effect” means a material adverse effect, as determined by Administrative Agent in its reasonable judgment and discretion, on (a) as specified herein, either any Individual Property or all Individual Properties, taken together, or the business, operations, financial condition, prospects, liabilities or capitalization of Borrower, (b) the ability of Borrower to perform its obligations under any of the Loan Documents to which it is a party, including the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith, (c) the ability of the Guarantor or any Borrower Party to perform its obligations under any of the Loan Documents to which it is a party, (d) the validity or enforceability of any of the Loan Documents and the rights and remedies of the Lenders and Administrative Agent under any of the Loan Documents or (e) as specified herein, either the value of, or cash flow (on a forecasted basis) from any Individual

Property or all Individual Properties, taken together, or the ongoing Operating Revenues and Operating Expenses of such Individual Property or all Individual Properties, taken together.
     “Material Lease” means any Lease that demises 20,000 rentable square feet or more of the applicable Individual Property.
     “Maturity Date” means the earlier of (a) the Initial Maturity Date or upon an exercise of the first Extension Option set forth in Section 2.5, the first Extended Maturity Date, or upon the exercise of the second Extension Option set forth in Section 2.5, the second Extended Maturity Date or (b) any date on which all of the Loans are required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.
     “Maximum Deductible” means, except as otherwise set forth in Section 3.1(1), $500,000.
     “Maximum Future Advance Amount” has the meaning assigned to such term in Section 2.1(1)(b).
     “Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
     “Mayfair Office Component” means the Individual Property known as Mayfair Office located in Wauwatosa, Wisconsin that consists of an office tower and is further described on Schedule 1.1 attached hereto.
     “Mayfair Retail Component” means the Individual Property known as Mayfair Mall located in Wauwatosa, Wisconsin, other than the Mayfair Office Component and further described on Schedule 1.2 attached hereto.
     “MD Borrower” means, collectively or individually, as the case may be, OM Borrower, LLC, a Delaware limited liability company, and Mondawmin Borrower, LLC, a Delaware limited liability company.
     “MD Guarantor” means collectively or individually, as the case may be, Mondawmin Business Trust, a Maryland business trust, and Owings Mills Limited Partnership, a Maryland limited partnership.
     “Minimum DSCR” has the meaning assigned to such term in Section 9.27.
     “Minimum DSCR Event” has the meaning assigned to such term in Section 9.27.
     “Mortgage” means collectively or individually context may require, those certain first priority (a) Mortgages, Assignment of Leases and Rents, Security Agreement and Fixture Filing and Deeds of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, executed by the applicable Borrower in favor of Administrative Agent (on behalf of the

Lenders), encumbering the applicable Individual Property and any amendments, modifications, renewals, substitutions, consolidations, severances and replacements thereof, (b) Indemnity Deeds of Trust, Assignment of Leases and Rents, Fixture Filing and Security Agreement executed by the applicable MD Guarantor in favor of Administrative Agent (on behalf of the Lenders), encumbering the applicable Individual Property and any amendments, modifications, renewals, substitutions, consolidations, severances and replacements thereof and (c) the applicable Future Advance Mortgage, if, as, and when executed pursuant to the provisions of Section 2.1(1)(b)(iv) by the applicable Future Advance Borrower in favor of Administrative Agent (on behalf of the Lenders), encumbering the applicable Future Advance Property and any amendments, modifications, renewals, substitutions, consolidations, severances and replacements thereof.
     “Net Operating Income” means the amount by which Operating Revenues exceed Operating Expenses.
     “Net Proceeds” has the meaning assigned to such term in Section 3.2(2).
     “Net Proceeds Deficiency” has the meaning assigned to such term in Section 3.2(2)(f).
     “Notes” means, collectively, each of the promissory notes made by Borrower payable to each Lender as provided for in Section 2.1(4) and all promissory notes delivered in substitution or exchange therefor, in each case as the same may be consolidated, replaced, severed, modified, amended or extended from time to time.
     “Notice of Default” has the meaning assigned to such term in Section 14.3(1).
     “NYSCRS” means New York State Common Retirement Fund.
     “Operating Expenses” means the total of all expenditures by each Borrower, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the applicable Individual Property for the applicable period, including without limitation, utilities, repairs and maintenance (other than repairs or maintenance which are Capital Expenditures), Insurance Premiums, Other Charges, license fees, Taxes, advertising expenses, management fees equal to three percent (3%) of base Rents and percentage Rents, payroll and related taxes, computer processing charges, operational equipment or other lease payments permitted by this Agreement, and other similar costs, and a Capital Expenditure charge of $0.20 per square foot but excluding depreciation, Debt Service, Capital Expenditures, contributions to the Reserve Funds applicable to the Individual Property and sales, use and occupancy or other taxes on receipts required to be accounted for by the applicable Borrower to any Governmental Authority.
     “Operating Revenues” means all income, computed in accordance with GAAP, derived from the ownership and operation of each Individual Property from whatever source, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs or other reimbursements paid by tenants under Leases of any nature but excluding Extraordinary Revenues (other than Lease Buyout Payments which shall be included in Operating Revenues in an amount equal to the monthly rent that would have otherwise been due under the terminated Lease until such termination payment is fully utilized or the applicable portion of the Individual Property is re-leased, but in no event shall Lease Buyout Payments included in Operating Revenues at any one time exceed five percent (5%) of Operating Revenues), sales, use and occupancy or other taxes on receipts required to be accounted for by the applicable Borrower to any Governmental Authority, refunds and uncollectible accounts, proceeds from occasional sales of obsolete furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards (other than Awards for temporary takings), unforfeited security deposits, utility and other similar deposits and any disbursements to the applicable Borrower from the Reserve Funds. Operating Revenues shall not be diminished as a result of the Mortgage or the creation of any intervening estate or interest in any applicable Individual Property or any part thereof. In calculating Operating Revenues, the effects, if any, of “straight lining” of Rents shall be eliminated.
     “Other Charges” means all maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the applicable Individual Property, now or hereafter levied or assessed or imposed against the applicable Individual Property or any part thereof.
     “Patriot Act” means collectively all laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56).
     “Partial Release” has the meaning assigned to such term in Section 2.6(1)(a).
     “Partial Release Date” has the meaning assigned to such term in Section 2.6(1)(a)(i).
     “Partial Release Factor” means with respect to the applicable Individual Property, the percentage set forth on Exhibit A attached hereto.
     “Partial Release Price” means, with respect to each Individual Property, an amount equal to the product of (a) the Allocated Loan Amount for such Individual Property and (b) the Partial Release Factor. The Partial Release Price of any Individual Property shall be reduced by the amount of any Partial Release Price Credit not previously applied to reduce the Partial Release Price of any other Individual Property.
     “Partial Release Price Credit” means the sum of (a) the excess of (i) the amount actually paid by Borrower to Lender pursuant to Section 2.6(1)(a)(ii) over (ii) the Partial Release Price for an Individual Property required to be paid to Administrative Agent, which excess has not been previously applied toward the Partial Release Price of another Individual Property and (b) any voluntary prepayment of the Loans made in accordance with Section 2.4(4) (other than a prepayment pursuant to the Required Reserve Account Agreement) that does not result in the release of an Individual Property from the Lien of the Mortgage, which prepayment has not been previously applied toward the Partial Release Price of another Individual Property including a Special Release.
     “Participant” has the meaning assigned in Section 12.24(3)(a).

     “Payment Date” means the first Business Day of each calendar month.
     “Payor” has the meaning assigned in Section 2.8(6).
     “Permitted Encumbrances” means collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to each Individual Property or any part thereof, (c) Liens, if any, for Taxes and Other Charges imposed by any Governmental Authority not yet due or delinquent, (d) Liens with respect to purchases of equipment or Leases of equipment entered into by the applicable Borrower, as lessee, in the ordinary course of business of owning and operating the applicable Individual Property and permitted (if applicable) by subsection (o) of the definition of Single Purpose Entity which Liens shall only encumber the equipment which was the subject of such purchase or Lease, (e) Liens being contested by the applicable Borrower in accordance with the terms of this Agreement or the other Loan Documents, (f) Liens which are expressly permitted under the terms of this Agreement or the other Loan Documents, and (g) such other title and Survey exceptions as Administrative Agent has approved or may approve in writing in Administrative Agent’s sole discretion, which in the aggregate do not have a Material Adverse Effect on the applicable Individual Property.
     “Permitted Investments” has the meaning set forth in the Cash Management Agreement.
     “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.
     “Personal Property” has the meaning set forth in the Mortgage.
     “Physical Conditions Report” means a report prepared by a company reasonably satisfactory to Administrative Agent regarding the physical condition of each Individual Property, reasonably satisfactory in form and substance to Agent.
     “Pioneer Office Component” means the portion of the Individual Property known as Pioneer Place, located in Portland Oregon consisting of the office tower on Block 60 and the leasehold estate exclusively used for parking by occupants of such office tower on Block 51 and further described on Schedule 1.3 attached hereto.
     “Pioneer Retail Component” means the portion of Individual Properties known as the “Atrium Building” and the “Rotunda Building”, both part of Pioneer Place, located in Portland Oregon other than the Pioneer Office Component and further described on Schedule 1.4 attached hereto.
     “Policy” or “Policies” shall have the meaning assigned to such terms in Section 3.1(2).
     “Potential Default” means the occurrence of any event which, if not cured by Borrower within the applicable cure periods (if any) set forth in Article 10, would constitute an Event of Default.

     “Prepayment Account” has the meaning assigned to such term as set forth in Section 2.4(5).
     “Prepayment Premium” means an amount equal to (a) 1.00% of the amount prepaid during the period from the Closing Date of the Initial Advance through and including January 10, 2009; (b) 0.75% of the amount prepaid during the period from January 11, 2009 through and including July 10, 2009; (c) 0.50% of the amount prepaid during the period from July 11, 2009 through and including January 10, 2010; and (d) zero ($0) with respect to a prepayment made at any time after January 11, 2010; provided, however, in the event that no portion of the Debt is prepaid by Borrower prior to January 11, 2009, no Prepayment Premium shall be applicable to or payable in connection with the first twenty-five percent (25%) of the original principal amount of the Loans thereafter prepaid by Borrower whenever paid; no Prepayment Premium shall be payable in connection with a prepayment pursuant to Section 3.2(a)(i) of the Required Reserve Account Agreement.
     “Prime Rate” means from time to time, the rate of interest established by Eurohypo at its principal office as its prime commercial lending rate, it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by Eurohypo to any customer.
     “Prohibited Person” means any Person:
     (a) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);
     (b) that is owned or controlled by, or acting for or on behalf of, any Person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;
     (c) with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;
     (d) who is known to Borrower to commit, threaten or conspire to commit or support “terrorism”, as defined in the Executive Order;
     (e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or
     (f) who is known to Borrower to be an Affiliate of a Person listed above.
     “Prohibited Transfer” has the meaning assigned to such term in Section 9.1(1).
     “Properties” means, collectively, each and every Individual Property which is subject to the terms of this Agreement.

     “Property” means, as the context may require, the Properties or an Individual Property.
     “Property Documents” has the meaning assigned to such term in Section 9.1(7).
     “Property Transfer” has the meaning assigned to such term in Section 9.1(1)(a).
     “Proposed Lender” has the meaning assigned to such term in Section 2.9(7).
     “Public Shareholders” means any (i) Person that owns interests in the subject entity that are traded on a national or international securities exchange such as the New York Stock Exchange, (ii) a Person holding a convertible debt debenture issued by an Approved Entity and (iii) any Person holding a limited partnership interest in GGPLP which is convertible into shares of General Growth.
     “Qualified Insurer” has the meaning assigned to such term in Section 3.1(2).
     “Qualified Pledgee” means one or more of the following: (i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan provided such entity (A) has total assets (in name or under management) in excess of $1,500,000,000, and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $500,000,000; and (B) is regularly engaged in the business of making or owning commercial real estate loans or commercial loans secured by a pledge of interests in a mortgage borrower or owning and operating commercial mortgage properties, (ii) an entity reasonably approved in writing by Administrative Agent.
     “Qualifying Manager” means (a) Sponsor or any Affiliate of Sponsor or (ii) any Person reasonably acceptable to Administrative Agent retained by the applicable Borrower to manage one or more Individual Properties.
     “Reciprocal Easement Agreement” means, individually or collectively, as the case may be, those certain agreements more specifically identified on Schedule 7.29.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System of the United States of America (or any successor), as the same may be modified and supplemented and in effect from time to time.
     “Regulatory Change” means, with respect to any Lender, any change after the date hereof in Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
     “Related Entity” means, as to any Person, (a) any Affiliate of such Person; (b) any other Person into which, or with which, such Person is merged, consolidated or reorganized, or which is otherwise a successor to such Person by operation of law, or which acquires all or substantially all of the assets of such Person; (c) any other Person which is a successor to the business operations of such Person and engages in substantially the same activities; or (d) any Affiliate of the Persons described in clauses (b) and (c) of this definition.
     “Release Parcel” shall have the meaning set forth in Section 2.6(2).
     “Released Property” has the meaning assigned in Section 2.6(1)(a)(i).
     “Remaining Individual Property” means, at any given time, each Individual Property then encumbered by the Lien of the Mortgage and the other Security Documents.
     “Remaining Property” shall have the meaning set forth in Section 2.6(2)(k).
     “Rent Roll” has the meaning assigned in Section 6.1(1).
     “Rents” means, with respect to each Individual Property, all rents (including, without limitation, percentage rents and rents from Seasonal Leases), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to such Individual Property, and proceeds, if any, from business interruption or other loss of income insurance.
     “Requesting Lender” has the meaning assigned in Section 2.9(7).
     “Required Payment” has the meaning assigned in Section 2.8(6).
     “Required Reserve Account” has the meaning assigned in the Required Reserve Account Agreement.
     “Required Reserve Account Agreement” means that certain Required Reserve Account Agreement among Borrower and Administrative Agent (on behalf of the Lenders) on the Closing Date of the Initial Advance, as the same may be modified, amended and/or supplemented and in effect from time to time.
     “Required Reserve Account Contribution” has the meaning assigned in the Required Reserve Account Agreement.
     “Reserve Funds” means the Low DSCR Reserve Fund and the Required Reserve Account.
     “Reserve Requirement” means, for any Interest Period for any LIBOR-based Loan, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the LIBOR Rate for any Interest Period for any LIBOR-based Loans is to be determined as provided in the definition of “LIBOR Rate” or (ii) any category of extensions of credit or other assets that includes LIBOR-based Loans.
     “Restoration” means the repair and restoration of any Individual Property after a Casualty or Condemnation as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty or Condemnation, with such Alterations as may be reasonably approved by Administrative Agent.
     “Seasonal Leases” means license, occupancy or other agreements entered into by Borrower in the ordinary course of operating any Individual Property (provided that multi-property agreements including the Individual Property shall not be disqualified) currently used as a shopping mall, including license, occupancy or other agreements, if any, for kiosks, push-carts and other similar merchandising methods, sponsorship, advertising and promotional methods.
     “Second Future Advance” has the meaning assigned to such term in Section 2.1(1)(b)(iv).
     “Security Accounts” means, collectively, the Cash Management Account, the Cash Collateral Account and the Reserve Funds.
     “Security Documents” means collectively, the Mortgage, the Hedge Agreement Pledge, the Lockbox Agreement, the Cash Management Agreement and all Uniform Commercial Code financing statements required by this Agreement, the Mortgage, the Hedge Agreement Pledge, the Lockbox Agreement or the Cash Management Agreement to be filed with respect to the applicable security interests.
     “Single Purpose Entity” means any Person that complies with the provisions of Section 7.13.
     “Site Assessment” means an environmental engineering report for each Individual Property prepared by an engineer engaged by Administrative Agent at Borrower’s expense, and in a manner reasonably satisfactory to Administrative Agent, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Substances on or about the applicable Individual Property, and the past or present discharge, disposal, release or escape of any such substances, all consistent with good customary and commercial practice.
     “Southwest Office Component” means the portion of Individual Property known as Southwest Mall located in Littleton, Colorado consisting of an office tower and further described on Schedule 1.5 attached hereto.
     “Southwest Retail Component” means the Individual Property known as Southwest Mall located in Littleton, Colorado other than the Southwest Office Component and further described on Schedule 1.6 attached hereto.
     “Special Advance Lender” has the meaning assigned in Section 14.12(1).

     “Special Release” has the meaning assigned to such term in the Required Reserve Account Agreement.
     “Sponsor” means, individually, or jointly, as the case may be, General Growth and GGPLP.
     “State” means, with respect to each Individual Property, the state of or commonwealth in which the applicable Individual Property or any part thereof is located.
     “Stated Reason” has the meaning assigned in Section 6.4(1).
     “Subordination of Management Agreement” means an assignment of management agreement and subordination of management fees among Borrower, Manager and Administrative Agent (on behalf of the Lenders) in the form attached hereto as Exhibit F if, as and when required to be delivered in accordance with this Agreement.
     “Substitute ALR” shall have the meaning set forth in the definition of “Substitute Loan Documents.”
     “Substitute Loan Documents” means an executed and acknowledged deed of trust (or, if customary in the State, a spreader agreement which spreads the Lien of the Mortgage to the Acquired Parcel or the Acquired Anchor Parcel, as applicable) (the “Substitute Mortgage”), an assignment of leases and rents (or a spreader agreement which spreads the Lien of the Assignment of Leases to the Acquired Parcel or the Acquired Anchor Parcel, as applicable) (the “Substitute ALR”) and UCC-1 fixture filing with respect to the Acquired Parcel or the Acquired Anchor Parcel, as applicable, together with a letter from the applicable Borrower countersigned by a title insurance company acknowledging receipt of such Substitute Mortgage, Substitute ALR and UCC-1 fixture filing and agreeing to record or file, as applicable, such Substitute Mortgage, Substitute ALR and, with regard to the UCC-1 fixture filing, if recordation or a system of filing is accepted or established in the applicable jurisdiction, the UCC-1 fixture filing in the real estate records for the county in which the Acquired Parcel or the Acquired Anchor Parcel, as applicable is located so as to effectively create upon such recording and filing valid and enforceable Liens upon the Acquired Parcel or the Acquired Anchor Parcel, as applicable, of the requisite priority, in favor of Lender (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. The Substitute Mortgage, Substitute ALR and UCC-1 fixture filing shall be the same in form and substance as the counterparts of such documents executed and delivered on the Closing Date of the Initial Advance subject to modifications reflecting the Acquired Parcel or the Acquired Anchor Parcel, as applicable as the applicable Individual Property that is the subject of such documents.
     “Substitute Mortgage” shall have the meaning set forth in the definition of “Substitute Loan Documents.”
     “Substitution” shall have the meaning set forth in Section 2.6(4)(a).
     “Substitution Date” shall have the meaning set forth in Section 2.6(4)(b)(i).

     “Survey” means, with respect to each Individual Property, a current survey of such Individual Property prepared by a surveyor licensed in the sate and reasonably satisfactory to Administrative Agent and the company or companies issuing the Title Insurance Policy, and containing a certification of such survey reasonably satisfactory to Administrative Agent.
     “Syndication” has the meaning assigned to in Section 12.28.
     “Taxes” means, with respect to each Individual Property, all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against such Individual Property or part thereof, together with all interest and penalties thereon.
     “Terrorism Insurance” has the meaning assigned to such term in Section 3.1(2).
     “Terrorism Insurance Required Amount” has the meaning assigned to such term in Section 3.1(2).
     “Third Future Advance” has the meaning assigned to such term in Section 2.1(1)(b)(iv).
     “Third-Party Counterparty” has the meaning assigned to such term in the Hedge Agreement Pledge.
     “Third-Party Hedge Agreement” has the meaning assigned to such term in the Hedge Agreement Pledge.
     “Threshold Amount” means as to each Individual Property, an amount equal to five percent (5%) of the original principal amount of the Allocated Loan Amount applicable to such Individual Property.
     “TIF Agreements” means, collectively, those certain agreements described on Schedule 7.31 attached hereto.
     “Title Insurance Policy” means an ALTA mortgagee title insurance policy in the form (reasonably acceptable to Agent) (or, if the applicable Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Agent) issued with respect to the applicable Individual Property and insuring the Lien of the Mortgage encumbering such Individual Property.
     “Trade Debt Threshold Amount” means as to each Individual Property, an amount equal to five percent (5%) of the original Allocated Loan Amount applicable to such Individual Property.
     “Transferee” has the meaning assigned in Section 9.1(2)(c).
     “Trigger Event” means the occurrence of either or both of the following events: (a) the occurrence and continuance of an Event of Default or (b) the occurrence of a Low DSCR Trigger Event, provided, however, that such Trigger Event shall cease and terminate upon the occurrence of the applicable Cure Event.

     “Type” has the meaning assigned in Section 1.2.
     “UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State.
     “Unfunded Tenant Allowances” means the amounts as of the Closing Date specifically set forth in any Lease as a payment to or reimbursement due to a tenant from applicable Borrower for costs incurred to finish, “build out” or furnish such tenant’s applicable leased premises and/or for leasing commissions due or to become due in connection with the applicable Individual Property.
     “Unpaid Amount” has the meaning assigned in Section 14.12(2).
     “U.S. Obligations” means direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.
     “U.S. Person” has the meaning ascribed to such term in Section 2.9(6)(a).
     “U.S. Taxes” has the meaning ascribed to such term in Section 2.9(6)(a).
     “Wachovia” means Wachovia Bank, National Association.
     Section 1.2 Types of Loans. Loans hereunder are distinguished by “Type”. The “Type” of a Loan refers to whether such Loan is a Base Rate Loan or a LIBOR-based Loan, each of which constitutes a Type.
ARTICLE 2
LOAN TERMS
     Section 2.1 The Commitments, Loans and Notes.
          (1) Loans. Each Lender severally agrees, on the terms and conditions of this Agreement, to make a term loan to Borrower in Dollars in a principal amount up to but not exceeding the amount of the Commitment of such Lender. The Loans shall be funded in one or more (but not more than five (5)) advances as more particularly set forth herein and repaid in accordance with this Agreement and the other Loan Documents. Any amount borrowed and repaid hereunder may not be reborrowed.
          (a) Initial Advance. On the date hereof, Initial Lenders shall make the Initial Advance of the Loans in the amount of $875,000,000.00 (the “Initial Advance”).
          (b) Future Advances. On or prior to the Final Draw Date and upon request by Borrower and compliance by Borrower with the terms and conditions of this Section 2.1.(1)(b), Borrower shall have the right to request one or more additional advances of the Loans to Borrower in the aggregate principal amount equal to $875,000,000.00 (the “Maximum Future Advance Amount”). In no event shall the total amount advanced under the Loans including, without limitation, the Initial Advance and the Maximum Future Advance Amount

exceed $1,750,000,000.00 in the aggregate and in no event shall Lenders be obligated to advance the unadvanced portion of Maximum Future Advance Amount after the Final Draw Date. An amount not to exceed the Maximum Future Advance Amount shall be advanced in accordance with the following provisions:
     (i) One or more Persons reasonably acceptable to Administrative Agent shall issue Commitments for all or any portion of the Maximum Future Advance Amount (such Persons are each, individually and collectively, “Future Advance Lenders”); in no event shall the Initial Lenders be obligated to be a Future Advance Lender but the Initial Lenders may, in their respective sole discretion, elect to be a Future Advance Lender;
     (ii) Subject to the limitations set forth herein, the Maximum Future Advance Amount shall be advanced by the Future Advance Lenders in one or more advances on or prior to the Final Draw Date in an amounts equal to their respective Commitments;
     (iii) With regard to each of the Second Future Advance, the Third Future Advance and the Final Future Advance, the proceeds of each Future Advance shall be used by Borrower (i) to refinance existing mortgage debt encumbering its applicable Property, (ii) if a Required Reserve Account Contribution is then required, to make the Required Reserve Account Contribution and (iii) to the extent funds remain from the applicable Future Advance after making the payments required by (i) and (ii) above, for the general business purposes of Borrower, including making distributions to its Affiliates;
     (iv) Subject to such changes agreed upon by Borrower, Arrangers and the applicable Future Advance Lenders, (A) a portion of the Maximum Future Advance Amount will be advanced on or prior to July 18, 2008 or such other date mutually agreed upon by Borrower, Administrative Agent and the applicable Future Advance Lenders in the approximate principal amount of $200,000,000 (the “First Future Advance”), (B) a portion of the Maximum Future Advance Amount will be advanced on or about August 11, 2008 or such other date mutually agreed upon by Borrower, Administrative Agent and the applicable Future Advance Lenders in the approximate principal amount of $260,000,000 or if the Second Future Advance Property is the Property identified as “North Town Mall”, $150,000,000 (in either event, the “Second Future Advance”), (C) a portion of the Maximum Future Advance Amount will be advanced on or about September 2, 2008 or such other date mutually agreed upon by Borrower, Administrative Agent and the applicable Future Advance Lenders in the approximate principal amount of $150,000,000 if the Third Future Advance Property is the Property identified as “North Town Mall” or if the Third Future Advance Property are the Properties identified as “Southwest Plaza”, “Spring Hill”, “Pierre Bossiere”, $260,000,000 (in either event, the “Third Future Advance”), and (D) a portion of the Maximum Future Advance Amount will be advanced on or prior to the Final Draw Date or such other date mutually agreed upon by Borrower, Administrative Agent and the applicable Future Advance

Lenders in the approximate principal amount of $265,000,000.00 (the “Final Future Advance”);
     (v) Each Future Advance shall be considered an advance of the Loan, shall be added to the unpaid principal balance of the Loans as of the day such Future Advance is made for purposes of Borrower’s payment obligations under this Agreement and the Note, and repayment thereof, together with interest thereon at the Applicable Interest Rate and shall be secured by the Mortgage and the other Loan Documents given for the Loan;
     (vi) Future Advance Lenders shall have no obligation to make a Future Advance at any time during which a Potential Default (other than a non-monetary default that would not cause a Material Adverse Effect for the Individual Properties taken as a whole) exists or if an Event of Default is continuing. The making of the Future Advance by Future Advance Lenders at the time when a Potential Default (other than a non-monetary default that would not cause a Material Adverse Effect for the Individual Properties takes as a whole) exists or Event of Default has occurred and is then continuing shall not be deemed a waiver or cure by Lenders of that Potential Default or Event of Default, nor shall Lenders’ rights and remedies be prejudiced in any manner thereby;
     (vii) Future Advance Lenders’ obligation to make each of the Second Future Advance, the Third Future Advance and the Final Future Advance shall be conditioned upon the satisfaction of each of the following additional conditions precedent:
     (A) The order by which each Future Advance Property shall become an “Individual Property” for all purposes hereunder shall be acceptable to Administrative Agent and the applicable Future Advance Lender;
     (B) The applicable Future Advance Borrower shall have executed and delivered the applicable Future Advance Loan Documents at Borrower’s cost and expense to the title company issuing the Title Insurance Policy described in clause (C) below on the Closing Date of the Initial Advance, to be held in escrow until the conditions contained in this Section 2.1(1)(b) are met;
     (C) The applicable Future Advance Borrower shall deliver, at Borrower’s cost and expense, to Administrative Agent (1) a Title Insurance Policy reasonably acceptable to Administrative Agent with respect to the applicable Future Advance Mortgage insuring the applicable Future Advance Mortgage as a first mortgage lien in the form attached hereto as Exhibit I and dated as of the date of the recording of the applicable Future Advance Mortgage and (2) one or more opinions of counsel with respect to the applicable Future Advance Loan Documents in form attached hereto as Exhibit J;
     (D) The applicable Future Advance Borrower shall be in good standing under the laws of the State of its organization on the Closing Date of the Future Advance as evidenced by a good standing certificate obtained at Borrower’s cost and expense and dated within thirty (30) days of the Closing Date of the Future Advance and delivered to Administrative Agent;
     (E) Borrower shall deliver to Administrative Agent a certification signed by Borrower dated as of the date of the Closing Date of the applicable Future Advance stating that (i) there has occurred no event that is reasonably likely to have a Material Adverse Effect on the applicable Future Advance Property owned by the applicable Future Advance Borrower taken individually, or on all other Individual Properties taken together since the funding of the Initial Advance, and (ii) Borrower has no knowledge of any event that would cause the representations and warranties made by Borrower and/or any Guarantor in this Agreement and the other Loan Documents as to each Individual Property to be untrue and incorrect in all material respects on and as of the date of the Future Advance is made;
     (F) The Loan to Value Ratio on the Closing Date of the applicable Future Advance, after giving effect to the applicable Future Advance and including the appraised value of the applicable Future Advance Property as set forth in the Appraisal delivered to Administrative Agent in connection with the Closing Date of the Initial Advance shall not exceed 65%;
     (G) The Debt Service Coverage Ratio on the Closing Date of the applicable Future Advance, after giving effect to the applicable Future Advance and including the Net Operating Income of the applicable Future Advance Property shall be equal to or greater than 1.35:1;
     (H) If a Required Reserve Account Contribution is then required pursuant to the terms of the Required Reserve Account Agreement, Borrower shall deliver to Administrative Agent an amount equal to the Required Reserve Account Contribution applicable to the applicable Future Advance to be deposited into the Required Reserve Account pursuant to the terms of the Required Reserve Account Agreement; and
     (I) Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by Administrative Agent and the Lenders (including the Future Advance Lenders) in connection with the Future Advance. Borrower shall pay the reasonable attorney’s fees of Administrative Agent in connection with the closing and funding of the Future Advance.
     (viii) If by the Final Draw Date any portion of the Maximum Future Advance Amount shall remain unadvanced, then Borrower shall have no future right to obtain the Future Advance pursuant to this Section 2.1.(1) with respect to such unadvanced portion of the Maximum Future Advance Amount.
     (ix) As of the date of the applicable Future Advance, a Special Release shall not have occurred.
     (x) Any Future Advance Lender’s obligations to fund its applicable Commitment to make any Future Advance in accordance with the terms and provisions of this Agreement is a several obligation of such Future Advance Lender to Borrower separate and apart from any other obligation of Borrower to Lender under the other provisions of this Agreement and the other Loan Documents. The obligations of Borrower to Lender under this Agreement and the other Loan Documents shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower, against any Future Advance Lender by reason of such Future Advance Lender’s failure to perform its obligations under this Section 2.1.(1) or its applicable Commitment.
          (2) Lending Offices. The Loans of each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.
          (3) Several Obligations. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.
          (4) Notes.
          (a) Loan Notes. The Loans made by each Lender shall be evidenced by a single promissory note of Borrower substantially in the form of Exhibit C, payable to such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.
          (b) Endorsements on Notes. The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and, prior to any transfer of the Note held by it, endorsed by such Lender on the schedule attached to such Note or any continuation thereof; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder or under such Note in respect of such Loans.
          (c) Substitution, Exchange and Subdivision of Notes. No Lender shall be entitled to have its Notes substituted or exchanged for any reason, or subdivided for promissory notes of lesser denominations, except in connection with a permitted assignment of all or any portion of such Lender’s Commitment, Loans and Note pursuant to Sections 12.10 and 12.24 (and, if requested by any Lender, Borrower agrees to so substitute or exchange any Notes and enter into note splitter agreements in connection with any such permitted assignment).
          (d) Loss, Theft, Destruction or Mutilation of Notes. In the event of the loss, theft or destruction of any Note, upon Borrower’s receipt of a reasonably satisfactory indemnification agreement executed in favor of Borrower by the holder of such Note, or in the event of the mutilation of any Note, upon the surrender of such mutilated Note by the holder thereof to Borrower, Borrower shall execute and deliver to such holder a new replacement Note in lieu of the lost, stolen, destroyed or mutilated Note.
          (e) Funding of Loans. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., New York City time, to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Administrative Agent will promptly make such Loans available to Borrowers by wire transfer of immediately available funds to an account in the United States designated by the applicable Borrower in the applicable Borrowing Request.
     Section 2.2 Conversions or Continuations of Loans. Subject to Sections 2.8(4), 2.9(2) and 2.9(3), Borrower shall have the right to Convert Loans of one Type into Loans of another Type, at any time or from time to time; provided that: (a) Borrower shall give Administrative Agent notice of each such Conversion as provided in Section 2.8(5); (b) LIBOR-based Loans may be Converted only on the last day of an Interest Period for such Loans unless Borrower complies with the terms of Section 2.9(5) and (c) subject to Sections 2.9(1) and 2.9(3), any Conversion of Loans shall be pro rata among the Lenders. Absent instructions from Borrower to Convert Loans of one Type into Loans of another Type, Loans of one Type shall Continue as Loans of the same Type for the same duration. Notwithstanding the foregoing, and without limiting the rights and remedies of Administrative Agent and the Lenders under Article 11, in the event that any Event of Default exists, Administrative Agent may (and at the request of the Majority Lenders shall) suspend the right of Borrower to Convert any Loan into a LIBOR-based Loan, or to Continue any Loan as a LIBOR-based Loan for so long as such Event of Default exists, in which event all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) or Continued, as the case may be, as Base Rate Loans. In connection with any such Conversion, a Lender may (at its sole and absolute discretion) transfer a Loan from one Applicable Lending Office to another.
     Section 2.3 Interest Rate; Late Charge.
          (1) Borrower hereby promises to pay to Administrative Agent for account of each Lender interest on the unpaid principal amount of each Loan (which may be Base Rate Loans and/or LIBOR-based Loans) made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum (the “Applicable Interest Rate”):
          (a) during such periods as such Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin; and

          (b) during such periods as such Loan is a LIBOR-based Loan, for each Interest Period relating thereto, the Adjusted LIBOR Rate for such Loan for such Interest Period plus the Applicable Margin.
          (2) Accrued interest on each Loan shall be payable (i) monthly in arrears on each Payment Date and (ii) in the case of any Loan, upon the payment or prepayment thereof (but only on the principal amount so paid or prepaid), except that interest payable at the Default Rate shall be payable from time to time on demand.
          (3) Notwithstanding anything to the contrary contained herein, after the Maturity Date and during any period when an Event of Default exists, Borrower shall pay to Administrative Agent for the account of each Lender interest at the applicable Default Rate on the outstanding principal amount of any Loan made by such Lender, any interest payments thereon not paid when due and on any other amount payable by Borrower hereunder, under the Notes and any other Loan Documents.
          (4) Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower, but the failure of Administrative Agent to provide such notice shall not affect Borrower’s obligation for the payment of interest on the Loans.
          (5) In addition to any sums due under this Section 2.3, Borrower shall pay to Administrative Agent for the account of the Lenders a late payment premium in the amount of two percent (2%) of (i) any payments of principal under the Loans made and payable after the due date thereof, and (ii) any payments of interest or other sums under the Loans made more than five (5) days after the due date thereof, which late payment premium shall be due with any such late payment or upon demand by Administrative Agent. Such late payment charge represents the reasonable estimate of Borrower and the Lenders of a fair average compensation for the loss that may be sustained by the Lenders due to the failure of Borrower to make timely payments. Such late charge shall be paid without prejudice to the right of Administrative Agent and the Lenders to collect any other amounts provided herein or in the other Loan Documents to be paid or to exercise any other rights or remedies under the Loan Documents. Notwithstanding anything contained herein to the contrary, with respect to any sums on which the Lenders are entitled to receive Default Interest, Lenders shall not be entitled to receive a late payment premium on such sums.
     Section 2.4 Terms of Payment. The Loans shall be payable as follows:
          (1) Interest. Beginning with the Payment Date occurring in August, 2008, Borrower shall pay interest in arrears on each Payment Date in accordance with the wire transfer instructions set forth in Schedule 2.4(1) hereto (or such other instructions as Administrative Agent may from time to time provide) until all amounts due under the Loan Documents are paid in full. Borrower shall aggregate the payments due under all outstanding Loans to all Lenders and make a single payment to Administrative Agent on each Payment Date.
          (2) Principal Amortization. Prior to the Initial Maturity Date, Borrower shall not be required to pay amortization on the Loans. During each Extension Period, in the event the Debt Service Coverage Ratio for any calendar quarter, calculated on a trailing twelve (12) month basis, is equal to or less than 1.5 to 1.00 (a “DSCR Amortization Event”), Borrower shall pay to Administrative Agent on each Payment Date occurring during the continuance of such DSCR Amortization Event, in addition to the interest at the Applicable Interest Rate, an amount equal to the Extension Period Principal Payment Amount, which amount shall be applied by Administrative Agent, provided that no Event of Default shall have occurred and be continuing, to reduce the outstanding principal amount of the Loans pro rata.
          (3) Maturity. On the Maturity Date, Borrower shall pay to Administrative Agent (on behalf of the Lenders) all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents.
          (4) Optional Prepayments. Subject to the provisions of Sections 2.4(6) and 2.9(5), Borrower shall have the right to prepay Loans in whole or in part, without premium or penalty; provided that: (a) Borrower shall give Administrative Agent notice of each such prepayment as provided in Section 2.8(5) (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder), (b) Borrower shall pay Administrative Agent the applicable Prepayment Premium, if any, and (c) partial prepayments shall be applied as set forth in Section 2.8(1)(b) and shall be in the minimum aggregate principal amounts specified in Section 2.8(4) or, if such prepayment is in connection with a Partial Release pursuant to Section 2.6, the amount prepaid shall not be less than the applicable Partial Release Price. Loans that are prepaid cannot be reborrowed. Notwithstanding anything to the contrary herein contained, any optional prepayment of the Loans made in accordance with or as required by the Required Reserve Account shall be applied as set forth in the Required Reserve Account Agreement.
          (5) Mandatory Prepayments.
          (a) If a Casualty or Condemnation shall occur with respect to any Individual Property, Borrower, upon Borrower’s or Administrative Agent’s receipt of the applicable Insurance Proceeds or Award, shall, unless Administrative Agent makes the Insurance Proceeds or Award available for a Restoration in accordance with Section 3.2, prepay the Loan, if required by the provisions of Article 3, on the dates and in the amounts specified therein (but subject to the provisions of Sections 2.4(6) and 2.9(5)). In the event that the application of a prepayment made in connection with this Section 2.4(5) would result in Breakage Costs, provided that an Event of Default shall not have occurred, such prepayment shall be held by Administrative Agent in an interest bearing account (the “Prepayment Account”) owned by Administrative Agent on behalf of the Lenders. Sums held in the Prepayment Account shall be invested in Permitted Investments directed by (i) Borrower, if no Event of Default shall have occurred and be continuing, or (ii) Administrative Agent, if an Event of Default shall have occurred and be continuing, and shall be applied to the Loans in such manner as Administrative Agent shall determine will result in the least amount of Breakage Costs. Provided that no Event of Default shall have occurred and be continuing, all interest on the Prepayment Account shall be paid to Borrower and Borrower shall pay all taxes thereon. Borrower shall be liable for any losses incurred in connection with funds held in the Prepayment Account to the extent that it is entitled to direct the investments of such funds in the Prepayment Account. None of Administrative Agent or the Lenders shall be liable to Borrower for any loss or reinvestment income on amounts invested. Nothing in this Section 2.4(5) shall be deemed to limit any obligation of Borrower under the Mortgage or any other Security Document, including any obligation to deliver to Administrative Agent pursuant to the Mortgage or any of the other Security Documents the Insurance Proceeds, Award or other compensation received in respect of any Casualty or Condemnation. No Prepayment Fee shall be due and payable in connection with any prepayment pursuant to this Section 2.4(5)(a).
          (b) Notwithstanding anything to the contrary contained herein, if at any time the aggregate outstanding principal balance of the Loans is less than $250,000,000, then Borrower, on the first Payment Date following demand by Administrative Agent, shall pay the outstanding principal balance of the Loans, applicable Breakage Costs, all accrued and unpaid interest on the Loans and all other amounts due to the Lenders under the Loan Documents.
          (6) Interest and Other Charges on Prepayment. If the Loans are prepaid, in whole or in part, pursuant to Section 2.4(4) or 2.4(5), each such prepayment shall be made on the prepayment date specified in the notice to Administrative Agent pursuant to Section 2.8(5), and (in every case) together with (a) the accrued and unpaid interest on the principal amount prepaid and (b) any of the Breakage Costs payable to a Lender pursuant to Section 2.9(5) as a result of such prepayment while an Adjusted LIBOR Rate is in effect; provided, however, that any such prepayment shall be applied first, to the prepayment of any portions of the outstanding principal amount that are Base Rate Loans and, second, to the prepayment of any portions of the outstanding principal amount that are LIBOR-based Loans applying such sums first to LIBOR-based Loans of the shortest maturity so as to minimize Breakage Costs; provided further, however, that if an Event of Default exists, Administrative Agent may distribute such payment to the Lenders for application in such manner as it or the Majority Lenders, subject to Section 2.8(2), may determine to be appropriate.
          (7) Application of Payments. Subject to the terms hereof, including Section 2.4(6) above, all payments received by Administrative Agent under the Loan Documents shall be applied: first, to any fees and expenses due to Administrative Agent and the Lenders under the Loan Documents, including but not limited to Breakage Costs; second, to any Default Rate interest or late charges; third, to accrued and unpaid interest; and fourth, to the principal sum and other amounts due under the Loan Documents in the order set forth in Section 2.8(6); provided, however, that, if an Event of Default exists Administrative Agent shall apply such payments in any order or manner as Administrative Agent shall determine.
     Section 2.5 Extension of Maturity Date. Borrower may, at its option, extend the term of the Loans beyond the Initial Maturity Date for two (2) successive terms (the “Extension Option”) of one (1) year each (each, an “Extension Period”) to (y) July 11, 2012 if the first Extension Option is exercised and (z) July 11, 2013 if the second Extension Option is exercised (each such date, the “Extended Maturity Date”) upon the satisfaction of the following terms and conditions:
          (1) Borrower shall notify (the “Extension Notice”) Administrative Agent of Borrower’s exercise of such option between sixty (60) days, with respect to the first Extension

Option, or thirty (30) days, with respect to the second Extension Option and one hundred twenty (120) days prior to the then scheduled Maturity Date;
          (2) No Potential Default or Event of Default exists as of the date of the Extension Notice, as of the original Maturity Date or would result from the extension of the maturity of the Loans for the Extension Period and no Event of Default shall have occurred at any time on or prior to the Maturity Date;
          (3) In connection with the first Extension Option only, the Loan to Value Ratio does not exceed sixty percent (60%);
          (4) The Debt Service Coverage Ratio for the trailing twelve (12) month period that ended immediately prior to the date of calculation shall be equal to or greater than (a) with respect to the first Extension Option, 1.40:1.00, and (b) with respect to the second Extension Option, 1.45:1:00;
          (5) If the outstanding principal balance of the Loans shall exceed $550,000,000 on the first (1st) day of the applicable Extension Period then being exercised, Borrower shall have obtained and delivered or cause to be obtained and delivered to Administrative Agent prior to the first day of the applicable Extension Period one or more replacement Hedge Agreements which meet the requirements contained in the Hedge Agreement Pledge which shall be effective on or before the beginning of the applicable Extension Period and shall have a maturity date not earlier than the end of the applicable Extension Period;
          (6) If any Letters of Credit are in the possession of Administrative Agent, the expiration date of such Letters of Credit shall be extended to a date which is thirty (30) days beyond the end of the Extension Period;
          (7) Intentionally deleted;
          (8) Whether or not the extension becomes effective, Borrower shall pay all actual and reasonable out-of-pocket costs and expenses incurred by Administrative Agent and the Lenders in connection with the proposed extension (pre- and post-closing), including appraisal fees and legal fees; all such actual and reasonable out-of-pocket costs and expenses shall be due and payable upon demand, and any failure to pay such amounts shall constitute a default under this Agreement and the Loan Documents;
          (9) Not later than the Initial Maturity Date, with respect to the first Extension Option, or the first Extended Maturity Date, with respect to the second Extended Maturity Date, the extension shall have been documented to the Lenders’ reasonable satisfaction and consented to by Borrower, Administrative Agent and all the Lenders, including the execution and delivery by the Guarantors of reaffirmations of their respective obligations under the Guaranty;
          (10) In connection with the first Extension Option only, Borrower, Administrative Agent and the Lenders shall execute amendment to this Agreement reasonably acceptable to Borrower, Administrative Agent and the Lenders amending the Allocated Loan Amounts with respect to each Remaining Individual Property then to reflect an allocation not to exceed 60% of the value of each Remaining Individual Property based upon the Appraisal delivered pursuant to clause (3) above; and
          (11) Borrower shall pay to Administrative Agent (for the benefit of the Lenders in accordance with their proportionate shares) the applicable Extension Fee with respect to the outstanding balance of the Loans on (a) the first day of the first Extension Period (with respect to the First Extension Option) and (b) the first day of the second Extension Period (with respect to the second Extension Option).
Any such extension shall be otherwise subject to all of the other terms and provisions of this Agreement and the other Loan Documents.
     Section 2.6 Release.
          (1) Release of an Individual Property.
          (a) In addition to the Special Release set forth in the Required Reserve Account Agreement, Borrower may obtain the release (a “Partial Release”) of (A) an Individual Property from the Lien of the Mortgage and the other Security Documents and (B) from and after the date of such release, unless the applicable Borrower shall own any Remaining Individual Properties, the release of the applicable Borrower from the Loan Documents (other than with respect to those obligations that specifically survive repayment of the Debt or any portion thereof) upon the satisfaction of the following conditions:
     (i) Borrower shall have given Administrative Agent at least ten (10) days’ prior notice to the effective date of such Partial Release (the “Partial Release Date”) setting forth the date of the Partial Release and identifying the Individual Property to be released (the “Released Property”) from the Lien of the Mortgage and the other Security Documents and the Borrower that owns such Individual Property, together with drafts of any applicable release documents to release the Release Property and, unless the applicable Borrower shall own any Remaining Individual Properties, the applicable Borrower from the other Loan Documents in favor of Administrative Agent (which release documents shall be subject to Administrative Agent’s reasonable approval);
     (ii) Borrower shall (A) pay all accrued and unpaid interest on the portion of the Loans being prepaid together with the applicable Breakage Costs and (B) make a prepayment of the outstanding principal amount of the Loans in an amount not less than the applicable Partial Release Price;
     (iii) On the date Borrower delivers to Administrative Agent notice of the proposed Partial Release and on the Partial Release Date, no Potential Default which is a monetary default or Event of Default shall be continuing;
     (iv) After giving effect to the Partial Release, the Debt Service Coverage Ratio is equal to or greater than the greater of (A) 1.30 to 1.00 or (B) the Debt Service Coverage Ratio immediately prior to the Partial Release;

     (v) With respect to a release of the Individual Properties identified as Mayfair Office Component, Pioneer Office Component or Southwest Office Component, as applicable, such applicable Individual Properties shall constitute a separate tax lot (or, if not a separate tax lot, the applicable Borrower has taken all action required under applicable law required to be taken in order for such Individual Properties to be designated a separate tax lot other than recordation of the deed to the applicable transferee);
     (vi) Borrower shall have paid to Administrative Agent all reasonable out-of-pocket costs and expenses (including actual and reasonable attorneys’ fees) incurred by Administrative Agent in connection with the release of the Release Property from the Lien of the Loan Documents;
     (vii) In the event that applicable Borrower shall own any of the Remaining Individual Properties, the applicable Borrower shall, simultaneously with the release of the Released Property, transfer title to the Released Property to Person(s) other than a Borrower or any Person owned or controlled by a Borrower;
     (viii) In the event that (a) the Released Property is the Pioneer Office Component, Mayfair Office Component or the Southwest Office Component, (b) prior to the Partial Release Date, the applicable Borrower has commenced one or more Alterations to the Pioneer Retail Component, Mayfair Retail Component or the Southwest Retail Component, as the case may be, and (c) as a result of the release of the Pioneer Office Component, the applicable Borrower would be required to deliver an Alteration Indemnity or such other collateral pursuant to the terms of Section 9.14(1) hereof, then the applicable Borrower shall deliver to Administrative Agent an Alteration Indemnity or such other collateral as required pursuant to the terms of Section 9.14(1) hereof; and
     (ix) Borrower and Guarantors shall execute and deliver such documents as Administrative Agent may reasonably request relating to the Partial Release;
Notwithstanding the foregoing, under no circumstances shall (a) the Individual Property identified as Mayfair Retail Component be released from the Lien of the Loan Documents until the Loan is repaid in full, (b) the Individual Property identified as Pioneer Retail Component be released from the Lien of the Loan Documents unless the Individual Property identified as Pioneer Office Component has been previously, or is simultaneously, released from the Lien of the Security Documents and the applicable Partial Release Price therefor paid to Administrative Agent, or (c) the Individual Property identified as Southwest Retail Component be released from the Lien of the Loan Documents unless the Individual Property identified as Southwest Office Component has been previously, or is simultaneously, released from the Lien of the Security Documents and the applicable Partial Release Price therefor paid to Administrative Agent.
          (2) Release of Release Parcels. The applicable Borrower may obtain a release from the Lien of the Mortgage and the other Loan Documents one or more parcels or outlots (each a “Release Parcel”) or one or more Acquired Anchor Parcels proposed to be transferred to a Person other than a Person owned directly or indirectly by Borrower upon satisfaction of the following conditions (any one or more of which may be waived by Administrative Agent upon consent of the Majority Lenders provided that in no event shall such consent be predicted upon payment of consideration for such release) by the applicable Borrower:
          (a) not less than ten (10) Business Days prior to the date of the release, the applicable Borrower delivers to Administrative Agent a notice setting forth (i) the date of the release, (ii) the name of the proposed transferee, (iii) a metes and bounds description of the Release Parcel or Acquired Anchor Parcel, as the case may be, and (iv) unless previously delivered to Administrative Agent, a Survey of the Release Parcel or Acquired Anchor Parcel, as the case may be;
          (b) the applicable Borrower delivers to Administrative Agent evidence which would be reasonably satisfactory to Administrative Agent that the Release Parcel is not necessary for applicable Borrower’s operation or use of the applicable Individual Property for its then current use and may be readily separated from the applicable Individual Property without a material diminution in the value of the applicable Individual Property; provided, however, this condition (b) will not apply to any Acquired Anchor Parcel;
          (c) on the date the applicable Borrower delivers to Administrative Agent notice of the proposed release and on the date of the release, no Event of Default has occurred which is continuing;
          (d) the applicable Borrower delivers to Administrative Agent evidence reasonably satisfactory to Administrative Agent that (i) the Release Parcel or Acquired Anchor Parcel, as the case may be, has been legally subdivided from the remainder of the applicable Individual Property (in which subdivision Administrative Agent shall cooperate by executing the customary required consents); (ii) after giving effect to such transfer, each of the Release Parcel or Acquired Anchor Parcel, as the case may be, and the balance of the applicable Individual Property conforms to and is in compliance in all material respects with applicable Legal Requirements and constitutes a separate tax lot (or, if not a separate tax lot, the applicable Borrower has taken all action required under applicable law required to be taken in order for the Release Parcel or Acquired Anchor Parcel, as the case may be, to be designated a separate tax lot other than recordation of the deed to the applicable transferee) and (iii) the Release Parcel or Acquired Anchor Parcel, as the case may be, is not necessary for the applicable Individual Property to comply with any zoning, building, land use or parking or other Legal Requirements applicable to the applicable Individual Property or for the then current use of the applicable Individual Property, including without limitation for access, driveways, parking, utilities or drainage or, to the extent that the Release Parcel or Acquired Anchor Parcel, as the case may be, is necessary for any such purpose, a reciprocal easement agreement or other agreement has been executed and recorded that would allow the owner of the applicable Individual Property to continue to use the Release Parcel or Acquired Anchor Parcel, as the case may be, to the extent necessary for such purpose in which case Administrative Agent shall reasonably cooperate by executing customarily required mortgage consents;

          (e) in the event that the release would reasonably be expected to materially adversely affect Lenders’ rights under the Title Insurance Policy as to any portion of the applicable Individual Property other than as to the Release Parcel or Acquired Anchor Parcel, as the case may be, the applicable Borrower shall deliver to Administrative Agent an endorsement to the Title Insurance Policy insuring the Mortgage (i) extending the effective date of the policy to the effective date of the release; (ii) confirming no change in the priority of the Mortgage on the balance of the applicable Individual Property (exclusive of the Release Parcel or Acquired Anchor Parcel, as the case may be) or in the amount of the insurance or the coverage of the applicable Individual Property (exclusive of the Release Parcel or Acquired Anchor Parcel, as the case may be) under the policy; and (iii) insuring the rights and benefits under any new or amended reciprocal easement agreement or such other agreement required pursuant to clause (d)(iii) of this Section 2.6(2) that has been executed and recorded, if any;
          (f) prior to the date of the release, the applicable Borrower delivers to Administrative Agent approvals to the release executed by any entities other than the Lenders holding Liens encumbering the applicable Individual Property or holding any other interest in the applicable Individual Property that would be affected by the release, if and to the extent such approval is required pursuant to the terms of the loan agreement, deed of trust or other documents evidencing or securing such Lien;
          (g) the applicable Borrower has complied with any requirements applicable to the release in the Leases, reciprocal easement agreements, operating agreements, parking agreements or other similar agreements affecting the applicable Individual Property and the release does not violate any of the provisions of such documents in any respect that would result in a termination (or give any other party thereto the right to terminate), extinguishment or other loss of material rights of the applicable Borrower or in a material increase in the applicable Borrower’s obligations under such documents and, to the extent necessary to comply with such documents, the transferee of the Release Parcel or Acquired Anchor Parcel, as the case may be, has assumed the applicable Borrower’s obligations, if any, relating to the Release Parcel or Acquired Anchor Parcel, as the case may be, under such documents;
          (h) the applicable Borrower delivers to Administrative Agent any other information, approvals and documents reasonably required by Administrative Agent relating to the release;
          (i) the applicable Borrower pays all of Administrative Agent’s reasonable out-of-pocket expenses relating to the release;
          (j) the applicable Borrower delivers evidence in the form of an Officer’s Certificate that any such release of a Release Parcel or Acquired Anchor Parcel, as the case may be, shall not result in an event of default or breach by the applicable Borrower, any right in favor of a third party of offset, abatement or reduction of rent payable to the applicable Borrower, or any right in favor of a third party of termination, cancellation or surrender under any Material Leases, the Reciprocal Easement Agreement or other material agreement by which the applicable Borrower or the applicable Individual Property is bound or encumbered;

          (k) ingress to and egress from all portions of the applicable Individual Property remaining after the release (the “Remaining Property”) shall be over (i) physically open and fully dedicated public roads or (ii) vehicle and pedestrian easements which (A) provide vehicular and pedestrian access to a physically open and fully dedicated public road, (B) are recorded in the chain of title to both the property which is encumbered thereby and the Remaining Property, (C) are irrevocable and non-terminable without the consent of the owner of the Remaining Property; and provided, further, that, if lawfully obtainable, the applicable Borrower delivers to Administrative Agent an endorsement to the Title Insurance Policy, which endorsement shall insure that (x) the benefit of each such easement inures and runs to the benefit of the owner of the Remaining Property, (y) the lien of the Mortgage is a first lien on the applicable Borrower’s beneficial interest in such easement, subject to no exceptions other than Permitted Encumbrances and such other Liens approved by Administrative Agent in its reasonable discretion or permitted in accordance with this Agreement and (z) no then-existing mortgages, liens, security interests or other encumbrances (other than Permitted Encumbrances and such other Liens approved by Administrative Agent in its reasonable discretion or permitted in accordance with this Agreement) on the Release Parcel or Acquired Anchor Parcel, as the case may be, burdened by such easement are superior to, or under any circumstances could terminate, impair or limit the terms of such easement;
          (l) the Release Parcel shall be vacant, non-income producing and unimproved (unless this requirement is waived by the Administrative Agent)(or improved only by landscaping, utility facilities that are readily relocatable or surface parking areas); provided, however, this condition (l) will not apply to any Acquired Anchor Parcel; provided, however, this clause (l) will not apply to a Designated Release Parcel;
          (m) the applicable Borrower shall simultaneously with the release of the Release Parcel or Acquired Anchor Parcel, as the case may be, transfer title to the Release Parcel or Acquired Anchor Parcel, as the case may be, to Person(s) other than a Borrower or any Person owned or controlled by a Borrower;
          (n) the Debt Service Coverage Ratio for such Individual Property, calculated using the Net Operating Income (determined on a forecasted basis taking into account the completion and leasing of any associated Improvements) and the Allocated Loan Amount for such Individual Property, following the release of the Release Parcel or Acquired Anchor Parcel, as the case may be, is equal to or greater than the Debt Service Coverage Ratio for such Individual Property prior to the release of the Release Parcel or Acquired Anchor Parcel, as the case may be; provided, however, this clause (n) will not apply to a Designated Release Parcel;
          (o) Administrative Agent shall have consented to the release of the Release Parcel or Acquired Anchor Parcel, as the case may be, which consent will not be unreasonably withheld; provided, however, this clause (o) will not apply to a Designated Release Parcel; and
          (p) if such release involves the release of air rights, the applicable instruments and documents shall be reasonably acceptable to Administrative Agent in all material respects.
          (3) Release on Payment in Full. Administrative Agent shall at the expense of Borrower, upon payment in full of all principal and interest on the Loans and all other amounts due and payable by Borrower under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Mortgage and other Loan Documents from the Remaining Individual Properties.
          (4) Substitution of Portions of an Individual Property.
          (a) Notwithstanding anything to the contrary herein contained, the applicable Borrower, at the applicable Borrower’s option and at the applicable Borrower’s sole cost and expense, may obtain a release of the lien of the Mortgage and the other Loan Documents from one or more portions of the applicable Individual Property (each such portion is hereinafter an “Exchange Parcel”) on one or more occasions provided that the conditions set forth in this Section 2.6(4) are satisfied in connection with each Substitution. For the purposes of this Agreement, each such release of the lien of the Mortgage and the other Loan Documents from a portion of the applicable Individual Property and the corresponding acquisition and encumbrance of the Acquired Parcel (as hereinafter defined) and satisfaction of the requirements of this Section are herein referred to as a “Substitution”.
          (b) Each Substitution shall be subject to the satisfaction of the following conditions (any one or more of which may be waived by Administrative Agent upon consent of the Majority Lenders provided that in no event shall such consent be predicted upon payment of consideration for such release):
     (i) Not less than twenty (20) days prior to the date of Substitution, the applicable Borrower delivers to Lender a notice setting forth (A) the date of the proposed Substitution (the “Substitution Date”), (B) a metes and bounds description and Acceptable Survey of the Exchange Parcel and (C) a metes and bounds description and Acceptable Survey of the Acquired Parcel;
     (ii) no Event of Default shall have occurred and be continuing on the Substitution Date;
     (iii) the Exchange Parcel shall be vacant, non-income-producing and unimproved or improved only by landscaping, utility facilities that are readily relocatable or surface parking areas;
     (iv) simultaneously with the Substitution, the applicable Borrower shall convey all of the applicable Borrower’s right, title and interest in, to and under the Exchange Parcel to a Person other than a Borrower or a subsidiary of a Borrower;
     (v) simultaneously with the Substitution, the applicable Borrower shall acquire fee simple or leasehold interest to a parcel of real property (the “Acquired Parcel”) reasonably equivalent in use, value and condition to the Exchange Parcel at the shopping center of which the Exchange Parcel is a part (taking into account any rights reserved by the applicable Borrower including, but not limited to, cross-easements for parking, access and similar rights) as established by a letter of value (but not an entire Appraisal) provided by the applicable Borrower from the appraiser which prepared the Appraisal of the applicable Individual Property in connection with the Loans or an appraiser of comparable experience selected by the applicable Borrower;
     (vi) the applicable Borrower shall deliver to Administrative Agent an Officer’s Certificate stating that, to the applicable Borrower’s knowledge, the representations and warranties set forth in Section 6.1, the second sentence of Section 7.3(1), Sections 7.4, 7.6, 7.14, 7.16, 7.17, 7.18, 7.19, 7.20, 7.22, 7.23, 7.24, 7.25, 7.29, 7.31, 7.32, and 7.33 to the extent applicable to the Exchange Parcel shall be true and correct (except as to title exceptions) as to the Acquired Parcel on the Substitution Date (and after giving effect to the Substitution) in all material respects;
     (vii) the applicable Borrower shall have executed and delivered the Substitute Loan Documents;
     (viii) the applicable Borrower shall deliver to Administrative Agent evidence that the applicable Borrower has the organizational authority to undertake and complete the Substitution and that the Substitute Loan Documents have been duly authorized and validly executed by or on behalf of the applicable Borrower;
     (ix) the applicable Borrower shall deliver or cause to be delivered to Administrative Agent an opinion of counsel reasonably acceptable to Administrative Agent opining as to the enforceability of the Substitute Loan Documents with respect to the Acquired Parcel in substantially the same form and substance as the opinion of counsel in the State concerning enforceability of the Loan Documents originally delivered at the applicable Closing Date in connection with the Exchange Parcel;
     (x) the applicable Borrower shall deliver or cause to be delivered to Administrative Agent a copy of the deed or ground lease conveying to the applicable Borrower all right, title and fee or leasehold (as applicable) interest, as applicable, in and to the Acquired Parcel;
     (xi) if the Acquired Parcel contains any improvements that are located in a Flood Prone Area, the applicable Borrower shall deliver prior to the date of Substitution evidence of flood insurance meeting the requirements of Article III of this Agreement;
     (xii) unless the Acquired Parcel is covered by the Phase I environmental report received by Administrative Agent in connection with the origination of the Loan (the “Environmental Report”), the applicable Borrower shall deliver or cause to be delivered to Administrative Agent (A) a Phase I environmental report issued reasonably acceptable to Administrative Agent by a recognized environmental consultant reasonably acceptable to Administrative Agent at the applicable Borrower’s expense, and, if recommended under the Phase I environmental report, a Phase II environmental report reasonably acceptable to Administrative Agent or (B) an addendum or supplement to the Environmental Report reasonably acceptable to

Administrative Agent delivered to Administrative Agent in connection with the closing of the Loans covering the Acquired Parcel, which concludes that the Acquired Parcel does not contain any Hazardous Substance except for nominal amounts of such substances commonly incorporated in or used in the operation of properties similar to the Acquired Parcel (in either case in compliance with all Environmental Laws) and is not subject to any risk of contamination from any off-site Hazardous Substance. If any such report discloses the presence of any Hazardous Substance or the risk of contamination from any off-site Hazardous Substance, such report shall include an estimate of the cost of any related remediation and the applicable Borrower shall either (y) deposit with Administrative Agent an amount equal to one hundred twenty-five percent (125%) of such estimated cost in excess of the Alteration Threshold or (z) if the cost of remediation is greater than the Alteration Threshold, cause to be delivered to Administrative Agent an indemnity agreement in form and substance substantially similar to the Alterations Indemnity from an Acceptable Indemnitor in the face amount of such excess of the cost of remediation over the Alteration Threshold, which deposit or indemnity agreement shall constitute additional security for the Loans and shall be released to the applicable Borrower upon the delivery to Administrative Agent of (1) an update to such report reasonably acceptable to Administrative Agent indicating that there is no longer any Hazardous Substance on the Acquired Parcel except for nominal amounts of such substances commonly incorporated in or used in the operation of properties similar to the Acquired Parcel (in either case in compliance with all Environmental Laws) or any danger of contamination from any off-site Hazardous Substance that has not been fully remediated and (2) paid receipts indicating that the costs of all such remediation work have been paid;
     (xiii) in the event that the Acquired Parcel is improved (other than by landscaping, surface parking or utility facilities), a Physical Conditions Report with respect to the Acquired Parcel indicating that the Acquired Parcel is in good condition and repair and free of damage or waste unless the applicable Borrower certifies to Administrative Agent that the applicable Borrower intends to demolish such improvements, if any, on the Acquired Parcel, within one (1) year of acquisition in which event the applicable Borrower shall provide an asbestos survey reasonably acceptable to Administrative Agent of the Acquired Parcel and a Physical Conditions Report shall not be required. If the Physical Conditions Report recommends that any repairs be made with respect to the Acquired Parcel, such Physical Conditions Report shall include an estimate of the cost of such recommended repairs and the applicable Borrower shall covenant to perform such repairs in timely manner (subject to Force Majeure) and if the cost of such repairs is estimated by the Physical Conditions Report to exceed the Alteration Threshold the applicable Borrower shall either (A) deposit with Administrative Agent an amount equal to one hundred twenty-five percent (125%) of such estimated cost in excess of the Alteration Threshold or (B) if the cost of such recommended repairs is greater than the Alteration Threshold, cause to be delivered to Administrative Agent an indemnity agreement substantially similar to the

Alteration Indemnity from an Acceptable Indemnitor in the face amount of such repairs over the Alteration Threshold, which deposit or indemnity shall constitute additional security for the Loans and shall be released to the applicable Borrower upon the delivery to Administrative Agent of (y) an update reasonably acceptable to Administrative Agent to such Physical Conditions Report or a letter reasonably acceptable to Administrative Agent from the engineer that prepared such Physical Conditions Report indicating that the recommended repairs were completed in good manner and (z) paid receipts indicating that the costs of all such repairs have been paid;
     (xiv) Administrative Agent shall have received either a title insurance policy or an endorsement (the “Endorsement”) reasonably acceptable to Administrative Agent to the existing Title Insurance Policy (or a marked, signed and redated commitment to issue such endorsement or policy reasonably acceptable to Administrative Agent) insuring the Lien of the Substitute Mortgage as a first mortgage lien on the Acquired Parcel dated as of the date of the Substitution, providing coverage in the amount of the Loans, free and clear of all exceptions (including past due and unpaid real estate taxes) from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), and containing such legally available endorsements and affirmative coverages as are legally available with respect to the Acquired Parcel similar to such endorsements and affirmative coverages included in the Title Insurance Policy. Administrative Agent also shall have received copies of paid receipts showing that all costs of or premiums for such endorsements and title insurance policies have been paid;
     (xv) Administrative Agent shall have received evidence reasonably acceptable to Administrative Agent that the Exchange Parcel and the Acquired Parcel each constitute one or more separate tax lots or that the applicable Borrower has taken all action required under applicable law to have the Exchange Parcel and the Acquired Parcel designated as separate tax lots;
     (xvi) if the Acquired Parcel is acquired by the applicable Borrower pursuant to a ground lease, the ground lease shall be reasonably acceptable to Administrative Agent and the applicable Borrower shall deliver to Administrative Agent on behalf of the Lenders an estoppel letter from the ground lessor in form and substance reasonably acceptable to Administrative Agent;
     (xvii) the applicable Borrower shall have paid all reasonable out-of-pocket costs and expenses incurred by Administrative Agent and the lenders (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the Substitution, and the applicable Borrower shall have paid all recording charges, filing fees, taxes or other similar expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the Substitution;

     (xviii) the applicable Borrower shall have delivered to Administrative Agent a release of Lien (and related Loan Documents) for the Exchange Parcel for execution by Administrative Agent; such release shall be in a form appropriate for the jurisdiction in which the Exchange Parcel is located;
     (xix) the Debt Service Coverage Ratio for such Individual Property, calculated using the Net Operating Income (determined on a forecasted basis taking into account the completion and leasing of any associated Improvements) and the Allocated Loan Amount for such Individual Property, following the Substitution is equal to or greater than the Debt Service Coverage Ratio for such Individual Property prior to the Substitution; and
     (xx) Administrative Agent shall have consented to the Substitution, which consent shall not be unreasonably withheld.
          (5) Acquired Anchor Parcels. Notwithstanding anything to the contrary herein contained, from time to time, in the applicable Borrower’s sole discretion and without any obligation to do so, at the applicable Borrower’s sole cost and expense, the applicable Borrower may acquire one or more Anchor Parcels provided that the applicable Borrower complies with the following terms and conditions (any one or more of which may be waived by Administrative Agent upon consent of the Majority Lenders provided that in no event shall such consent be predicted upon payment of consideration for such release):
          (a) Not less than twenty (20) days prior to the date that the Anchor Parcel will become an Acquired Anchor Parcel, the applicable Borrower delivers to Administrative Agent a notice setting forth (i) the date of the proposed acquisition (the “Acquisition Date”), and (ii) a metes and bounds description and Acceptable Survey of the applicable Anchor Parcel;
          (b) no Event of Default shall have occurred and be continuing on the Acquisition Date;
          (c) on the Acquisition Date, the applicable Borrower shall acquire fee simple or leasehold interest to the applicable Anchor Parcel;
          (d) the applicable Borrower shall deliver to Administrative Agent an Officer’s Certificate stating that, to the applicable Borrower’s knowledge, the representations and warranties set forth in Section 6.1, the second sentence of Section 7.3(1), Sections 7.4, 7.6, 7.14, 7.16, 7.17, 7.18, 7.19, 7.20, 7.22, 7.23, 7.24, 7.25, 7.29, 7.31, 7.32, and 7.33 shall be true and correct (except as to title exceptions) as to the applicable Anchor Parcel on the Acquisition Date (and after giving effect to the acquisition) in all material respects;
          (e) the applicable Borrower shall have executed and delivered the Substitute Loan Documents;
          (f) the applicable Borrower shall deliver to Administrative Agent evidence reasonably acceptable to Administrative Agent that the applicable Borrower has the organizational authority to undertake and complete the Substitution and that the Substitute Loan

Documents have been duly authorized and validly executed by or on behalf of the applicable Borrower;
          (g) the applicable Borrower shall deliver or cause to be delivered to Administrative Agent an opinion of counsel reasonably acceptable to Administrative Agent opining as to the enforceability of the Substitute Loan Documents with respect to the applicable Anchor Parcel in substantially the same form and substance as the opinion of counsel in the State concerning enforceability of the Loan Documents originally delivered at the applicable Closing Date;
          (h) the applicable Borrower shall deliver or cause to be delivered to Administrative Agent a copy of the deed or ground lease conveying to the applicable Borrower all right, title and fee or leasehold (as applicable) interest, as applicable, in and to the applicable Anchor Parcel;
          (i) if the applicable Anchor Parcel contains any improvements that are located in a Flood Prone Area, the applicable Borrower shall deliver on the Acquisition Date evidence of flood insurance meeting the requirements of Article III of this Agreement;
          (j) unless the Anchor Parcel is covered by the Environmental Report, the applicable Borrower shall deliver or cause to be delivered to Administrative Agent (A) a Phase I environmental report reasonably acceptable to Administrative Agent of the applicable Anchor Parcel issued by a recognized environmental consultant reasonably acceptable to Administrative Agent at the applicable Borrower’s expense, and, if recommended under the Phase I environmental report, a Phase II environmental report or (B) an addendum or supplement to the Environmental Report reasonably acceptable to Administrative Agent delivered to Administrative Agent in connection with the closing of the Loans covering the applicable Anchor Parcel, which concludes that the applicable Anchor Parcel does not contain any Hazardous Substance except for nominal amounts of such substances commonly incorporated in or used in the operation of properties similar to the applicable Anchor Parcel (in either case in compliance with all Environmental Laws) and is not subject to any risk of contamination from any off-site Hazardous Substance. If any such report discloses the presence of any Hazardous Substance or the risk of contamination from any off-site Hazardous Substance, such report shall include an estimate of the cost of any related remediation and the applicable Borrower shall either (A) deposit with Lender an amount equal to one hundred twenty-five percent (125%) of such estimated cost in excess of the Alteration Threshold or (B) if the cost of remediation is greater than the Alteration Threshold, cause to be delivered to Administrative Agent an indemnity agreement substantially similar to the Alterations Indemnity from an Acceptable Indemnitor in the face amount of such excess of the cost of remediation over the Alteration Threshold, which deposit or indemnity agreement shall constitute additional security for the Loans and shall be released to the applicable Borrower upon the delivery to Administrative Agent of (1) an update reasonably acceptable to Administrative Agent to such report indicating that there is no longer any Hazardous Substance on the applicable Anchor Parcel except for nominal amounts of such substances commonly incorporated in or used in the operation of properties similar to the applicable Anchor Parcel (in either case in compliance with all Environmental Laws) or any danger of contamination from any off-site Hazardous Substance that has not been fully remediated and (2) paid receipts indicating that the costs of all such remediation work have been paid;
          (k) in the event that the applicable Anchor Parcel is improved (other than by landscaping, surface parking or utility facilities), a Physical Conditions Report with respect the applicable Anchor Parcel indicating that the applicable Anchor Parcel is in good condition and repair and free of damage or waste unless the applicable Borrower certifies to Lender that the applicable Borrower intends to demolish such improvements, if any, on the applicable Anchor Parcel, within one (1) year of acquisition in which event the applicable Borrower shall provide an asbestos survey of the applicable Anchor Parcel and a Physical Conditions Report shall not be required. If the Physical Conditions Report recommends that any repairs be made with respect to the applicable Anchor Parcel, such Physical Conditions Report shall include an estimate of the cost of such recommended repairs and the applicable Borrower shall covenant to perform such repairs in timely manner (subject to Force Majeure) and if the cost of such repairs is estimated by the Physical Conditions Report to exceed the Alteration Threshold the applicable Borrower shall either (A) deposit with Administrative Agent an amount equal to one hundred twenty-five percent (125%) of such estimated cost in excess of the Alteration Threshold or (B) if the cost of such recommended repairs is greater than the Alteration Threshold, cause to be delivered to Administrative Agent an indemnity agreement from an Acceptable Indemnitor in the face amount of such repairs over the Alteration Threshold, which deposit or indemnity shall constitute additional security for the Loans and shall be released to the applicable Borrower upon the delivery to Administrative Agent of (A) an update to such Physical Conditions Report or a letter reasonably acceptable to Administrative Agent from the engineer that prepared such Physical Conditions Report indicating that the recommended repairs were completed in good manner and (B) paid receipts indicating that the costs of all such repairs have been paid;
          (l) Administrative Agent shall have received either a title insurance policy or an Endorsement reasonably acceptable to Administrative Agent (or a marked, signed and redated commitment to issue such endorsement or policy reasonably acceptable to Administrative Agent) insuring the Lien of the Substitute Mortgage as a first mortgage lien on the applicable Acquired Anchor Parcel dated as of the Acquisition Date, providing coverage in the amount of the Loans, free and clear of all exceptions (including past due and unpaid real estate taxes) from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), and containing such legally available endorsements and affirmative coverages as are legally available with respect to the applicable Acquired Anchor Parcel similar to such endorsements and affirmative coverages with respect to the applicable Individual Property. Administrative Agent also shall have received copies of paid receipts showing that all costs of or premiums for such endorsements and title insurance policies have been paid;
          (m) Administrative Agent shall have received evidence reasonably acceptable to Administrative Agent that the applicable Acquired Anchor Parcel constitutes one or more separate tax lots or that the applicable Borrower has taken all action required under applicable law to have the applicable Acquired Anchor Parcel designated as a separate tax lot;
          (n) if the Acquired Anchor Parcel is acquired by the applicable Borrower pursuant to a ground lease, the ground lease shall be reasonably acceptable to Administrative

Agent and the applicable Borrower shall deliver to Administrative Agent on behalf of the Lenders an estoppel letter from the ground lessor in form and substance reasonably acceptable to Administrative Agent;
          (o) the applicable Borrower shall have paid all reasonable out-of-pocket costs and expenses incurred by Administrative Agent or any Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the acquisition of the applicable Acquired Anchor Parcel, and the applicable Borrower shall have paid all recording charges, filing fees, taxes or other similar expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the transaction described in this Section 2.6(5);
          (p) the Debt Service Coverage Ratio for such Individual Property, calculated using the Net Operating Income (determined on a forecasted basis taking into account the completion and leasing of any associated Improvements) and the Allocated Loan Amount for such Individual Property, following the acquisition of the Acquired Anchor Parcel is equal to or greater than the Debt Service Coverage Ratio for such Individual Property prior to the acquisition of the Acquired Anchor Parcel; and
          (q) Administrative shall have consented to the acquisition of such Acquired Anchor Parcel, which consent shall not be unreasonably withheld.
     The applicable Borrower may obtain the release of the applicable Acquired Anchor Parcel in accordance with the provisions of Section 2.6(2) applicable thereto.
     Section 2.7 Cash Management.
          (1) Each Borrower shall cause all Rents from its applicable Individual Property to be deposited into the applicable Lockbox Account pursuant to the applicable Lockbox Agreement and the Cash Management Agreement, and Borrower shall, and, if there is a Manager, shall cause the Manager, to, (a) deliver written instructions (which instructions may be contained in the applicable Lease and which instructions shall be irrevocable by Borrower, unless Administrative Agent shall have otherwise agreed, until Borrower’s obligations with respect to the Loans have been satisfied, to all tenants under Leases (but not including Seasonal Leases)) to deliver all Rents or other revenue payable thereunder or otherwise derived from its applicable Individual Property directly to the applicable Lockbox Account (to the extent that any such tenants have already been directed to so deliver their respective Rents, no further instructions will be required), and (b) deposit all amounts received by Borrower or by the Manager, if applicable, on Borrower’s behalf, constituting Rents or other revenue of any kind from its applicable Individual Property into the applicable Lockbox Account within two (2) Business Days of receipt thereof (including, without limitation, Rents under Seasonal Leases). Disbursements from the applicable Lockbox Account will be made in accordance with the terms and conditions of this Agreement, the applicable Lockbox Agreement and the Cash Management Agreement. Administrative Agent shall have the sole dominion and control over the Lockbox Account and, except as set forth in the Cash Management Agreement or in this Agreement, Borrower shall have no rights to make withdrawals therefrom.

          (2) Prior to the occurrence of, and after the cure or cessation of, a Trigger Event (of which Administrative Agent shall provide written notice to Lockbox Bank, Cash Management Agent and Borrower Representative), each Borrower shall have the right (the “Borrower’s Direction Right”) to receive funds in the applicable Lockbox Account free and clear of Agent’s interest therein; provided, however, upon the occurrence and during the continuance of a Trigger Event, Borrower’s Direction Right shall be suspended. Administrative Agent shall promptly, upon a Cure Event, notify applicable Lockbox Bank and Cash Management Agent that Borrower’s Direction Right has been reinstated and Borrower may receive and withdraw all funds from the Lockbox Account.
          (3) Every Business Day from and after the occurrence and during the continuance of a Trigger Event (of which Administrative Agent shall provide notice in writing to Lockbox Bank, Cash Management Agent and Borrower Representative), Lockbox Bank shall transfer to the Cash Management Account all funds available in the Lockbox Account; the funds transferred to the Cash Management Account shall be applied by Deposit Bank as set forth in the Cash Management Agreement.
          (4) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default exists, Borrower’s obligations with respect to the monthly payment of interest and principal (if any) and the deposits to be made into the Security Accounts and any other payment due pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account and are unconditionally available to Administrative Agent (on behalf of the Lenders) to satisfy such obligations in accordance with the terms of this Agreement and the Cash Management Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Administrative Agent.
          (5) The insufficiency of funds on deposit in the Lockbox Account or the Cash Management Account (or any sub-account thereunder) shall not absolve Borrower of the obligation to make any payments as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
     Section 2.8 Payments; Pro Rata Treatment; Etc.
          (1) Payments Generally.
          (a) Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by Borrower under any other Loan Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at an account designated by Administrative Agent by notice to Borrower, not later than 2:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

          (b) Application of Payments. Subject to the provisions of Section 2.4(7), Borrower shall, at the time of making each payment under this Agreement or any Note for the account of any Lender, specify to Administrative Agent (which shall so notify the intended recipient(s) thereof) the Loans or other amounts payable by Borrower hereunder to which such payment is to be applied (and in the event that Borrower fails to so specify, or if an Event of Default has occurred and is continuing, Administrative Agent shall apply such payment to the amounts of such obligation owing to Lenders pro rata according to the respective amounts then due and owing to Lenders, subject to Section 2.8(2) and any other agreement among Administrative Agent and the Lenders with respect to such application).
          (c) Forwarding of Payments by Administrative Agent. Except as otherwise agreed by Administrative Agent and the Lenders, each payment received by Administrative Agent under this Agreement or any Note for account of any Lender shall be paid by Administrative Agent promptly to such Lender, in immediately available funds, for account of such Lender’s Applicable Lending Office for the Loans or other obligation in respect of which such payment is made.
          (d) Extensions to Next Business Day. If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, solely with respect to the payment due on the Maturity Date, interest shall be payable for any principal so extended for the period of such extension.
          (2) Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each advance of a Loan from the Lenders under Section 2.1(1) shall be made from the Lenders, and any termination of the obligation to make an advance of the Loans shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) except as otherwise provided in Section 2.9(4), Loans shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of Conversions or Continuations of Loans); (c) except as provided in Section 2.4(4), each payment or prepayment of principal of Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (d) each payment of interest on Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.
          (3) Computations. Interest on all Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.
          (4) Minimum Amounts. Except for (a) mandatory prepayments made pursuant to Section 2.4(5) and (b) Conversions or prepayments made pursuant to Section 2.9(4), each borrowing, Conversion, Continuation and partial prepayment of principal (collectively, “Loan Transactions”) of Loans shall be in an aggregate amount of no less than $5,000,000 (Loan Transactions of or into Loans of different Types or Interest Periods at the same time hereunder shall be deemed separate Loan Transactions for purposes of the foregoing, one for each Type or Interest Period); provided that if any Loans or borrowings would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period. Notwithstanding the foregoing, the minimum amount of $5,000,000 shall not apply to Conversions of lesser amounts into a tranche of Loans that has (or will have upon such Conversion) an aggregate principal amount exceeding such minimum amount and one Interest Period.
          (5) Certain Notices. Notices by Borrower to Administrative Agent regarding Loan Transactions and the selection of Types of Loans and/or of the duration of Interest Periods shall be irrevocable as of, and shall be effective only if received by Administrative Agent not later than, 2:00 p.m., New York City time, on the number of Business Days prior to the date of the proposed Loan Transaction or the first day of such Interest Period specified below:

Notice:	Number of Business Days Prior:
Optional Prepayment	3
Conversions into, Continuations as, or borrowings in Base Rate Loans	3
Conversions into, Continuations as, borrowings in or changes in duration of Interest Period for, LIBOR-based Loans (subject to Section 2.4(6)(a))	3
Each such notice of a Loan Transaction shall specify the amount (subject to Section 2.8(4)), Type, and Interest Period of such proposed Loan Transaction, and the date (which shall be a Business Day) of such proposed Loan Transaction. Notices for Conversions and Continuations shall be in the form of Exhibit E. Each such notice specifying the duration of an Interest Period shall specify the portion of the Loans to which such Interest Period is to relate. Administrative Agent shall promptly notify the Lenders of the contents of each such notice. If Borrower fails to select (i) the Type of Loan or (ii) the duration of any Interest Period for any LIBOR-based Loan within the time period (i.e., three (3) Business Days prior to the first day of the next applicable Interest Period) and otherwise as provided in this Section 2.8(5), such Loan (if outstanding as a LIBOR Loan) will be automatically Continued as an LIBOR-based Loan with an Interest Period of one (1) month on the last day of the current Interest Period for such Loan or, if outstanding as an Base Rate Loan, will remain as a Base Rate Loan.
          (6) Non-Receipt of Funds by Administrative Agent. Unless Administrative Agent shall have been notified by a Lender or Borrower (in either case, the “Payor”) prior to the date on which the Payor is to make payment to Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of Borrower) a payment to Administrative Agent for account of any Lender hereunder (in either case, such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Administrative Agent, Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date, provided, however, that if the Payor is a Lender,

Administrative Agent shall provide notice to Borrower of the advance of the Required Payment on or prior to the Advance Date and Borrower shall have the right to consent to the same; and, if the Payor has not in fact made the Required Payment to Administrative Agent, the recipient(s) of such payment shall, on demand, repay to Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to (a) the Federal Funds Rate for such day in the case of payments returned to Administrative Agent by any of the Lenders or (b) the Applicable Interest Rate due hereunder with respect to payments returned by Borrower to Administrative Agent (except to the extent actually paid by Borrower on the applicable Payment Date) and, if such recipient(s) shall fail promptly to make such payment, Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid; provided that or if such payment is not made within three (3) Business Days of demand:
          (a) if the Required Payment shall represent a payment to be made by Borrower to the Lenders, the recipient Lenders shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate set forth above (without offset due to any interest paid by Borrower), it being understood that the return by the recipient(s) of the Required Payment to Administrative Agent shall not limit such obligation of Borrower under Section 2.3 to pay interest at the rate set forth above in respect of the Required Payment until Borrower makes the Required Payment to Administrative Agent, and
          (b) if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to Borrower, Borrower shall be obligated retroactively to the Advance Date to pay interest at the Default Rate in respect of the Required Payment, it being understood that the return by Borrower of the Required Payment to Administrative Agent shall not limit any claim Borrower may have against the Payor in respect of such Required Payment.
          (7) Sharing of Payments, Etc.
          (a) Right of Set-off. Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Lender may otherwise have, (subject, as among the Lenders, to Section 12.26), each Lender shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other Indebtedness, held by it for the credit or account of Borrower at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such deposit or other Indebtedness is then due to Borrower), in which case it shall promptly notify Borrower and Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.
          (b) Sharing. If any Lender shall obtain from Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise (subject, as among the Lenders, to Section 12.26) of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.
          (c) Consent by Borrower. Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise (subject, as among the Lenders, to Section 12.26) all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.
          (d) Rights of Lenders; Bankruptcy. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 2.8(7) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.8(7) to share in the benefits of any recovery on such secured claim.
     Section 2.9 Yield Protection; Etc.
          (1) Additional Costs.
          (a) Costs of Making or Maintaining LIBOR-based Loans. Borrower shall pay directly to each Lender from time to time such amounts as such Lender may in good faith determine to be necessary to compensate such Lender for any costs that such Lender determines are attributable to its making or maintaining of any LIBOR-based Loans or its obligation to make any LIBOR-based Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:
     (i) without duplication of amounts described by Section 2.9(6)(a) hereof, shall subject any Lender (or its Applicable Lending Office for any of such Loans) to any tax, duty or other charge in respect of such Loans or its Note or changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Note in respect of any of such Loans (excluding changes in the rate of tax on the overall net income of such Lender or of such Applicable

Lending Office by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office); or
     (ii) imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement used in the determination of the Adjusted LIBOR Rate for any Interest Period for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such Loans or any deposits referred to in the definition of “LIBOR Rate”), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or
     (iii) imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities) or its Commitment.
Subject to Section 2.9(7), if any Lender requests compensation from Borrower of Additional Costs under this paragraph (a), Borrower may, by notice to such Lender (with a copy to Administrative Agent), suspend the obligation of such Lender thereafter to make or Continue LIBOR-based Loans, or to Convert Loans into LIBOR-based Loans, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 2.9(4) shall be applicable), provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
          (b) Costs Attributable to Regulatory Change or Risk-Based Capital Guidelines. Without limiting the effect of the foregoing provisions of this Section 2.9(1) (but without duplication) and without limitation of Borrower’s rights pursuant to Section 2.9(7), Borrower shall pay directly to each Lender from time to time on request such amounts as such Lender may in good faith determine to be necessary to compensate such Lender (or, without duplication, the bank holding company of which such Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office or such bank holding company), pursuant to any Applicable Law or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord, of capital in respect of its Commitment or Loans, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such bank holding company) to a level below that which such Lender (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request.
          (c) Notification and Certification. Each Lender shall notify Borrower of any event occurring after the date hereof entitling such Lender to compensation under paragraph (a) or (b) of this Section 2.9(1) as promptly as practicable, but in any event within sixty (60) days, after such Lender obtains actual knowledge thereof; provided that (i) if any

Lender fails to give such notice within sixty (60) days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 2.9(1) in respect of any costs resulting from such event, only be entitled to payment under this Section 2.9(1) for costs incurred from and after the date forty-five (45) days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, except that such Lender shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Lender will furnish to Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under paragraph (a) or (b) of this Section 2.9(1). Determinations and allocations by any Lender for purposes of this Section 2.9(1) of the effect of any Regulatory Change pursuant to paragraph (a) of this Section 2.9(1), or of the effect of capital maintained pursuant to paragraph (b) of this Section 2.9(1), on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this Section 2.9(1), shall be conclusive, provided that such determinations and allocations are absent manifest error and made on a reasonable basis.
          (2) Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the LIBOR Rate for any Interest Period for any LIBOR-based Loan:
          (a) Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR-based Loans as provided herein; or
          (b) the Majority Lenders determine, which determination shall be conclusive, and notify Administrative Agent that the relevant rates of interest referred to in the definition of LIBOR Rate upon the basis of which the rate of interest for LIBOR-based Loans for such Interest Period is to be determined are not likely adequately to cover the cost to such Lenders of making or maintaining LIBOR-based Loans for such Interest Period;
then Administrative Agent shall give Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders subject to Section 2.9(7) shall be under no obligation to make additional LIBOR-based Loans, to Continue LIBOR-based Loans or to Convert Loans of any other Type into LIBOR-based Loans, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR-based Loans, either prepay such Loans or such Loans shall be automatically Converted into Base Rate Loans.
          (3) Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR-based Loans hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof (with a copy to Administrative Agent) and, subject to Section 2.9(7)

such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR-based Loans shall be suspended until such time as such Lender may again make and maintain LIBOR-based Loans (in which case the provisions of Section 2.9(4) shall be applicable).
          (4) Treatment of Affected Loans. If the obligation of any Lender to make LIBOR-based Loans or to Continue, or to Convert Base Rate Loans into, LIBOR-based Loans shall be suspended pursuant to Section 2.9(2) or 2.9(3), such Lender’s Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Loans (or, in the case of a Conversion resulting from a circumstance described in Section 2.9(3), on such earlier date as such Lender may specify to Borrower (but not earlier than the date of such notice or the date required by the applicable law giving rise to a circumstance described in Section 2.9(3)) with a copy to Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 2.9(2) or 2.9(3) that gave rise to such Conversion no longer exist:
          (a) to the extent that such Lender’s Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Loans shall be applied instead to its Base Rate Loans; and
          (b) all Loans that would otherwise be made or Continued by such Lender as LIBOR-based Loans shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into LIBOR-based Loans shall remain as Base Rate Loans.
If such Lender gives notice to Borrower with a copy to Administrative Agent that the circumstances specified in Section 2.9(2) or 2.9(3) that gave rise to the Conversion of such Lender’s Loans pursuant to this Section 2.9(4) no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR-based Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted effective as of the date such circumstances cease to exist, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR-based Loans, to the extent necessary so that, after giving effect thereto, all Base Rate Loans and LIBOR-based Loans are allocated among the Lenders ratably (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
          (5) Compensation. Borrower shall pay to Administrative Agent for account of each Lender, upon the request of such Lender through Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any actual loss, cost or expense (collectively, “Breakage Costs”) that such Lender determines is attributable to:
          (a) any re-payment, prepayment or Conversion of a LIBOR-based Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Administrative Agent’s or the Lenders’ rights referred to in Article 11) on a date other than the last day of the Interest Period for such Loan; or

          (b) any failure by Borrower for any reason to borrow a LIBOR-based Loan from such Lender on the date for such borrowing specified in the relevant notice of borrowing given to Administrative Agent in accordance with the terms of this Agreement.
Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender), or if such Lender shall cease to make such bids, the equivalent rate, as reasonably determined by such Lender, derived from Reuters Screen LIBOR 01 Page (formerly operated as Page 3750 of the Dow Jones Markets Service (Telerate)) or other publicly available source as described in the definition of LIBOR Rate.
          (6) U.S. Taxes.
          (a) Gross-up for Deduction or Withholding of U.S. Taxes. Borrower agrees to pay to each Lender that is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due to such non-U.S. Person hereunder after deduction for or withholding in respect of any U.S. Taxes imposed with respect to such payment (or in lieu thereof, payment of such U.S. Taxes by such non-U.S. Person), will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:
     (i) to any payment to any Lender hereunder unless such Lender is, on the date hereof (or on the date it becomes a Lender hereunder as provided in Section 12.24(2)) and on the date of any change in the Applicable Lending Office of such Lender, either entitled to submit a Form W-8BEN (relating to such Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Loans) or Form W-8ECI (relating to all interest to be received by such Lender hereunder in respect of the Loans), or
     (ii) to any U.S. Taxes imposed solely by reason of the failure by such non-U.S. Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such non-U.S. Person if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes.

For the purposes hereof, the provisions of Section 12.24(f) shall be applicable and (A) “U.S. Person” means a citizen, national or resident of the United States of America, a corporation, limited liability company, partnership or other entity created or organized in or under any laws of the United States of America or any State thereof, or any estate or trust that is subject to Federal income taxation regardless of the source of its income, (B) “U.S. Taxes” means any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein, (C) “Form W-8BEN” means Form W-8BEN of the Department of the Treasury of the United States of America and (D) “Form W-8ECI” means Form W-8ECI of the Department of the Treasury of the United States of America. Each of the Forms referred to in the foregoing clauses (C) and (D) shall include such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates.
          (b) Evidence of Deduction, Etc. Within thirty (30) days after paying any amount to Administrative Agent or any Lender from which it is required by law to make any deduction or withholding, and within thirty (30) days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, Borrower shall deliver to Administrative Agent for delivery to such non-U.S. Person evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be).
          (7) Replacement of Lenders. If any Lender requests compensation pursuant to Section 2.9(1) or 2.9(6), or any Lender’s obligation to Continue Loans of any Type, or to Convert Loans of any Type into the other Type of Loan, shall be suspended pursuant to Section 2.9(2) or 2.9(3) (any such Lender requesting such compensation, or whose obligations are so suspended, being herein called a “Requesting Lender”), Borrower, upon three (3) Business Days notice, may require that such Requesting Lender transfer all of its right, title and interest under this Agreement and such Requesting Lender’s Note to any bank or other financial institution (a “Proposed Lender”) identified by Borrower that is reasonably satisfactory to Administrative Agent (i) if such Proposed Lender agrees to assume all of the obligations of such Requesting Lender hereunder, and to purchase all of such Requesting Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Requesting Lender’s Loans, together with interest thereon to the date of such purchase (to the extent not paid by Borrower), and satisfactory arrangements are made for payment to such Requesting Lender of all other amounts accrued and payable hereunder to such Requesting Lender as of the date of such transfer (including any fees accrued hereunder and any Breakage Costs that would be payable under Section 2.9(5) as if all of such Requesting Lender’s Loans were being prepaid in full on such date) and (ii) if such Requesting Lender has requested compensation pursuant to Section 2.9(1) or 2.9(6), such Proposed Lender’s aggregate requested compensation, if any, pursuant to Section 2.9(1) or 2.9(6) with respect to such Requesting Lender’s Loans is lower than that of the Requesting Lender. Subject to the provisions of Section 12.24(2), such Proposed Lender shall be a “Lender” for all purposes hereunder. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements of Borrower contained in Sections 2.9(1), 2.9(6) and 12.5 (without duplication of any payments made to such Requesting Lender by Borrower or the Proposed Lender) shall survive for the benefit of such Requesting Lender under this Section 2.9(7) with respect to the time prior to such replacement.

     Section 2.10 Agency Fee. Until payment in full of all obligations under this Agreement and the other Loan Documents, Borrower shall pay to Administrative Agent, for its sole account, the Agency Fee in accordance with the Fee Letter.
     Section 2.11 Offsets, etc. Each Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Administrative Agent or Lenders or their agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Administrative Agent or Lenders to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which any Borrower is obligated to make under any of the Loan Documents. Any assignee of Administrative Agent’s or any Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which any Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by any Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset.
ARTICLE 3
INSURANCE, CONDEMNATION, AND IMPOUNDS
     Section 3.1 Insurance.
          (1) From and after the date that an Individual Property is encumbered by a Mortgage, until the earlier of (i) payment in full of the Debt or (ii) release of the applicable Individual Property from the lien of the applicable Mortgage, Borrower shall obtain and maintain, or cause to be maintained Policies providing at least the following coverages:
          (a) comprehensive all risk insurance on the Improvements and the Personal Property at such Individual Property, in each case (i) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value of the applicable Individual Property (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (ii) containing an agreed amount endorsement with respect to the Improvements and Personal Property at such Individual Property waiving all co insurance provisions; (iii) providing for no deductible in excess of the Maximum Deductible; and (iv) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of such Individual Property shall at any time constitute legal non-conforming structures or uses. The Full Replacement Cost of the applicable Individual Property shall be redetermined from time to time but not more frequently than once in any thirty-six (36) calendar months at the request and at the cost of the Administrative Agent (provided that Borrower shall be responsible for the cost of any appraisal obtained in connection with the First Extension and any appraisal obtained by Administrative Agent during the continuance of an Event of Default) by an appraiser or contractor designated by Borrower and approved by Administrative Agent, or by an engineer or appraiser in the regular employ of the insurer. After the first Appraisal, additional Appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Administrative Agent to request any such ascertainment shall relieve Borrower of any of its obligations under this Section 3.1(1)(a);
          (b) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Individual Property, such insurance (i) to be on the so called “occurrence” form with a combined single limit of not less than ONE MILLION AND 00/100 DOLLARS ($1,000,000) per occurrence and TWO MILLION AND 00/100 DOLLARS ($2,000,000) general aggregate; (ii) to continue at not less than the aforesaid limit until required to be changed by Administrative Agent in writing by reason of changed economic conditions making such protection inadequate in the reasonable opinion of Administrative Agent; and (iii) to cover at least the following hazards: (A) premises and operations; (B) products and completed operations on an “if any” basis; (C) independent contractors; (D) blanket contractual liability for all “insured contracts” as defined in the standard general liability policy; and (E) contractual liability covering the indemnities contained in Sections 11.3 (but excluding the willful acts of Borrower) of this Agreement and the Environmental Indemnity, to the extent the same is available and falls within the definition of “insured contracts” included with the standard general liability policy;
          (c) business income/loss of Rents insurance (i) with loss payable to Administrative Agent (for the benefit of the Lenders); (ii) covering all risks required to be covered by the insurance provided for in Section 3.1(1)(a) hereof; (iii) in an amount equal to 100% of the projected gross income from the Individual Property (on an actual loss sustained basis) for a period continuing until the Restoration of the Individual Property is completed; the amount of such business income/loss of Rents insurance shall be determined on the applicable insurance renewal date and at least once each year thereafter based on Borrower’s reasonable estimate of the Operating Revenues from the Individual Property for the succeeding twelve (12) month period and (iv) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the Policy may expire prior to the end of such period. Except as provided in Section 3.2 below, all Insurance Proceeds payable to Administrative Agent (for the benefit of the Lenders) pursuant to this Section 3.1(1)(c) shall be held by Administrative Agent and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Notes and this Agreement; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Notes and this Agreement except to the extent such amounts are actually paid out of the proceeds of such business income/loss of Rents insurance;
          (d) at all times during which structural construction or Alterations are being made with respect to the Improvements on an applicable Individual Property (i) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Section 3.1(1)(b); and (ii) the insurance provided for in Section 3.1(1)(a) shall be written in a so called builder’s risk completed value form or equivalent coverage as part of the “all-risk” insurance (A) on a non-reporting basis, (B) against all risks insured against pursuant to Section 3.1(1)(a), (C) shall include permission to occupy such applicable Individual Property, and (D) shall not contain a co-insurance provision;
          (e) workers’ compensation and employers liability in the amount of Five Hundred Thousand Dollars ($500,000), subject to the statutory limits of the State;
          (f) comprehensive boiler and machinery insurance, if applicable, in an amount equal to one hundred percent (100%) of the replacement costs of the boiler Equipment and the area surrounding the boiler Equipment on terms consistent with the commercial property insurance policy required under Section 3.1(1)(a);
          (g) if any portion of the Improvements on an Individual Property is at any time located in an area (a “Flood Prone Area”) identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts (i) coverage under Policies issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policies”) in an amount equal to the maximum limit of coverage available for the applicable Individual Property under the Flood Insurance Acts, subject only to customary deductibles under such Policies and (ii) to the extent Commercially Available, coverage under supplemental private Policies in an amount not to exceed Twenty-Five Million Dollars ($25,000,000);
          (h) if reasonably required by Administrative Agent and to the extent Commercially Available for any particular Individual Property, earthquake insurance in amounts not less than the probable maximum loss (PML) percentage of the total insurable value of the applicable Individual Property, as reasonably approved by Administrative Agent, provided that the insurance pursuant to this Section 3.1(1)(h) hereof shall be on terms consistent with the all risk insurance policy required under Section 3.1(1)(a) hereof and, to the extent the same is Commercially Available, any deductible with respect to such insurance shall not exceed five percent (5%) of the “Full Replacement Cost” of the applicable Individual Property;
          (i) if reasonably required by the Administrative Agent (taking into account a particular Individual Property’s proximity to a coastal wind zone) and to the extent Commercially Available for any particular Individual Property, storm damage or so called wind storm damage insurance in an amount reasonably determined by Administrative Agent, taking into consideration, in all material respects, the probable maximum loss (PML) from windstorm damage for the particular Individual Property as determined by a PML study reasonably approved by Administrative Agent;
          (j) umbrella liability insurance in an amount not less than Fifty Million Dollars ($50,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under Section 3.1(1)(b) hereof; and
          (k) as to each Individual Property such other insurance and in such amounts as Administrative Agent from time to time may reasonably request, and provided the same is

Commercially Available. For the purposes of this Article 3, a particular insurance type or amount shall be deemed “Commercially Available” for an Individual Property if such insurance type or amount is (i) commercially available in the insurance market, and (ii) commonly required by lenders making mortgage loans with respect to property similar to the applicable Individual Property.
          (2) All insurance provided for in Section 3.1(1) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be reasonably satisfactory to Administrative Agent, issued by financially sound and responsible insurance companies permitted to do business in the State in which the applicable Individual Property is located and reasonably approved by Administrative Agent. Borrower will maintain the insurance coverage described in Section 3.1(a), (c), (d) and (f) with either (A) one or more financially sound and responsible insurance companies authorized to do business in the state in which the Individual Property is located and having a claims-paying-ability rating by S&P not lower than “A-” or by A.M. Best not lower than “A:IX” or (B) a syndicate of insurers through which at least sixty percent (60%) of the coverage (if there are 4 or fewer members of the syndicate) or at least fifty percent (50%) of the coverage (if there are 5 or more members of the syndicate) is with carriers having a claims-paying-ability rating by S&P not lower than “A-” or by A.M. Best not lower than “A:IX” and the balance of the coverage is, in each case, with insurers having a claims-paying-ability rating by S&P of not lower than “BBB” or by A.M. Best not lower than “A:VII”, provided that in each case, the first loss risk is borne by the carriers having a claims-paying-rating by S&P of not lower than “A-” or by A.M. Best not lower than “A:IX”. Such insurance coverages required in 3.1 (1)(b), (e), (h), (g), (i) and (j) shall be maintained with (A) one or more financially sound and responsible insurance companies authorized to do business in the state in which the Individual Property is located and having a claims-paying-ability rating by S&P not lower than “A-” or A.M. Best of “A-VII” or (B) a syndicate of insurers through which at least sixty percent (60%) of the coverage is with carriers having a claims paying-ability rating by S&P not lower than “A” or by A.M. Best not lower than “A-VII”. If Borrower’s insurers or reinsurance carriers fail to provide or maintain the ratings set forth in this Section 3.1(2), Borrower may satisfy the applicable ratings requirement by providing to Lender a “cut-through or credit wrap” policy or endorsement in form and substance reasonably approved by Administrative Agent issued by an insurer reasonably satisfactory to Administrative Agent or by such other credit enhancement or guaranty by such other Person, in each event reasonably satisfactory to Administrative Agent. To the extent the same is Commercially Available, Terrorism Coverage shall be provided by the policies required by Section 3.1(1) above or by a separate policy, either providing terrorism coverage as defined by the Terrorism Risk Insurance Program Reauthorization Act (“TRIA”) in place through December 31, 2014 or any subsequent act replacing or extending TRIA with coverage amounts of not less than an amount equal to the full replacement cost of the Improvements and the Personal Property on each Individual Property; provided, however, that in the event that TRIA or any successor legislation is no longer in place, no Policy shall contain an exclusion from coverage under such Policy for loss or damage incurred as a result of an act of terrorism or similar acts of sabotage, provided that Borrower may obtain separate Terrorism Insurance (as defined below) coverage subject to and in accordance with the terms of this Section 3.1(2), in which case Borrower will be required to maintain insurance against terrorism, certified and non-certified terrorist acts or similar acts of sabotage (“Terrorism Insurance”) with coverage amounts of not less than an amount equal to the full replacement cost of the Improvements and the Personal Property on each Individual Property (the “Terrorism Insurance Required Amount”). Notwithstanding the foregoing, in the event that Borrower is required to obtain separate Terrorism Insurance as set forth herein in the event that TRIA or any successor legislation is no longer in place, Borrower shall only be required to obtain Terrorism Insurance to the extent that such coverage is obtainable for annual premiums not in excess of an amount equal to two (2) times the then-annual casualty premium required under Section 3.1(1)(a) hereof (the “Terrorism Cap”) and shall obtain Terrorism Coverage to such extent; provided, however, the Terrorism Cap shall not apply if (A) owners and/or operators of regional shopping centers in the same class and geographic region as the applicable Individual Property are generally obtaining Terrorism Insurance, (B) lenders financing buildings in the same class and geographic region as the applicable Individual Property are generally requiring Terrorism Insurance as a condition of financing, or (C) Borrower or any of the respective Affiliates of Borrower is obtaining Terrorism Insurance on any other building or portfolio of buildings which any of the foregoing Persons own or operate.
          (3) All Policies provided for or contemplated by Section 3.1(1) hereof, except for the Policy referenced in Section 3.1(1)(e), shall name Administrative Agent (for the benefit of the Lenders) as additional insureds on liability coverages and loss payee on property coverages, as their respective interests may appear, and in the case of property, boiler and machinery, and flood insurance, shall contain a mortgagee clause in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent in accordance with the terms of this Agreement and shall otherwise be in form, substance and content reasonably acceptable to Administrative Agent. Lender acknowledges that as of the date of this Loan Agreement Lender has received certificates evidencing the insurance required by Section 3.1(1) and Borrower agrees not less than ten (10) days prior to the expiration dates of the applicable policies to deliver certificates of insurance or other satisfactory proof of insurance pursuant to industry standards marked “premium paid” or accompanied by evidence reasonably satisfactory to Administrative Agent of payment of the premiums due thereunder (the “Insurance Premiums”). Upon reasonable request of Administrative Agent or in connection with a claim under a Policy, Borrower shall deliver copies of the policies to Administrative Agent; in addition, at the request of Administrative Agent, Borrower shall make copies available to Administrative Agent for inspection and review at Borrower’s office.
          (4) All Policies provided for in Section 3.1(1) hereof shall contain clauses or endorsements to the effect that:
     (i) Except for non-payment of premium no act or negligence of Borrower, or anyone acting for Borrower, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned;
     (ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least twenty (20) days’ written notice to Administrative Agent and any other party named therein as an insured except for non-payment of premium for which ten (10) days written notice shall be provided;

     (iii) each Policy shall provide that the issuers thereof shall give written notice to Administrative Agent if the Policy has not been renewed ten (10) days prior to its expiration; and
     (iv) Administrative Agent shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
          (5) If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Administrative Agent shall have the right, subject to the expiration of the applicable time periods set forth in 3.1(4) above and with simultaneous notice to Borrower to take such action as Administrative Agent deems necessary to protect its interest in each Individual Property, including, without limitation, the obtaining of such insurance coverage as Administrative Agent in its reasonable discretion deems appropriate, and all expenses incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Administrative Agent upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.
          (6) In the event of a foreclosure of any Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Loans all right, title and interest of Borrower in and to the Policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Administrative Agent for the benefit of the Lenders or other transferee in the event of such other transfer of title.
     Section 3.2 Use and Application of Net Proceeds.
     The following provisions shall apply in connection with the Restoration of each applicable Individual Property:
          (1) If the Net Proceeds shall be less than the Threshold Amount applicable to such Individual Property and the costs of completing the Restoration shall be less than Threshold Amount applicable to such Individual Property, the Net Proceeds will be directly disbursed to Borrower (as directed by Administrative Agent) upon receipt, provided that (a) no Event of Default has occurred and is continuing and (b) Borrower delivers to Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
          (2) If the Net Proceeds are equal to or greater than Threshold Amount applicable to such Individual Property or the costs of completing the Restoration is equal to or greater than Threshold Amount applicable to such Individual Property, Administrative Agent shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 3.2. The term “Net Proceeds” means (i) the net amount of all insurance proceeds received by Administrative Agent pursuant to Section 3.1(1)(a), (d), (f), (g) and (h) as a result of a Casualty to any Individual Property, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
          (a) The Net Proceeds shall be made available to Borrower for Restoration provided that (A) each of the following conditions are met or (B) the terms of any Material Lease or Reciprocal Easement Agreement requires the applicable Borrower to complete the Restoration:
     (i) no Event of Default shall have occurred and be continuing;
     (ii) (1) in the event the Net Proceeds are Insurance Proceeds, less than fifty percent (50%) of the total floor area of the Improvements at the applicable Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the applicable Individual Property is taken, and such land is located along the perimeter or periphery of such Individual Property;
     (iii) Borrower can demonstrate to Administrative Agent that after the Restoration at least sixty percent (60%) of the total rentable space in the applicable Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation (the “Pre-Casualty or Condemnation Lease”), whichever the case may be, will be leased pursuant to Pre-Casualty or Condemnation Leases or other substitute lease commitments;
     (iv) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than the later of (a) ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs or (b) fifteen (15) days after Lender makes the proceeds available to Borrower) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, including, without limitation, all applicable Environmental Laws;
     (v) Administrative Agent shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Notes, which will be incurred with respect to such Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage described in Section 3.1(1)(c), if applicable, or (3) by other funds of Borrower;
     (vi) Administrative Agent shall be reasonably satisfied that the Restoration will be substantially completed in accordance with Applicable Laws so that the tenants can legally and physically occupy their space on or before the earliest to occur of (1) the Maturity Date (after giving effect to any Extension Options then exercisable by Borrower), (2) twelve (12) months after the occurrence of such Casualty or Condemnation, (3) such time as may be required under Applicable Law, in order to repair and restore such Individual Property to the condition it was in immediately prior to such Casualty or Condemnation or (4) the expiration of the insurance coverage referred to in Section 3.1(1)(c);
     (vii) such Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all Applicable Laws;
     (viii) Administrative Agent shall be satisfied that the Debt Service Coverage Ratio after the completion of the Restoration shall be equal to or greater than the lesser of 1.20 to 1 or the Debt Service Coverage Ratio immediately prior to the Casualty or Condemnation, as applicable;
     (ix) such Casualty or Condemnation, as applicable, does not result in the total and permanent (following the Restoration) loss of access to such Individual Property or the related Improvements;
     (x) in the event the Net Proceeds or Condemnation Proceeds (as applicable) for an Individual Property exceed the Threshold Amount, Borrower shall deliver, or cause to be delivered, to Administrative Agent a signed summary budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Administrative Agent;
     (xi) the Net Proceeds together with any Net Proceeds Deficiency deposited by Borrower with Administrative Agent in accordance with Section 3.2(f) are sufficient in Administrative Agent’s reasonable discretion to cover the cost of the Restoration; and
     (xii) the Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (1) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (2) if terminated, shall have been replaced with a replacement Management Agreement with a Qualified Manager, prior to the opening or reopening of such Individual Property or any portion thereof for business with the public.
          (b) The Net Proceeds shall be held by Administrative Agent in an interest bearing account (with interest to be available to Borrower to the same extent as Net Proceeds are made available pursuant to the terms of this Section 3.2) and, until disbursed in accordance with the provisions of this Section 3.2, shall constitute additional security for the Loans and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Administrative Agent to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Administrative Agent that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full (less Casualty Retainage), and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the reasonable satisfaction of Administrative Agent and discharged of record or in the alternative fully insured to the reasonable satisfaction of Administrative Agent by the title company issuing the Title Insurance Policy.
          (c) All plans and specifications required in connection with the Restoration, the cost of which is greater than the Threshold Amount applicable to the Individual Property at which the Restoration is occurring, shall be subject to prior review and acceptance (which shall not be unreasonably withheld) in all material respects by Administrative Agent and by an independent consulting engineer selected by Borrower and reasonably acceptable to Administrative Agent (the “Casualty Consultant”) Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration the cost of which is greater than the Threshold Amount applicable to the Individual Property at which the Restoration is occurring, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance (which shall not be unreasonably withheld) by Administrative Agent and the Casualty Consultant. All reasonable and out-of-pocket costs and expenses incurred by Administrative Agent in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the reasonable fees of the Casualty Consultant, shall be paid by Borrower.
          (d) In no event shall Administrative Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to the greater of (i) ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed or (ii) the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration (but shall not be duplicative of such amounts actually held back by Borrower). The Casualty Retainage shall not be released until the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 3.2 and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate Governmental Authorities, and Administrative Agent receives evidence reasonably satisfactory to Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Administrative Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (a) the Casualty Consultant certifies to Administrative Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Administrative Agent or by the title company issuing the Title Insurance Policy for the applicable Individual Property, and receives an endorsement to such Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Administrative Agent, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
          (e) Administrative Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
          (f) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Administrative Agent in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”), either (i) in the form or an Alteration Indemnity from an Acceptable Indemnitor or (ii) in cash or a Letter of Credit, with Administrative Agent before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency, if deposited as cash with Administrative Agent, shall be held by Administrative Agent in an interest-bearing subaccount established by Borrower under and in accordance with the Cash Management Agreement and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to Section 3.2 hereof shall constitute additional security for the Loans and other obligations under the Loan Documents. If the Net Proceeds Deficiency, as delivered to Administrative Agent, is in the form of a Letter of Credit, such Letter of Credit shall be held by Administrative Agent until the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with Section 3.2 and the receipt by Administrative Agent of evidence reasonably satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, and thereafter, provided that no Event of Default shall have occurred and be continuing, shall be released to Borrower.
          (g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Administrative Agent after the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of Section 3.2 and the receipt by Administrative Agent of evidence reasonably satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Administrative Agent to Borrower, provided no Event of Default shall have occurred and shall be continuing.
          (3) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 3.2(2)(g) hereof may be retained and applied by Administrative Agent toward the payment of the Loans (without any Prepayment Premium) whether or not then due and payable in such order, priority and proportions as Administrative Agent in its sole and absolute discretion shall deem proper, or, at the sole and absolute discretion of Administrative Agent, the same may be paid, either in whole or in part, to Borrower for such purposes as Administrative Agent shall approve, in its sole and absolute discretion. If Administrative Agent shall receive and retain Net Proceeds, the Lien of the Mortgage shall be reduced only by the amount thereof received and retained by Administrative Agent and actually applied by Administrative Agent in reduction of the Loans. If

Administrative Agent elects to apply Net Proceeds towards principal the same shall be deemed a mandatory prepayment and subject to terms of Section 2.4(5) hereof.
     Section 3.3 Casualty and Condemnation.
          (a) If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Administrative Agent and shall promptly commence and diligently prosecute the completion of the Restoration of such Individual Property as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty, with such Alterations as may be reasonably approved by Administrative Agent and otherwise in accordance with Section 3.2 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance (provided that, if Net Proceeds are required to be made available to Borrower for Restoration pursuant to the terms of Section 3.2 hereof, they are made available to Borrower for Restoration). Administrative Agent may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.
          (b) Borrower shall promptly give Administrative Agent notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any part of any Individual Property and shall deliver to Administrative Agent copies of any and all papers served in connection with such proceedings. Administrative Agent may participate in any such proceedings, and Borrower shall, from time to time, deliver to Administrative Agent all instruments reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Administrative Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Loans at the time and in the manner provided for its payment in the Notes and in this Agreement and the Loans shall not be reduced until any Award shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Loans. Administrative Agent and the Lenders shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Notes. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall, promptly commence and diligently prosecute the Restoration of such Individual Property and otherwise comply with the provisions of Section 3.2 hereof. If an Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Administrative Agent of the Award, Administrative Agent shall have the right, whether or not a deficiency judgment on the Notes shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Loans.
ARTICLE 4
RESERVES; LETTERS OF CREDIT
     Section 4.1 Intentionally Deleted.

     Section 4.2 Low DSCR Reserve Fund. During any Low DSCR Trigger Period, all Excess Cash Flow remaining in the Cash Management Account after the payment of the items described in clauses (i), (ii) and (iii) of Section 4.1(c) of the Cash Management Agreement shall be deposited in the Cash Collateral Account pursuant to clause (iv) of Section 4.1(c) of the Cash Management Agreement as additional collateral for the Loans and shall be disbursed as set forth in the Cash Management Agreement.
     Section 4.3 Reserve Funds and Security Accounts Generally.
          (1) Grant of Security Interest. Borrower hereby grants a perfected first priority security interest in favor of Administrative Agent for the ratable benefit of the Lenders in each Reserve Fund and Security Account established by or for it hereunder and all financial assets and other property and sums at any time held, deposited or invested therein, and all security entitlements and investment property relating thereto, together with any interest or other earnings thereon, and all proceeds thereof, whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities (collectively, “Reserve Account Collateral”), together with all rights of a secured party with respect thereto (even if no further documentation is requested by Administrative Agent or the Lenders or executed by Borrower).
          (2) Borrower covenants and agrees:
     (a) to do all acts that may be reasonably necessary to maintain, preserve and protect Reserved Account Collateral;
     (b) to pay promptly when due all material taxes, assessments, charges, encumbrances and liens now or hereafter imposed upon or affecting any Reserved Account Collateral;
     (c) to appear in and defend any action or proceeding which may materially and adversely affect Borrower’s title to or Administrative Agent’s interest in the Reserved Account Collateral;
     (d) following the creation of each Reserve Fund and Security Account established by or for Borrower and the initial funding thereof, other than to Administrative Agent pursuant to this Agreement or the Cash Management Agreement, not to transfer, assign, sell, surrender, encumber, mortgage, hypothecate, or otherwise dispose of any of the Reserve Account Collateral or rights or interests therein, and to keep the Reserve Account Collateral free of all levies and security interests or other liens or charges except the security interest in favor of Administrative Agent granted hereunder;
     (e) to account fully for and promptly deliver to Administrative Agent, in the form received, all documents, chattel paper, instruments and agreements constituting the Reserve Account Collateral hereunder, endorsed to Administrative Agent or in blank, as requested by Administrative Agent, and accompanied by such powers as appropriate and until so delivered all such documents, instruments, agreements and proceeds shall be held by Borrower in trust for Administrative Agent, separate from all other property of Borrower; and

     (f) from time to time upon request by Administrative Agent, to furnish such further assurances of Borrower’s title with respect to the Reserve Account Collateral, execute such written agreements, or do such other acts, all as may be reasonably necessary to effectuate the purposes of this agreement or as may be required by law, or in order to perfect or continue the first-priority lien and security interest of Administrative Agent in the Reserve Account Collateral.
          (3) Rights on Event of Default. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent, at its option, may withdraw the Reserve Funds and the other funds in the Security Accounts and apply such funds to the items for which the Reserve Funds were established or to payment of the Loans in such order, proportion and priority as Administrative Agent may determine in its sole and absolute discretion. Administrative Agent’s right to withdraw and apply such funds shall be in addition to all other rights and remedies provided to Administrative Agent on behalf of the Lenders under the Loan Documents.
          (4) Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Administrative Agent, further pledge, assign or grant any security interest in the Reserve Funds or the Security Accounts or permit any Lien to attach thereto, or any levy to be made thereon, or any Uniform Commercial Code financing statements, except those naming Administrative Agent on behalf of the Lenders as the secured party, to be filed with respect thereto.
          (5) Release of Reserve Funds. Any amount remaining in the Reserve Funds and the Security Accounts after the Loans have been paid in full shall be promptly returned to Borrower.
     Section 4.4 Required Reserve Account. Borrower shall make all deposits into the Required Reserve Account as may be required pursuant to, and in accordance with, the Required Reserve Account Agreement. All amounts on deposit in the Required Reserve Account shall be applied or disbursed in accordance with the Required Reserve Account Agreement.

     Section 4.5 Letters of Credit. With respect to any Letter of Credit which Borrower may furnish or cause to be furnished to Administrative Agent in accordance with the terms of this Agreement or any of the other Loan Documents:
          (1) Administrative Agent will be entitled, among other things, to make one or more draws by presentment thereof to the issuing bank accompanied only by Administrative Agent’s clean sight-draft, it being intended that the issuing bank shall have no right or duty to inquire as to Administrative Agent’s right to draw upon such Letter of Credit;
          (2) Administrative Agent shall be entitled, among other things, to draw upon each Letter of Credit, in whole, or in part from time to time, upon the occurrence and during the continuance of any Event of Default or under the other circumstances under which a draw shall be permitted under the Loan Documents or the Letter of Credit;
          (3) Administrative Agent shall have the right to draw upon any Letter of Credit within thirty (30) days prior to the expiration date of such Letter of Credit and each renewal and extension thereof unless, prior to such expiration date of such Letter of Credit and each renewal and extension thereof, Borrower shall have furnished a replacement, extension or renewal Letter of Credit, acceptable to Administrative Agent, it being the intent hereof that at no time shall the unexpired term of any Letter of Credit be less than thirty (30) days. If Administrative Agent draws upon a Letter of Credit pursuant to the terms of this subsection (3), then Administrative Agent shall give notice of such draw to Borrower and Administrative Agent shall hold the proceeds thereof as additional collateral for the Obligations, to be applied in accordance with subsections (4) and (5) below.
          (4) Upon three (3) Business Days notice to Borrower, Administrative Agent shall also be entitled to draw upon a Letter of Credit if Administrative Agent reasonably determines that its rights to draw on such Letter of Credit could be in jeopardy. Without limiting the foregoing, Administrative Agent shall also be entitled to draw on a Letter of Credit if the credit rating or financial condition of the issuing bank no longer meets the minimum rating contained in the definition of Letter of Credit. Following a draw by Administrative Agent on a Letter of Credit solely because of the deterioration of the creditworthiness of the issuing bank, Administrative Agent will deposit such proceeds in the Cash Collateral Account as security for the purposes for which such Letter of Credit was delivered and Administrative Agent shall be entitled to draw upon such proceeds to the same extent it would have been entitled to make a draw under the applicable Letter of Credit. Administrative Agent shall, or shall direct the Cash Management Agent to, disburse such proceeds to Borrower provided (i) Borrower delivers to Administrative Agent a replacement Letter of Credit, (ii) there exists no Event of Default, and (iii) Borrower pays all of Administrative Agent’s fees and expenses in connection with such draw and disbursement.
          (5) No draw by Administrative Agent on any Letter of Credit shall cure or be deemed to cure any Event of Default or limit in any respect any of Administrative Agent’s or the Lenders’ remedies under the Loan Documents, it being understood that Administrative Agent’s and the Lenders’ rights and remedies hereunder shall be cumulative and Administrative Agent and the Lenders shall have no obligations to apply the proceeds of any draw to missed installments or other amounts then due and unpaid under the Loans. Proceeds of any draw upon a Letter of Credit (after reimbursement of any actual out-of-pocket costs and expenses, including reasonable attorneys’ fees and reimbursements, incurred by Administrative Agent in connection with such draw) may be applied by Administrative Agent to the payment of the Loans in such manner as Administrative Agent may determine. No delay or omission of Administrative Agent or the Lenders in exercising any right to draw on a Letter of Credit shall impair any such right, or shall be construed as a waiver of, or acquiescence in, any Event of Default.
          (6) Administrative Agent shall, upon request, release its rights in any Letters of Credit and surrender such Letters of Credit to the issuing bank upon the payment in full of all Loans.
ARTICLE 5
INTENTIONALLY DELETED
ARTICLE 6
LEASING MATTERS
     Section 6.1 Representations and Warranties on Leases. From and after the date that an Individual Property is encumbered by a Mortgage, each Borrower represents and warrants to Administrative Agent and the Lenders with respect to Leases of the applicable Individual Property owned by it as follows:

          (1) No Individual Property is subject to any Leases other than the Leases described in the true and correct copy of the rent roll attached hereto as Schedule 6.1 (the “Rent Roll”) and made a part hereof (other than tenants’ subleases, if any, and Seasonal Leases).
          (2) No person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases, the Permitted Encumbrances or the provisions of the Reciprocal Easement Agreement.
          (3) The Leases described on the Rent Roll are in full force and effect and except as disclosed in such Rent Roll or in an estoppel delivered to Administrative Agent in connection with the Loan, to Borrower’s knowledge, there are no material defaults thereunder by either party to such Lease and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder.
          (4) No Rent (other than security deposits) has been paid more than one (1) month in advance of its due date. All work to be performed to date by Borrower under each Lease has been performed in all material respects as required, and except as disclosed in such Rent Roll or in an estoppel delivered to Administrative Agent in connection with the Loan or in Schedule 7.34, to Borrower’s knowledge, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant already have been received by such tenant.
          (5) There has been no prior sale, transfer or assignment, hypothecation or pledge of Borrower’s interest in any Lease or of the Rents received therein which is presently outstanding.
          (6) Except as expressly described in the Title Insurance Policy or in Schedule 6.1 attached hereto or in an estoppel delivered to Administrative Agent in connection with the Loan, no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.
          (7) Except as described in the Environmental Report, Borrower does not have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the unauthorized use, generation, treatment, storage, disposal or transportation of any Hazardous Substances in any manner that will or likely result in a violation of applicable Environmental Laws.
          (8) On the applicable Closing Date, there are no material Unfunded Tenant Allowances except as set forth on Schedule 6.5.
     Section 6.2 Approval Rights.
          (1) Any Material Leases with respect to any Individual Property executed after the date hereof (other than extensions or renewals of existing Leases pursuant to options provided in such Leases), shall be subject to the prior approval of Administrative Agent, which approval shall not be unreasonably withheld. Borrower may not amend or terminate any Material Lease without the prior approval of Administrative Agent except in a commercially reasonable manner by reason of tenant default beyond all applicable notice and cure rights. For purposes of determining whether a Lease which is a “pad” or “ground lease” is a Material Lease, the gross leasable area of any building to be used by the tenant shall be considered and not the surface land area to be leased pursuant to such Lease.
          (2) Administrative Agent’s prior approval shall not be required for any Lease that is not a Material Lease executed after the applicable Closing Date provided that the following conditions are satisfied: (A) there exists no Event of Default for which Administrative Agent shall have accelerated the Loan; (B) the Lease (or another instrument executed by the applicable tenant) shall provide that such Lease is subordinate to the Mortgage encumbering the applicable Individual Property and the tenant agrees, subject to appropriate provisions for non-disturbance to the extent the tenant is not in default thereunder, to attorn to Administrative Agent or any purchaser at a sale by foreclosure or power of sale and the tenant will provide an estoppel certificate at least one (1) time per calendar year; (C) the Lease does not materially conflict with any restrictive covenant affecting any Individual Property or any other Lease for space in such Individual Property; (D) the Lease complies with the Leasing Guideline Schedule; and (E) the Lease is with a bona fide third-party not an Affiliate of Borrower.
          (3) Administrative Agent’s prior approval shall not be required for any modification or extension executed after the applicable Closing Date of any Lease that is not a Material Lease provided that the following conditions are satisfied: (A) there exists no Event of Default for which Administrative Agent shall have accelerated the Loan; (B) such modification or extension does not materially conflict with any restrictive covenant affecting any Individual Property or any other Lease for space in such Individual Property; and (C) such modification or extension complies with the Leasing Guideline Schedule. In no event shall (i) any modification or extension amend the provisions relating to subordination, attornment, estoppels and landlord liability without the prior written consent of Administrative Agent or (ii) approval be required for extensions or renewals of existing Leases (including Material Leases) pursuant to options provided therein.
          (4) Notwithstanding anything to the contrary contained in the Loan Documents, Administrative Agent’s approval shall not be required for any termination of any Lease if the following conditions are satisfied: (A) there exists no Event of Default for which Administrative Agent shall have accelerated the Loan; (B) the Lease is not a Material Lease; and (C) the tenant is in default under the applicable Lease or the tenant is not in default under the Lease, and Borrower has entered into a replacement Lease for the portion of the Individual Property occupied by the tenant pursuant to the Lease to be terminated.
          (5) Notwithstanding anything to the contrary contained in this Section 6.2, whenever Administrative Agent’s approval or consent to a Lease or modification of a Lease is required pursuant to the provisions of this Section 6.2, the applicable Borrower may, but is not obligated to, submit to Administrative Agent a Lease Term Sheet for a proposed Lease or modification of a Lease for which Administrative Agent’s consent is required hereunder together with reasonably detailed financial information relating to the actual or proposed tenant under such Lease or Lease modification. The applicable Borrower shall deliver to Administrative Agent the executed Lease or Lease modification and if such Lease or Lease modification conforms to the approved Lease Term Sheet delivered to Administrative Agent in accordance with the preceding sentences without material modification from such approved Lease Term Sheet, then such Lease or Lease modification will be deemed approved. The applicable Borrower shall have the right to resubmit to Administrative Agent the Lease Term Sheet for the same tenant if the proposed lease terms have been substantially revised from the Lease Term Sheet which has been approved, deemed approved or rejected by Administrative Agent pursuant to the terms hereof.
          (6) With regard to any action described in this Section 6.2 for which Administrative Agent’s consent is required, Administrative Agent shall not withhold its consent or disapproval to any such action for more than ten (10) Business Days after request for approval thereof has been made by Borrower, accompanied by a detailed description of the request for which approval is sought, provided that Borrower submits such request for Administrative Agent’s approval in an envelope labeled “Priority” and delivered to Administrative Agent by overnight delivery and otherwise in accordance with the provisions of Section 12.1 and which request shall state at the top of the first page in bold lettering in 14 pt. font “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT AMONG THE UNDERSIGNED, ADMINISTRATIVE AGENT AND THE LENDERS FROM TIME TO TIME A PARTY THERETO.” In the event that Administrative Agent fails to either approve such request or disapprove such request (such disapproval stating the reasons for such disapproval) for more than ten (10) Business Days after receipt thereof, the action that was the subject of said request shall be deemed approved.
     Section 6.3 Covenants.
          (1) Upon request, Borrower shall furnish Administrative Agent with executed copies of all Leases, Lease modifications or Lease terminations entered into after the date hereof.
          (2) Borrower (A) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (B) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to materially impair the value of the applicable Individual Property; (C) shall not collect any of the Rents more than one (1) month in advance (other than security deposits or lease termination payments, which lease termination payments will be deposited by the applicable Borrower into the Lockbox Account); (D) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (E) shall execute and deliver at the request of Administrative Agent all such further assurances, confirmations and assignments in connection with the Leases as Administrative Agent shall from time to time reasonably require.
          (3) At Borrower’s request, Administrative Agent shall enter into a subordination, non-disturbance and attornment agreement prepared by such Borrower and delivered to Administrative in a form attached hereto as Schedule 6.3(3) (accompanied by a “blackline” against such form) as to any Material Lease, any Lease approved by Administrative Agent and all other Leases with “national tenants” permitted under the Loan Documents at no cost to the applicable Borrower unless Administrative Agent is required to negotiate the terms of such subordination, non-disturbance and attornment agreement, in which case the applicable

Borrower shall pay for all of Administrative Agent’s actual out-of-pocket costs and expense incurred with respect to such negotiations.
          (4) Borrower shall hold, in trust, all tenant security deposits in a segregated account, and, to the extent required by Applicable Law, shall not commingle any such funds with any other funds of Borrower. Within ten (10) days after Administrative Agent’s request (which may not be made more than once in any calendar year except during the continuance of an Event of Default), Borrower shall furnish to Administrative Agent a statement of all tenant security deposits, and copies of all Leases not previously delivered to Administrative Agent, certified by Borrower as being true, complete and correct.
     Section 6.4 Tenant Estoppels.
          (1) At Administrative Agent’s request, (1) provided that no Event of Default is then continuing, Administrative Agent will advise Borrower as to the reason (the “Stated Reason”) that Administrative Agent is then making such request and, provided, further, that in no event shall (a) in the absence of an Event of Default, Administrative Agent require estoppels beyond what is reasonably necessary to address the Stated Reason and (b) such request be made more than once in any calendar year except during the continuance of an Event of Default, Borrower shall use reasonable efforts to obtain and furnish to Administrative Agent written estoppels in form and substance satisfactory to Administrative Agent, executed by commercial tenants under Leases in the applicable Individual Property and confirming the term, Rent, and other provisions and matters relating to the Leases and (2) if required under the terms of the applicable Lease as a condition to such tenant’s attornment to Administrative Agent, Borrower shall use reasonable efforts to obtain from the applicable tenant written subordination and attornment agreements, in form and substance satisfactory to Administrative Agent (it being agreed that the form required by the terms of the applicable Lease shall be acceptable to Administrative Agent), executed by tenants under Leases in the applicable Individual Property, whereby, among other things, such tenants subordinate their interest in the applicable Individual Property to the Loan Documents and agree to attorn to Administrative Agent (on behalf of the Lenders) and its successors and assigns upon foreclosure or other transfer of the applicable Individual Property after an Event of Default.
     Section 6.5 Unfunded Tenant Allowances. Borrower shall pay, when required by the applicable Lease, all Unfunded Tenant Allowances due to the applicable tenant.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
     Each Borrower represents and warrants to Administrative Agent and the Lenders as to itself and its applicable Individual Property that on the applicable Closing Date applicable to its Individual Property that:
     Section 7.1 Organization and Power. Borrower and each Borrower Party are duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and except where the failure to do same would not reasonably be expected to have a

Material Adverse Effect as to each Individual Property, is in compliance with Legal Requirements applicable to doing business and is in good standing in the State. Borrower has the requite power and authority to own its applicable Individual Property and to transact the businesses in which it is engaged. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code.
     Section 7.2 Validity of Loan Documents. The execution, delivery and performance by Borrower and each Borrower Party of the Loan Documents: (1) are duly authorized and do not require the consent or approval of any other party or Governmental Authority which has not been obtained; and (2) will not violate any law or result in the imposition of any Lien upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute the legal, valid and binding obligations of Borrower and each Borrower Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto, except as may be set forth in the legal opinions delivered to Administrative Agent on the applicable Closing Date in connection with the Loans.
     Section 7.3 Liabilities; Litigation; Bankruptcy.
          (1) The financial statements delivered by Borrower and each Borrower Party are true and correct in all material respects with no significant change since the date of preparation. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting any Individual Property, Borrower or any Borrower Party. Except as disclosed in such financial statements or on Schedule 7.3 attached hereto, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of Borrower, threatened, against any Individual Property, Borrower or any Borrower Party which if adversely determined would reasonably expected to have a Material Adverse Effect as to the Individual Properties taken as a whole.
          (2) Neither Borrower nor any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.
     Section 7.4 Assessments. Except as disclosed on the Title Policies or on Schedule 7.4 attached hereto, there are no pending or, to Borrower’s best knowledge, proposed, special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated Improvements to any Individual Property that may result in such special or other assessments.

     Section 7.5 Other Agreements; Defaults. Neither Borrower nor any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which would reasonably expected to have a Material Adverse Effect as to the Individual Properties taken as a whole. Neither Borrower nor any Borrower Party is in violation of any agreement which violation would reasonably expected to have a Material Adverse Effect as to the Individual Properties taken as a whole.
     Section 7.6 Compliance with Law.
          (1) Except as disclosed in the Physical Conditions Report or in the Site Assessment or in “PZR” reports delivered to Administrative Agent in connection with the Loan, to Borrower’s knowledge, Borrower and each Individual Property are in compliance in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Except as set forth on Schedule 7.6(1) attached hereto, the Property does not constitute, in whole or in part, a non-conforming use under applicable Legal Requirements;
          (2) There has not been commited by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of any Individual Property, and Borrower shall not commit, suffer or permit to occur, any act or omission affording the federal government or any state or local government the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents;
          (3) Except as disclosed on Schedule 7.6(3) attached hereto, no Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property; and
          (4) Except as disclosed on the applicable Survey, (i) each Individual Property has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities; (ii) all public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located in the public right-of-way abutting such Individual Property, and all such utilities are connected so as to serve such Individual Property without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting such Individual Property; and (iii) all roads necessary for the full utilization of each Individual Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.
          (5) No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.
     Section 7.7 Location of Borrower. Borrower’s principal place of business and chief executive offices are located at 110 North Wacker Drive, Chicago, Illinois 60606.
     Section 7.8 ERISA. Borrower has not established any pension plan for employees which would cause Borrower to be subject to the Employee Retirement Income Security Act of 1974, as amended. Borrower and each ERISA Affiliate is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower or any ERISA Affiliate constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (i) Borrower and each ERISA Affiliate is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (ii) transactions by or with Borrower and each ERISA Affiliate are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.
     Section 7.9 Margin Stock. No part of proceeds of the Loans will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
     Section 7.10 Tax Filings. Borrower and each Borrower Party have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and each Borrower Party, respectively.
     Section 7.11 Solvency. Giving effect to the Loans, the fair saleable aggregate value of Borrower’s combined assets (based on the appraised value of the Property) exceeds and will, immediately following the making of the Loans, exceed Borrower’s total combined liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s combined assets (based on the appraised value of the Property) is and will, immediately following the making of the Loans, be greater than Borrower’s aggregate probable liabilities, including the maximum amount of its or their contingent liabilities on its or their debts as such debts become absolute and matured. Borrower’s combined assets (based on the appraised value of the Property) do not and, immediately following the making of the Loans will not, constitute unreasonably small capital to carry out its or their business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).
     Section 7.12 Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower or any Borrower Party in this Agreement or in any of the other Loan Documents or in any certificate, statement or questionnaire delivered by Borrower or any Borrower Party in connection with the Loans contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower or any Borrower Party which has not been disclosed to Administrative Agent, nor as far as Borrower can foresee, that would reasonably be expected to have a Material Adverse Effect as to any Individual Property.
     Section 7.13 Single Purpose Entity. Each of the Borrowers hereby represents, warrants and covenants as follows:
          (1) The purpose for which Borrower, other than the MD Borrowers, is organized is and shall be limited solely to (A) owning, holding, leasing, transferring, operating and managing the Individual Property and all business incidental thereto, (B) refinancing the

Individual Property in connection with a permitted repayment of the Loans and (C) transacting any and all lawful business for which Borrower may be organized under its constitutive law that is incidental, necessary or appropriate to accomplish the foregoing. The purpose for which each MD Borrower is organized is and shall be limited solely to (y) borrowing the Loan and entering into or assuming the obligations of Borrower under this Agreement and the other Loan Documents to which it is a party and (z) transacting any and all lawful business for which MD Borrower may be organized under its constitutive law that is incidental, necessary or appropriate to accomplish the foregoing.
          (2) Except as may be permitted herein, Borrower, other than the MD Borrowers, does not own and will not own or acquire any asset or property other than (A) the Individual Property and (B) incidental personal property necessary for and used or to be used in connection with the ownership, management or operation of the Individual Property. MD Borrower does not and will not own any property.
          (3) Except as may be permitted herein, Borrower, other than the MD Borrowers, does not and will not engage in any business other than the ownership of the ownership, management and operation of the Individual Property or business incidental thereto (including as described in subsection (1) hereof).
          (4) Borrower is not a party to and will not enter into any contract, agreement or transaction with any Affiliate except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arms-length basis with third parties not so affiliated with Borrower.
          (5) MD Borrower is not liable for and will not incur any Indebtedness other than the Loan. Borrower, other than MD Borrower, is not liable for and will not incur any Indebtedness other than (i) the Indebtedness, (ii) trade and operational debt (collectively “Trade Debt”) incurred in the ordinary course of business with trade creditors in amounts as are normal and reasonable under the circumstances, provided such Trade Debt does not exceed the applicable Trade Debt Threshold Amount, is not evidenced by a note and is not in excess of sixty (60) days past due (unless the same is subject to good faith dispute by Borrower, in appropriate proceedings therefor, and for which adequate reserves have been established in accordance with GAAP), and (iii) Capital Expenditures having a cost in the aggregate not in excess of the Threshold Amount (taking into account all Capital Expenditures which are ongoing or which have not been paid for in full but excluding Trade Debt and the Capital Expenditures for which the applicable Borrower has delivered to Administrative Agent the collateral required by Section 9.14(1) hereof). No Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by the Individual Property (other than Indebtedness, if any, secured by Permitted Encumbrances and such other Liens approved by Lender or permitted pursuant to this Agreement). For the purposes of determining the cost of Capital Expenditures which are ongoing or which have not been paid in full, any Capital Expenditures for which Borrower has provided the collateral described in Section 9.14 shall be disregarded.
          (6) Borrower has not made and will not make any advance payments other than in the ordinary course of its business or loans to any Person and shall not acquire obligations or securities of any of its Affiliate.

          (7) Borrower is and will remain solvent, is paying and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due (unless the same is subject to good faith dispute by Borrower, as the case may be, in appropriate proceedings therefor, and for which adequate reserves have been established in accordance with GAAP).
          (8) Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its separate existence, and will not, nor will it permit any of its Affiliates to, amend, modify or otherwise change the operating agreement, as applicable, or other organizational documents of Borrower in any material respect which adversely affects its existence as a Single Purpose Entity or its other obligations with respect to the Loans without the prior written consent of Administrative Agent. Notwithstanding the foregoing, Borrower may convert its organization entity type without prior consent of Administrative Agent, provided that Borrower (i) at all times complies with the provisions of this Section 7.13; (ii) delivers, at Borrower’s cost and expense, to Administrative Agent the organizational documents in form and substance reasonably satisfactory to Administrative Agent evidencing such conversion no later than ten (10) Business Days prior to the effective date of such conversion; (iii) delivers, at Borrower’s cost and expense, such amendments to all financing statements filed in connection with the Loan, as may be reasonably requested by Administrative Agent; (iv) delivers, at Borrower’s cost and expense, to Administrative Agent any other document, instrument or certificate that Administrative Agent shall reasonably require; and (v) pays for all of Administrative Agent’s reasonable out-of-pocket expense, including but not limited to, Administrative Agent’s legal fees incurred in connection with the review of such deliveries.
          (9) Borrower maintains and will maintain all of its books, records, financial statements and bank accounts separate from those of any other Person and, except as required or permitted under GAAP, its assets are not and will not be listed as assets on the financial statement of any other Person. Borrower has filed and will file its own tax returns and will not file a consolidated federal income tax return with any other Person (except that and Borrower may file or may be part of a consolidated federal tax return to the extent required or permitted by applicable law); provided, however, that there shall be an appropriate notation indicating the separate existence of Borrower and its respective assets and liabilities. Borrower maintains and shall maintain its books, records, resolutions and agreements as official records.
          (10) Borrower is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other Person (including any of its respective Affiliates), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, does not and shall not identify itself as a division or part of any other Person and does and shall maintain and utilize a separate telephone number and separate stationery, invoices and checks.
          (11) Borrower does and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

          (12) Neither Borrower nor any of its respective Affiliates will seek the dissolution, winding up, liquidation, consolidation or merger in whole or in part of Borrower or the Property, or, except as expressly permitted by the terms of this Agreement, the sale of material assets of Borrower, as the case may be.
          (13) Borrower will not commingle its assets with those of any other Person and Borrower will hold all of its respective assets in its own name. Borrower does and will continue to maintain and account for its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person.
          (14) Except for the Loans, (A) Borrower does not presently guaranty the debts of any other Person; (B) will not guarantee or become obligated for the debts of any other Person; and (C) does or will hold itself out as being responsible for the debts or obligations of any other Person.
          (15) Borrower, other than MD Borrowers, is either (A) a single member Delaware limited liability company which shall have one (1) Independent Manager, (B) a limited partnership which has as its general partner a single member Maryland limited liability company which is and shall be a Single Purpose Entity Party which shall have one (1) Independent Manager or (C) a business trust which has one (1) Independent Trustee.
          (16) MD Borrower is a limited liability company whose sole member is the applicable MD Guarantor. MD Guarantor shall comply with the representations, warranties and covenants described in this Section 7.13 as if made by the MD Guarantor, except that the purpose of the MD Guarantor shall be limited to owning and holding its interest in the applicable MD Borrower and the Individual Property and all action incidental, necessary and appropriate to accomplish the foregoing. If at any time while the Note is outstanding, MD Borrower is not a limited liability company, MD Guarantor shall be a Special Purpose Entity which satisfies the Administrative Agent for the type of entity applicable to MD Borrower.
          (17) At all times when a member or general partner of Borrower is required to be an Single Purpose Entity Party, Borrower shall cause (a) there to be at least one (1) duly appointed Independent Manager on the board of managers of such member or general partner and (b) such member or general partner to own at least 0.1% of the equity interests in such Borrower.
          (18) Borrower does and shall allocate fairly and reasonably any overhead expenses that are shared with any of their respective Affiliates, including paying for office space and services performed by any employee of any of their respective Affiliates.
          (19) Borrower does not, nor shall Borrower pledge its assets to secure the obligations of any other Person other than with respect to the Loan.
          (20) Borrower will pay the salaries of its own employees from its own funds.
     Section 7.14 Property Management. The Individual Property is self-managed by Borrower. There is no Management Agreement currently in effect.

     Section 7.15 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, operating agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any Applicable Law of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
     Section 7.16 Title. Borrower has good, marketable and insurable fee or leasehold title, as the case may be, to the real property comprising of each Individual Property, and good title to the balance of the Property, free and clear of all Liens whatsoever, except for the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. The Mortgage creates (and upon the recordation thereof and of any related financing statements there will be perfected) (1) a valid and enforceable Lien on each Individual Property, subject only to Permitted Encumbrances and (2) security interests in and to, and collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Except to the extent insured over by the Title Insurance Policy, there are no claims against Borrower’s interest in the Property for payment for work, labor or materials affecting any Individual Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage and this Agreement or have a Material Adverse Effect as to the Individual Properties, taken as a whole.
     Section 7.17 Use of Property. The Property is being used exclusively for retail or general office and other appurtenant and related uses.
     Section 7.18 Flood Zone. Except as disclosed on the Survey, no portion of the Improvements comprising the Property is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1994, as amended, or any successor law.
     Section 7.19 Insurance. Borrower has obtained and has delivered to Administrative Agent evidence of insurance for the Property reflecting the insurance coverages, amounts and other insurance requirements set forth in this Agreement. No pending claims related to the Individual Properties have been made under any such policy, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.
     Section 7.20 Certificate of Occupancy; Licenses. All certifications, permits, licenses franchises, qualifications, or other governmental authorizations, including without limitation,

certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Individual Property in the manner in which such Individual Property is currently used, occupied and operated (collectively, the “Licenses”) have been obtained and are in full force and effect except where the failure to have the same would not reasonably be expected to have a Material Adverse Effect as to any Individual Property. The use being made of the Property is in conformity with any applicable certificate of occupancy issued for the Property.
     Section 7.21 Physical Condition. Except as disclosed in the building condition reports certified to Administrative Agent and delivered in connection with the initial advance of the Loans, each Individual Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to Borrower’s knowledge, there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
     Section 7.22 Boundaries. Except as disclosed on the Survey, all of the Improvements lie wholly within the boundaries and building restriction lines of such Individual Property, and no Improvements on adjoining properties encroach upon any Individual Property, and no Improvements encroach upon or violate any easements or other encumbrances upon the any Individual Property, so as to have a Materially Adverse Effect, except those which are insured against by title insurance.
     Section 7.23 Separate Lots. Except as disclosed on Schedule 7.23 attached hereto, each Individual Property is comprised of one (1) or more parcels which constitutes one (1) or more separate tax lots and does not constitute a portion of any other tax lot not a part of such Individual Property.
     Section 7.24 Survey. The Survey for each Individual Property delivered to Administrative Agent in connection with this Agreement does not fail to reflect any material matter affecting the applicable Individual Property or the title thereto.
     Section 7.25 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of each Individual Property to Borrower or any transfer of a controlling interest in Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid and, under current Legal Requirements, the Mortgage is enforceable in accordance with its terms by Administrative

Agent or any subsequent holder thereof (on behalf of the Lenders), subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.
     Section 7.26 Investment Company Act. Borrower is not (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
     Section 7.27 Foreign Assets Control Regulations, Etc.
          (1) Neither the execution and delivery of the Notes and the other Loan Documents by Borrower Parties nor the use of the proceeds of the Loans, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same. Without limiting the generality of the foregoing, no Borrower Party or any of their respective subsidiaries (a) is or will become a “blocked person” described in Section 1 of the Anti-Terrorism Order or (b) engages or will engage in any dealings or transactions or be otherwise associated with any such “blocked person”.
     Section 7.28 Organizational Structure.
          (a) Borrower has heretofore delivered to Administrative Agent a true and complete copy of the Organizational Documents of each Borrower Party.
          (b) Schedule 7.28 contains a true and accurate chart reflecting the ownership of all of the direct and indirect equity interests (other than Public Shareholders) in Borrower, including the percentage of ownership interest of the Persons shown thereon.
     Section 7.29 Reciprocal Easement Agreement. Each Reciprocal Easement Agreement is in full force and effect and has not been modified, amended or supplemented except as set forth on Schedule 7.29 or in an estoppel certificate delivered to Agent in connection with the Loan, and except as set forth on Schedule 7.29 or in an estoppel certificate delivered to Agent in connection with the Loans, neither Borrower nor, to Borrower’s knowledge, any other party to any Reciprocal Easement Agreement, is in default under any of the material provisions thereof which is reasonably likely to have a Material Adverse Effect on such Individual Property, and to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default of any of the material provisions thereof which is reasonably likely to have a Material Adverse Effect on such Individual Property.
     Section 7.30 Patriot Act.
          (a) Neither Sponsor nor any Affiliate of Sponsor (but excluding any Public Shareholders) owning a direct or indirect interest in any Borrower, and to the best of Borrower’s knowledge, none of its brokers or other agents acting or benefiting in any capacity in connection with the Loans, is a Prohibited Person.
          (b) Neither Sponsor nor any Affiliate of Sponsor (but excluding any Public Shareholders) owning a direct or indirect interest in any Borrower, and to the best of Borrower’s knowledge, none of its brokers or other agents acting or benefiting in any capacity in connection with the Loans, (i) has conducted or will conduct any business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) has dealt or will deal in, or otherwise has engaged nor will engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) has engaged or will engage in or has conspired or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.
          (c) Borrower covenants and agrees to deliver to Lender any certification or other evidence requested from time to time by Lender in its reasonable discretion, confirming Borrower’s compliance with this Section 7.30.
     Section 7.31 TIF Agreement Representations. Borrower has delivered to Administrative Agent complete and accurate copies of the TIF Agreements and all amendments and modifications thereto. Each TIF Agreement is in full force and effect. Neither Borrower, nor to Borrower’s knowledge, any other party to any of the TIF Agreements has breached or is in default under any of the TIF Agreements.
     Section 7.32 Ground Lease Representations.
          (1) Recording; Modification. Each Ground Lease or a memorandum thereof has been duly recorded. The Ground Leases permit the interest of the applicable Borrower to be encumbered by a mortgage. There have not been amendments or modifications to the terms of any Ground Lease since its recordation, with the exception of written instruments which have been recorded or otherwise described to Schedule 7.32. Borrower shall not cancel, terminate, surrender or amend, or permit the cancellation, termination, surrender or amendment of, any Ground Lease without the prior written consent of Administrative Agent, which consent may be withheld in Administrative Agent’s sole and absolute discretion.
          (2) No Liens. Except for the Permitted Encumbrances or items insured over by the Title Insurance Policy, the applicable Borrower’s interest in the Ground Leases (and specifically excluding the fee interest) is not subject to any Liens or encumbrances superior to, or of equal priority with, the applicable Mortgage.
          (3) Ground Lease Assignable. Borrower’s interest in the Ground Leases may be encumbered by the Lien of the Mortgage and Administrative Agent on behalf of the Lenders may exercise Lender’s remedies hereunder without the consent of the ground lessor. Except as described on Schedule 7.32, Borrower’s interest in the Ground Leases is assignable to Administrative Agent upon notice to, but without the consent of, the ground lessor (or, if any such consent is required, it has been obtained prior to the applicable Closing Date).

          (4) Default. Except as disclosed in the estoppels letters delivered to Administrative Agent, as of the date hereof, each of the Ground Leases is in full force and effect and no default has occurred under any of the Ground Leases and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of any of the Ground Leases.
          (5) Notice. Except as described on Schedule 7.32 and provided the Ground Lessor is furnished with Administrative Agent’s name and address, the Ground Leases require the ground lessor to give notice of any default by Borrower to Lender. The Ground Leases, or estoppel letters received by Administrative from the ground lessor, further provides that notice of termination given under any of the Ground Leases is not effective against Administrative Agent unless a copy of the notice has been delivered to Administrative Agent in the manner described in the Ground Leases.
          (6) Cure. Except as described on Schedule 7.32, Administrative Agent is permitted the opportunity (including, where necessary, sufficient time to gain possession of the interest of the applicable Borrower under the applicable Ground Lease) to cure any default under any of the Ground Leases, which is curable after the receipt of notice of any of the default before the ground lessor thereunder may terminate the applicable Ground Lease.
          (7) Term. Except as described on Schedule 7.32, each Ground Lease has a term (including renewal terms exercisable by Borrower) which extends not less than twenty (20) years beyond the Maturity Date.
          (8) Subleasing. Except as described on Schedule 7.32, the Ground Lease does not impose any material restrictions on subleasing.
     Section 7.33 Condominium Representations.
          (1) Each of the Condominium Documents, to Borrower’s knowledge, is in full force and effect and none of the Condominium Documents have been modified or amended.
          (2) Neither Borrower nor, to Borrower’s knowledge, any other party to any of the Condominium Documents is in default under any of the material provisions of any of the Condominium Documents, and there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.
          (3) All conditions of the Condominium Documents which were required to be satisfied, and all approvals which were required to be given in connection with the making of the Loan, as of the date hereof, have been satisfied, given or waived.
          (4) Borrower has delivered to Lender a true, complete and correct copy of each of the Condominium Documents, certified by Borrower, together with true, complete and correct copies of all amendments and modifications thereto.
          (5) There are no charges, fees, assessments and reserves under the Condominium Documents (whether annual, monthly, regular, special or otherwise), including, without limitation, common charges, that are delinquent as of the date hereof. There are no pending assessments that have been called for in writing to which Borrower would be subject under the Condominium Documents.
          (6) Borrower owns all of the units of the Condominium and, as of the date hereof, there does not exist a Board of Directors.
ARTICLE 8
FINANCIAL REPORTING
     Section 8.1 Financial Statements.
          (1) Intentionally Deleted.
          (2) Quarterly Reports. Within forty-five (45) days after the end of each of the first, second and third calendar quarters, Borrower shall furnish to Administrative Agent a detailed operating statement with respect to each Individual Property (showing quarterly activity and year-to-date) stating Operating Revenues, Operating Expenses in GAAP form, operating income, and Capital Expenditures for the calendar quarter just ended and a balance sheet for such quarter for Borrower. Borrower’s quarterly statements shall be in scope and detail reasonably satisfactory to Administrative Agent and accompanied by (a) a statement of aggregate sales by tenants under Leases or other occupants of the Individual Property, both on an actual (or to the extent such information is not provided by tenants, Manager’s or Borrower’s best estimate) and on a comparable store basis for the prior calendar quarter, (b) intentionally deleted; (c) current Rent Rolls for the Individual Property, (d) balance sheets for each Individual Property, and (e) a certificate executed by the chief financial officer of Borrower or the General Partner or the Managing Member, as the case may be, of Borrower stating that (i) each such quarterly statement is true, correct and presents fairly the financial condition and the results of operations of Borrower and the Property and has been prepared in accordance with Section 8.2 and (ii) there exists no Event of Default or Potential Default as of the date of the certificate.
          (3) Annual Reports.
          (a) Within ninety (90) days after the end of each calendar year of Borrower’s operation of the Property, Borrower will furnish to Administrative Agent a complete copy of Borrower’s annual financial statements, which financial statements shall contain a balance sheet, a detailed operating statement with respect to each Individual Property stating Operating Revenues, Operating Expenses in GAAP form, operating income for each Borrower and each Individual Property. Borrower’s annual financial statements shall be accompanied by (1) a statement of aggregate sales by tenants under Leases or other occupants of the Individual Property, on an actual (or to the extent such information is not provided by tenants, Manager’s or Borrower’s best estimate) and on a comparable store basis for the prior calendar year, (2) a certificate executed by the chief financial officer of Borrower or the General Partner or the Managing Member, as the case may be, of Borrower stating that each such annual financial statement is true, correct and presents fairly the financial condition and the results of operations of each Borrower and each Individual Property and has been prepared in accordance with

Section 8.2, and (3) there exists no Event of Default or Potential default as of the date of the Certificate.
          (b) Within sixty (60) days after the end of each calendar year of Borrower’s operation of the Property, Borrower will furnish to Administrative Agent the Annual Budget.
     Section 8.2 Accounting Principles. All financial statements shall be prepared in accordance with sound accounting principles applicable to commercial real estate, consistently applied from year to year. If the financial statements are prepared on an accrual basis, such statements shall be accompanied by a reconciliation to cash basis accounting principles.
     Section 8.3 Other Information. Borrower shall deliver or cause to be delivered to Administrative Agent such material additional information regarding Guarantor, Borrower, its subsidiaries, its business, any Borrower Party, and any Individual Property within thirty (30) days after Administrative Agent’s request therefor.
     Section 8.4 Annual Budget. For each Fiscal Year during the continuance of a Trigger Event and upon Administrative Agent’s request, Borrower shall submit to Administrative Agent not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Administrative Agent an Annual Budget. Each such Annual Budget submitted for such Fiscal Year shall be subject to Administrative Agent’s approval, which approval shall not be unreasonably withheld or delayed (each such Annual Budget, an “Approved Annual Budget”). In the event that Administrative Agent reasonably objects to a proposed Annual Budget submitted by Borrower, Administrative Agent shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Administrative Agent. Administrative Agent shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Administrative Agent approves the Annual Budget provided that Administrative Agent’s failure to object to any Annual Budget within the applicable time set forth in this Section shall be deemed to be approval of same. Until such time that Administrative Agent approves or is deemed to have approved a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses. The Annual Budget in effect upon the occurrence of a Trigger Event shall be deemed to be an Approved Annual Budget.
     Section 8.5 Audits. Borrower shall permit Administrative Agent to examine such records, books and papers of Borrower which reflect upon its financial condition and the income and expense relative to the Property. Administrative Agent shall have the right to choose and appoint a certified public accountant to perform financial audits as it deems necessary, at Lender’s expense except upon the occurrence and during the continuance of an Event of Default, in which case it shall be at Borrower’s expense.

ARTICLE 9
COVENANTS
     Each Borrower covenants and agrees with Administrative Agent and the Lenders as to itself and its applicable Individual Property as follows:
     Section 9.1 Due on Sale and Encumbrance; Transfers of Interests.
          (1) Except as permitted by the provisions of this Agreement or the other Loan Documents, no Borrower will, without the prior consent of Administrative Agent, (a) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of any legal or equitable interests in all or any part of its applicable Individual Property (a “Property Transfer”), (b) permit or suffer (by operation of law or otherwise) any mortgage, lien or other encumbrance of all or any part of the Individual Property other than the Permitted Encumbrances, (c) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of any direct or indirect interest in any Borrower (an “Equity Transfer”), (d) permit or suffer (by operation of law or otherwise) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect interest in any Borrower or (e) file a declaration of condominium with respect to any Individual Property or (f) grant any easement or other agreement granting rights in or restricting the use or development of any Individual Property (each action described in clauses (a), (b), (c), (d), (e) and (f) of this subsection is a “Prohibited Transfer”).
          (2) A Property Transfer of any Individual Property subject to the lien of the Mortgage (but not a mortgage, lien or other encumbrance on the applicable Individual Property other than the Permitted Encumbrances) is permitted provided that each of the following conditions are satisfied:
          (a) no Event of Default shall have occurred and be continuing and such Property Transfer shall not result in an Event of Default;
          (b) Borrower shall give or cause to be given written notice to Administrative Agent of the proposed Property Transfer not later than thirty (30) days prior thereto, which notice shall set forth the name of the Transferee and set forth the date the Property Transfer is expected to be effective;
          (c) the Person (the “Transferee”) to whom the applicable Individual Property is sold or conveyed in the Property Transfer (i) satisfies the requirements of a Single Purpose Entity, (ii) has not, nor any of its constituent equity owners (other than Public Shareholders) that own more than ten (10%) of the outstanding interests in the Transferee have, previously been in default under a loan or other Indebtedness with a Lender hereunder, which default results in a foreclosure, or a deed in lieu of foreclosure or other transfer in lieu of foreclosure, of the collateral securing the defaulted loan or other Indebtedness, (iii) is not, nor any of its constituent equity owners (other than Public Shareholders) are, a Prohibited Person, and (iv) is, and all of its constituent equity owners (other than Public Shareholders) that own more than ten (10%) of the outstanding interests in the Transferee are, in good standing in its state or country of organization;
          (d) after giving effect to such Property Transfer, (i) General Growth, GGPLP L.L.C. and/or GGPLP owns 50% or more of the direct or indirect equity interests in the Transferee and (ii) the Transferee is controlled, directly or indirectly, by General Growth, GGPLP and/or GGPLP L.L.C.;
          (e) following such Transfer the applicable Individual Property will be self-managed by the Transferee or managed by a Qualifying Manager;
          (f) the Transferee shall execute an assumption, effective as of the date of the Property Transfer, of all of the obligations of the applicable Borrower thereafter arising or to be performed under this Agreement, the Mortgage and the other Loan Documents to which the applicable Borrower is a party, subject, however, to the provisions of Section 13.1 of this Agreement and shall deliver or cause to be delivered such legal opinions and title insurance endorsements as may be reasonably requested by Administrative Agent; and
          (g) the proposed Property Transfer will not result in a violation of any of the covenants contained herein relating to compliance with ERISA, the Patriot Act and the Executive Order, and the applicable Borrower shall deliver or cause the proposed Transferee to deliver to Administrative Agent such documentation of compliance as Administrative Agent shall reasonably request.
          Upon satisfaction of each of the conditions set forth in this Section 9.1(2) (i) Administrative Agent shall release the applicable Borrower from any liability thereafter arising under this Agreement or any of the other Loan Documents to which the applicable Borrower is a party and (ii) the applicable Borrower shall release Administrative Agent from any claims against Administrative Agent arising in connection with the Loans prior to the date of such Property Transfer, such releases to be self-operative without the need for any additional release in writing.
          (3) An Equity Transfer (but not a pledge, hypothecation, creation of a security interest in or other encumbrance) of any direct or indirect interests in any Borrower is permitted provided the following conditions are satisfied:
          (a) after giving effect to such Equity Transfer, (i) General Growth, GGPLP L.L.C. and/or GGPLP owns 50% or more of the direct or indirect equity interests in the applicable Borrower and (ii) the applicable Borrower is controlled, directly or indirectly, by General Growth, GGPLP and/or GGPLP L.L.C.;
          (b) after giving effect to such Equity Transfer, the applicable Individual Property will be self-managed by the Transferee or managed by a Qualifying Manager, Sponsor or an Affiliate of Sponsor;
          (c) immediately prior to such Equity Transfer, no Event of Default has occurred and is continuing;

          (d) the proposed Equity Transfer will not result in a violation of any of the covenants contained herein relating to compliance with ERISA, the Patriot Act and the Executive Order, and the applicable Borrower shall deliver or cause the proposed transferee to deliver to Administrative Agent such documentation of compliance as Administrative Agent shall reasonably request;
          (e) the applicable Borrower shall give or cause to be given written notice to Administrative Agent of the proposed Equity Transfer not later than fifteen (15) days prior thereto; and
          (f) the proposed transferee (i) has not, nor any of its constituent equity owners (other than Public Shareholders) that own more than ten (10%) of the outstanding interests in the proposed transferee have, previously been in default under a loan or other Indebtedness with a Lender hereunder, which default results in a foreclosure, or a deed in lieu of foreclosure or other transfer in lieu of foreclosure, of the collateral securing the defaulted loan or other Indebtedness, (iii) is not, nor any of its constituent equity owners (other than Public Shareholders) are, a Prohibited Person and (iv) is, and all any of its constituent equity owners (other than Public Shareholders) that own more than ten (10%) of the outstanding interests in the Transferee are, in good standing in its state or country of organization.
          (4) Nothing contained in this Agreement or in any other Loan Document shall restrict the right of (A) any shareholder in General Growth or in any other Person, the shares of whom are traded on the New York Stock Exchange or any other nationally or internationally recognized exchange, to sell, assign, convey, transfer, pledge, hypothecate, create a security interest in or otherwise dispose of such shares or cause it shares to be redeemed, or (B) any limited partner of GGPLP to sell, assign, convey, transfer, pledge, hypothecate, create a security interest in or otherwise dispose of its limited partnership interest in GGPLP or to cause or permit its limited partnership interest in GGPLP to be redeemed or (iii) the holder of any equity interest (each an “Equity Holder”) in TRS, NYSCRS, Ivanhoe, GGP/Homart, Inc., GGP/Homart II L.L.C., GGPLP L.L.C. or GGP Ivanhoe, Inc. (other than General Growth, GGPLP and/or GGPLP L.L.C. or any of its or their Affiliates) to transfer such Equity Holder’s interest in TRS, NYSCRS, Ivanhoe, GGP/Homart, Inc., GGP/Homart II L.L.C., GGPLP L.L.C. or GGP Ivanhoe, Inc. or to cause or permit such Equity Holder’s interest in TRS, GGP/Homart, Inc., GGP/Homart II L.L.C., GGPLP L.L.C. or GGP Ivanhoe, Inc. to be redeemed.
          (5) Notwithstanding anything to the contrary contained in this Section, any owner of any direct or indirect ownership interests in any Borrower may sell, assign, convey, transfer, pledge, hypothecate, create a security interest in or otherwise dispose of its interest in applicable Borrower to or in favor of an Approved Entity in one or a series of transactions, and the holder of such interest may exercise any remedies or rights pursuant to such pledge or security instrument without Administrative Agent’s consent, provided that:
     (a) after giving effect to such sale, assignment, conveyance, transfer, pledge, hypothecation, creation of a security interest in or other disposition of its interest in the applicable Borrower or other disposition, and after the exercise of any remedies or rights pursuant to such pledge or security instrument, 50% or more of the direct or indirect equity interests in the applicable Borrower are owned directly or indirectly by General

Growth, GGPLP and/or GGPLP L.L.C. and the applicable Borrower is controlled, directly or indirectly, by General Growth, GGPLP and/or GGPLP L.L.C.; and
     (b) at all times the applicable Individual Property is managed by a Qualifying Manager.
          (6) Notwithstanding anything to the contrary contained in this Section, General Growth, GGPLP, GGPLP LLC and/or any Affiliate Pledgor may, as security for operating debt incurred or to be incurred by such Person, in one or a series of transactions, pledge, hypothecate, grant of a security interest or other encumbrance to a Qualified Pledgee in such Person’s respective assets (including the direct or indirect equity interests of such Person in the applicable Borrower) and the holder of such pledge or security interest may exercise any remedies or rights pursuant to such pledge or security instrument without Administrative Agent’s consent, provided that at all times the Property shall be managed by a Qualifying Manager.
          (7) Notwithstanding anything herein to the contrary, any Borrower may, without the consent of Administrative Agent (A) record lot line adjustments, (B) subdivide the applicable Individual Property, or (C) enter into any reciprocal easement agreements, utility easements, access easements or other similar agreements relating to the use or development of the applicable Individual Property or reasonably required in connection with a partial release pursuant to Sections 2.5(2), (4) or (5) hereof, provided that (i) no such encumbrance set forth in the foregoing clauses shall materially impair the utility and operation of the applicable Individual Property or otherwise have a Material Adverse Effect as to any Individual Property (collectively, “Property Documents”) and (ii) the applicable Borrower shall deliver an executed copy of the applicable instrument promptly following execution thereof. In connection with any action permitted pursuant to this Section 9.1(7), if any Borrower requests Administrative Agent’s consent thereto, Administrative Agent shall not unreasonably withhold Administrative Agent’s consent and upon such consent, Administrative Agent shall execute and deliver any instrument reasonably necessary or appropriate in order to subordinate the Lien of the Mortgage and the other Loan Documents to such easements, restrictions, covenants, reciprocal easement agreements, reservations and rights of way or other similar grants upon receipt by Administrative Agent of:
     (a) a copy of the applicable instrument, which instrument shall be reasonably acceptable to Administrative Agent and shall automatically inure to the benefit of (and burden) successors and assigns of the applicable Borrower; and
     (b) an Officer’s Certificate stating that such lot line adjustments, subdivisions, easements, restrictions, covenants, reservations, rights of way or other similar grants do not materially impair the utility and operation of the applicable Individual Property or have a Material Adverse Effect on such applicable Individual Property’s value.
          (8) Administrative Agent shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer which occurs in violation of this Agreement or without Administrative Agent’s consent. This provision shall apply to every Prohibited Transfer which occurs in violation of this Agreement regardless of whether voluntary or not, or whether or not Administrative Agent has consented to any previous Prohibited Transfer.
          (9) Administrative Agent’s consent to one Prohibited Transfer shall not be deemed to be a waiver of Administrative Agent’s right to require such consent to any future occurrence of same. Any Prohibited Transfer made in contravention of this paragraph shall be null and void and of no force and effect.
          (10) Borrower agrees to bear and shall pay or reimburse Administrative Agent on demand for all actual and reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and disbursements, title search costs and title insurance endorsement premiums) incurred by Administrative Agent in connection with the review, approval and documentation of any transfer.
          (11) Notwithstanding anything to the contrary contained herein, Borrower may request that Administrative Agent confirm whether or not the constituent equity owners of the Transferee or proposed transferee, as the case may be, comply with the conditions contained in Sections 9.1(2)(c) or 9.1(3)(f), respectively, which confirmation to any such request shall be made within five (5) Business Days after request for confirmation has been made by Borrower, accompanied by the identity of such Person, provided that Borrower submits such request for Administrative Agent’s confirmation in an envelope labeled “Priority” and delivered to Administrative Agent by overnight delivery and otherwise in accordance with the provisions of Section 12.1 and which request shall state at the top of the first page in bold lettering in 14 pt. font “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT AMONG THE UNDERSIGNED, ADMINISTRATIVE AGENT AND THE LENDERS FROM TIME TO TIME A PARTY THERETO.” In the event that Administrative Agent fails to confirm whether the such Person comply with the conditions contained in Sections 9.1(2)(c) or 9.1(3)(f), as the case may be, is adverse to any of the Lenders (such confirmation shall state the reasons why such Person does not comply with the conditions contained in Sections 9.1(2)(c) or 9.1(3)(f) hereof, as the case may be) for more than five (5) Business Days after receipt thereof, such Person shall be deemed not adverse to any of the Lenders.
     Section 9.2 Taxes; Other Charges.
          (1) Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any Taxes or Other Charges imposed against each Individual Property or any part thereof as the same become due and payable, and will promptly furnish Administrative Agent with evidence of such payment. Borrower shall not suffer or permit the joint assessment of any Individual Property with any other real property constituting a separate tax lot or with any other real or Personal Property. Borrower shall pay when due all claims and demands of mechanics, materialmen, laborers and Other Charges and others which, if unpaid, might result in a Lien on any Individual Property.
          (2) Notwithstanding the foregoing, after prior written notice to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other material instrument to which Borrower is subject and shall not constitute a material default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon.
     Section 9.3 Control; Management. Except in connection with a Property Transfer or an Equity Transfer as may be permitted by Section 9.1 hereof, there shall be no Change of Control of the day-to-day management of Borrower or any Borrower Party without the prior written consent of Administrative Agent or in accordance with the provisions of this Agreement and the other Loan Documents. Borrower shall not terminate, replace or appoint any Manager or terminate or amend the Management Agreement for the applicable Individual Property without Administrative Agent’s prior written approval, provided, however, Borrower may replace Manager with a Qualifying Manager without Administrative Agent prior written approval. In such event, the Management Agreement entered into with such Qualifying Manager is subject to Administrative Agent’s prior written approval. Any change in ownership or control of the Manager shall be cause for Administrative Agent to re-approve such Manager and Management Agreement. If at any time Administrative Agent consents to the appointment of a new Manager or if a Qualifying Manager is appointed as provided above, (a) such new Manager and Borrower shall, as a condition of Administrative Agent’s consent, execute a Subordination of Management Agreement in the form attached hereto as Exhibit F and (b) such new Manager may not receive as a management fee an amount in excess of three percent (3%) of Operating Revenues. Each Manager shall hold and maintain all necessary licenses, certifications and permits required by law in order to properly discharge its obligations under the Management Agreement. Borrower shall, in all material respects, fully perform all of its covenants, agreements and obligations under the Management Agreement.
     Section 9.4 Operation; Maintenance; Inspection; Appraisals. Borrower shall, in all material respects, observe and comply with all Legal Requirements applicable to the ownership, use and operation of any Individual Property. Borrower shall maintain its applicable Individual Property in good condition. Borrower shall permit Administrative Agent and the Lenders and their agents, representatives and employees, upon reasonable prior notice to Borrower (which may not be less than two (2) Business Days absent an emergency), to inspect each Individual Property (and, unless an Event of Default shall have occurred and then be continuing, Borrower’s representative shall be permitted to accompany Lender on such inspections), and conduct such environmental and engineering studies as Administrative Agent may require, provided such inspections and studies do not materially interfere with the use and operation of any Individual Property. Borrower shall be responsible for Lender’s or Administrative Agent’s reasonable out-of-pocket costs and expenses with respect to all inspections during the continuance of an Event of Default; inspections occurring at any time that an Event of Default is not in existence shall be at Lender’s expense. Borrower shall keep and maintain all Licenses necessary for the Ownership, use and operation of the Individual Property in the ordinary course in full force and effect. Administrative Agent shall have the right, at Borrower’s cost and expense, to obtain Appraisals of the Properties once every three (3) years.
     Section 9.5 Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Notes or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Administrative Agent or any Lender. If there shall be enacted any law (1) deducting the Loans from the value of the Property for the purpose of taxation, (2) affecting any Lien on any Individual Property, or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Administrative Agent, on demand, all taxes, costs and charges for which Administrative Agent or any Lender is liable as a result thereof; however, if such payment would be prohibited by law or would render the Loans usurious, then instead of collecting such payment, Administrative Agent may (and on the request of the Majority Lenders shall) declare all amounts owing under the Loan Documents to be immediately due and payable; provided, however, that no Prepayment Fee shall be due in connection therewith and such payment shall be due on such dates as to avoid or minimize Breakage Costs.
     Section 9.6 Legal Existence; Name, Etc. Subject to Section 7.13(8), Borrower and each General Partner or Managing Member, as the case may be, in Borrower shall preserve and keep in full force and effect its existence, entity status, franchises, rights and privileges under the laws of the state of its formation. Neither Borrower nor any General Partner or Managing Member, as the case may be, of Borrower shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into, or, except as otherwise permitted pursuant to Sections 6.2, 6.3 and 9.1, convey, sell, assign, transfer, Lease, or otherwise dispose of all or substantially all of its assets, or acquire all or substantially all of the assets of the business of any Person, or permit any subsidiary of Borrower. Subject to Section 7.13(8), Borrower and each General Partner or Managing Member, as the case may be, in Borrower shall conduct business only in its own name and shall not change its name, identity, or organizational structure, or the location of its chief executive office or principal place of business unless Borrower (a) shall have delivered prior written notice to Administrative Agent of such change, and (b) shall have taken all actions necessary or requested by Administrative Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.
     Section 9.7 Intentionally Deleted.
     Section 9.8 Limitation on Other Debt. Borrower (and each General Partner or Managing Member, as the case may be, in Borrower, if any) shall not, without the prior written consent of Administrative Agent and the Majority Lenders, incur any Indebtedness other than the Loans and Trade Debt described in Section 7.13(5).
     Section 9.9 Further Assurances. Borrower shall promptly (1) cure any defects in the execution and delivery of the Loan Documents, and (2) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Administrative Agent may reasonably request to further evidence and more fully describe the collateral for the Loans, to correct any omissions in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith.
     Section 9.10 Estoppel Certificates.
          (1) Borrower, within ten (10) days after request, shall furnish to Administrative Agent a written statement, duly acknowledged, setting forth the amount due on the Loans, the terms of payment of the Loans, the date to which interest has been paid, whether any offsets or defenses exist against the Loans and, if any are alleged to exist, the nature thereof in detail, and such other matters as Administrative Agent reasonably may request.
          (2) Provided no Event of Default shall have occurred and be continuing, Administrative Agent, within ten (10) days after request, shall furnish to Borrower a written statement, duly acknowledged, setting forth the amount due on the Loans, the terms of payment of the Loans and the date to which interest has been paid.
     Section 9.11 Notice of Certain Events. Borrower shall promptly notify Administrative Agent of (1) any Event of Default, together with a detailed statement of the steps being taken to cure such Event of Default; (2) any notice of default received by Borrower or any Borrower Party under other material obligations relating to the Property or otherwise material to Borrower’s business; and (3) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any Governmental Authority, affecting Borrower or the any Individual Property.
     Section 9.12 Indemnification. Borrower shall indemnify, defend and hold Administrative Agent and each Lender harmless from and against any and all actual losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including the reasonable fees and actual expenses of their counsel, which may be imposed upon, asserted against or incurred by any of them relating to or arising, except to the extent any of the foregoing is caused by the gross negligence or willful misconduct of the party seeking indemnification hereunder, out of (1) any Individual Property or (2) any of the Loan Documents or the transactions contemplated thereby, including, without limitation, (a) any accident, injury to or death of Persons or loss of or damage to property occurring in, on or about any Individual Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways, (b) any inspection, review or testing of or with respect to any Individual Property, (c) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Administrative Agent or any Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loans) in any way related to the execution, delivery or performance of any Loan Document or to any Individual Property, (d) any proceeding instituted by any Person claiming a Lien, and (e) any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the Loans, any Individual Property, or any of the transactions contemplated in the Loan Documents, including those arising from the joint, concurrent, or comparative negligence of Administrative Agent or any Lender.

     Section 9.13 Payment for Labor and Materials.
          (1) Borrower will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with any Individual Property and, except in compliance with the Mortgage, never permit to exist beyond the due date thereof in respect of such Individual Property or any part thereof any Lien, even though inferior to the Liens of the Loan Documents, and in any event never permit to be created or exist in respect of the such Individual Property or any part thereof any other or additional Lien other than the Liens or security of the Loan Documents, except for the Permitted Encumbrances.
          (2) Notwithstanding the foregoing, after prior written notice to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Lien in connection with any bills and costs for labor, materials, and specifically fabricated materials incurred in connection with any Individual Property, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other material instrument to which Borrower is subject and shall not constitute a material default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such labor, materials, and specifically fabricated materials, together with any other costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested labor, materials, and specifically fabricated materials from the Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, to insure the payment of any such labor, materials, and specifically fabricated materials, together with all interest and penalties thereon.
     Section 9.14 Alterations.
          (1) Borrower shall obtain Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, to any Alterations to any Improvements on any Individual Property that would reasonably be expected to have a Material Adverse Effect on the applicable Individual Property. Notwithstanding the foregoing, Administrative Agent’s consent shall not be required in connection with any Alterations in connection with (i) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (ii) tenant improvement work performed pursuant to the terms and provisions of a Lease entered into by Borrower in accordance with the terms of this Agreement and not materially adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements at any Individual Property, or (iii) Alterations performed in connection with the Restoration of any Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. If the total unpaid amounts due and payable with respect to Alterations to the Improvements at any Individual Property (other than amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Administrative Agent as security for the payment of such amounts in excess of the Alteration Threshold and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating reasonably acceptable to Administrative Agent, (D) a completion bond issued by a Person having a rating by S&P of not less than A-1+ if the term of such bond is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a Person having a rating that is reasonably acceptable to Administrative Agent, (E) a Letter of Credit, which such security shall be in an amount equal to the excess of the total unpaid amounts with respect to such Alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Alteration Threshold and may be reduced from time to time at the request of Borrower to the cost estimated by Borrower and reasonably approved by Administrative Agent to complete such Alterations or to terminate any of the Alterations and restore such Individual Property to the extent necessary to prevent a Material Adverse Effect on the applicable Individual Property, or (F) cause an Acceptable Indemnitor to execute and deliver to Administrative an Alteration Indemnity in the form attached hereto as Exhibit G) with respect to such Alterations, such Alteration Indemnity to be in an amount equal to the excess of the total unpaid amounts with respect to such Alterations to the Improvements including any Unfunded Tenant Allowances applicable to the Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Alteration Threshold.
          (2) With regard to any action described in this Section 9.14 for which Administrative Agent’s consent is required, Administrative Agent shall not withhold its consent or disapproval to any such action for more than ten (10) Business Days after request for approval thereof has been made by Borrower, accompanied by a detailed description of the request for which approval is sought, provided that Borrower submits such request for Administrative Agent’s approval in an envelope labeled “Priority” and delivered to Administrative Agent by overnight delivery and otherwise in accordance with the provisions of Section 12.1 and which request shall state at the top of the first page in bold lettering in 14 pt. font “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT AMONG THE UNDERSIGNED, ADMINISTRATIVE AGENT AND THE LENDERS FROM TIME TO TIME A PARTY THERETO.” In the event that Administrative Agent fails to either approve such request or disapprove such request (such disapproval stating the reasons for such disapproval) for more than ten (10) Business Days after receipt thereof, the action that was the subject of said request shall be deemed approved.
     Section 9.15 Intentionally Deleted.
     Section 9.16 TIF Agreements. Borrower shall (a) diligently perform and observe all of the terms, covenants and conditions of the TIF Agreements on the part of Borrower to be performed and observed prior to the expiration of any applicable grace period therein provided and (b) promptly notify Administrative Agent of the giving of any written notice by any other party under the TIF Agreements to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the TIF Agreements on the part of Borrower thereunder to be performed or observed and deliver to Administrative Agent a true copy of each such notice. Except as otherwise provided in this Agreement, Borrower shall not, without the prior consent of Administrative Agent (which consent shall not be unreasonably withheld), terminate or cancel the TIF Agreements or modify, change, supplement, alter or amend the TIF Agreements, either orally or in writing, and Borrower hereby assigns to Administrative Agent for the benefit of the Lenders, as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of the Mortgage and this Agreement, all of the rights, privileges and prerogatives of Borrower to terminate, cancel, modify, change, supplement, alter or amend the TIF Agreements and any such termination, cancellation, modification, change, supplement, alteration or amendment of the TIF Agreements without the prior consent of Administrative Agent (which consent shall not be unreasonably withheld) shall be void and of no force and effect. If Borrower shall default in the performance or observance of any material term, covenant or condition of the TIF Agreements on the part of Borrower thereunder to be performed or observed, then, without limiting the generality of the other provisions of the Mortgage and this Agreement and without waiving or releasing Borrower from any of its obligations hereunder, Administrative Agent shall have the right, but shall be under no obligation, upon five (5) Business Days written notice to Borrower (or such shorter period of time as may be necessary to avoid the termination of the TIF Agreements), to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the TIF Agreements on the part of Borrower to be performed or observed or to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the TIF Agreements shall be kept unimpaired as a result thereof and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by Borrower or by any party on behalf of Borrower. If Administrative Agent shall make any payment or perform any act or take action in accordance with the preceding sentence, Administrative Agent will promptly notify Borrower of the making of any such payment, the performance of any such act, or the taking of any such action. Administrative Agent may pay and expend such sums of money as Administrative Agent reasonably, in good faith, deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the other parties under the TIF Agreements. Borrower hereby agrees to pay to Administrative Agent within five (5) Business Days after demand, all such sums so paid and expended by Administrative Agent, together with interest thereon from the day of such payment at the Default Rate. All sums so paid and expended by Administrative Agent and the interest thereon shall be secured by the legal operation and effect of the Mortgage. If any party under the TIF Agreements shall deliver to Administrative Agent a copy of any notice of default sent to Borrower, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon.
     Section 9.17 Handicapped Access.
          (1) Borrower (a) agrees that it shall use commercially reasonable efforts to ensure that each Individual Property shall at all times comply with the requirements of the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all Applicable Laws related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, “Access Laws”) and (b) has no actual knowledge as to any Individual Property’s non-compliance with any Access Laws where the failure to so comply could have a Material Adverse Effect on the applicable Individual Property.

          (2) Borrower agrees to give prompt notice to Administrative Agent of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.
     Section 9.18 Zoning. Except as hereafter set forth, Borrower shall not, without Administrative Agent’s prior consent (which consent shall not be unreasonably withheld), (i) seek, make, suffer, consent to or acquiesce in any change or variance in any zoning or land use laws or other conditions of use of any Individual Property or any portion thereof or (ii) use or permit the use of any portion of any Individual Property in any manner that in either the case of (i) or (ii) could result in such Individual Property becoming a non-conforming use under any zoning or land use law or any other Applicable Law. Borrower shall not modify any agreements relating to zoning or land use matters or with the joinder or merger of lots for zoning, land use or other purposes, without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, (a), the consent of Lender shall not be unreasonably withheld in connection with any application of applicable Borrower seeking any zoning reclassification, any variance under any existing zoning ordinance or any special use or permit with regard to any portion of any Individual Property which would otherwise qualify as a Release Parcel so long such zoning classification, variance or special use or permit does not cause the remainder of the applicable Individual Property to become non-conforming and (b) with respect to the Individual Property known as Colony Square, Administrative Agent consents to the Colony Square Zoning Request described on Schedule; provided however, in no event shall the Colony Square Zoning Request cause the existing uses be adversely affected nor shall the Colony Square Zoning Request result in an Material Adverse Effect on the Individual Property known as Colony Square.
     Section 9.19 ERISA. Borrower shall not shall not take any action, or omit to take any action, which would (a) cause Borrower’s assets to constitute “plan assets” for purposes of ERISA or the Code or (b) cause the Transactions to be a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject Administrative Agent and/or the Lenders, on account of any Loan or execution of the Loan Documents hereunder, to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.
     Section 9.20 Books and Records; Inspection Rights. Borrower will, and will cause each of the other Borrower Parties to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Borrower will, and will cause each of the other Borrower Parties to, permit any representatives designated by Administrative Agent or any Lender, upon reasonable prior notice, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, but not more than once every twelve (12) months unless an Event of Default shall exist and be continuing.
     Section 9.21 Foreign Assets Control Regulations. Neither Borrower nor any Borrower Party shall use the proceeds of the Loans in any manner that will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism

Order or any enabling legislation or executive order relating to any of the same. Without limiting the foregoing, neither Borrower nor any Borrower Party will permit itself nor any of its Subsidiaries to (a) become a “blocked person” described in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions or be otherwise associated with any Person who is known by such Borrower Party or who (after such inquiry as may be required by Applicable Law) should be known by such Borrower Party to be a “blocked person”.
     Section 9.22 Title to the Property. Borrower will warrant and defend the validity and priority of the Liens of the Mortgage and the Assignment of Leases on each Individual Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances.
     Section 9.23 Reciprocal Easement Agreement. Borrower shall (i) promptly and faithfully observe, perform and comply with all the material terms, covenants and provisions of the Reciprocal Easement Agreements on its part to be observed, performed and complied with, at the times set forth therein and to do all things necessary to preserve unimpaired its rights thereunder; (ii) not do, permit, suffer or refrain from doing anything, as a result of which could be a material default under any of the terms thereof beyond the giving of any required notice and the expiration of any applicable cure period or a breach of any of the terms thereof (it being agreed that any default that would permit any party thereto other than Borrower to terminate its operating covenant shall be deemed to be material); (iii) not cancel, surrender, modify, amend or in any way alter or permit the alteration of any of the material terms thereof (and not to release any party thereto other than Borrower from any material obligation imposed upon it thereby) if any such action would result in a Material Adverse Effect on the applicable Individual Property; and (iv) give Administrative Agent prompt written notice of any material default by anyone thereunder and promptly deliver to Administrative Agent copies of each notice of material default and, after the occurrence and during the continuance of an Event of Default, copies of all other notices, communications, plans, specifications and other similar instruments received or delivered by Borrower in connection therewith.
     Section 9.24 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by Borrower without the prior consent of Administrative Agent.
     Section 9.25 Ground Lease Provisions. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, Borrower hereby warrants, covenants, represents and agrees as follows as to each of the Ground Leases:
          (1) The Ground Lease. Borrower shall (a) pay all Ground Rent required to be paid by Borrower, as tenant under and pursuant to the provisions of the Ground Lease as and when such Ground Rent is due and payable, (b) diligently perform and observe (in all material respects) all of the material terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed and observed prior to the expiration of any applicable grace period therein provided, and (c) promptly notify Administrative Agent of the giving of any written notice by the ground lessor under the Ground Lease to Borrower of any default by Borrower in the performance or observance of any of the material terms, covenants or conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed and deliver to Administrative Agent a true copy of each such notice. Except as otherwise provided in this Agreement (including but not limited to subsection (3) below), Borrower shall not, without the prior consent of Administrative Agent, surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend the Ground Lease, in any material respect, either orally or in writing, and Borrower hereby assigns to Administrative Agent for the benefit of the Lenders, as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of the Mortgage and this Agreement, all of the rights, privileges and prerogatives of Borrower, as tenant under the Ground Lease, to surrender the leasehold estate created by the Ground Lease or to terminate, cancel, modify, change, supplement, alter or amend the Ground Lease in any material respect and any such surrender of the leasehold estate created by the Ground Lease or termination, cancellation, modification, change, supplement, alteration or amendment of the Ground Lease in any material respect without the prior consent of Administrative Agent shall be void and of no force and effect. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed, then, without limiting the generality of the other provisions of the Mortgage and this Agreement and without waiving or releasing Borrower from any of its obligations hereunder, Administrative Agent shall have the right, but shall be under no obligation, upon reasonable notice to Borrower, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Ground Lease shall be kept unimpaired as a result thereof and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by Borrower or by any party on behalf of Borrower. If Administrative Agent shall make any payment or perform any act or take action in accordance with the preceding sentence, Administrative Agent will promptly notify Borrower of the making of any such payment, the performance of any such act, or the taking of any such action. In any such event, subject to the rights of Tenants, subtenants and other occupants under the Leases or of parties to any Reciprocal Easement Agreement or any Permitted Encumbrance, Administrative Agent and any Person designated as Administrative Agent’s agent by Administrative Agent shall have, and are hereby granted, the right to peaceably enter upon the applicable Individual Property at any reasonable time, on reasonable notice and from time to time upon prior reasonable notice for the purpose of taking any such action. Administrative Agent may pay and expend such sums of money as Administrative Agent reasonably, in good faith, deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the landlord under the Ground Lease. Borrower hereby agrees to pay to Administrative Agent within five (5) Business Days after demand, all actual out-of-pocket such sums so paid and expended by Administrative Agent, together with interest thereon from the day of such payment at the Default Rate. All sums so paid and expended by Administrative Agent and the interest thereon shall be secured by the legal operation and effect of the Mortgage. If the ground lessor under the Ground Lease shall deliver to Administrativ e Agent a copy of any notice of default sent by said ground lessor to Borrower, as tenant under the Ground Lease, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon. Borrower shall exercise each individual option, if any, to extend or renew the term of the Ground Lease upon demand by Administrative Agent made at any time within one (1) year of the last day upon which any such option may be exercised, and if Borrower shall fail to do so, Borrower hereby expressly authorizes and appoints Administrative Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Except to the extent required by the terms of the Ground Lease, Borrower will not subordinate or consent to the subordination of the Ground Lease to any mortgage, security deed, lease or other interest on or in the landlord’s interest in all or any part of the applicable Individual Property, unless, in each such case, the written consent of Administrative Agent shall have been first had and obtained, which approval shall not unreasonably be withheld, conditioned or delayed.
          (2) No Merger of Fee and Leasehold Estates; Releases. So long as any portion of the Debt shall remain unpaid, unless Administrative Agent shall otherwise consent, the fee title to that portion of the applicable Individual Property subject to the Ground Lease and the leasehold estate therein created pursuant to the provisions of the Ground Lease shall not merge but shall always be kept separate and distinct, notwithstanding the union of such estates in Borrower, Administrative Agent, or in any other Person by purchase, operation of law or otherwise. Administrative Agent reserves the right, at any time, to release portions of the such Individual Property, including, but not limited to, the leasehold estate created by the Ground Lease, with or without consideration, at Administrative Agent’s election, without waiving or affecting any of its rights hereunder or under the Note or the other Loan Documents and any such release shall not affect Administrative Agent’s rights in connection with the portion of the applicable Individual Property not so released.
          (3) Borrower’s Acquisition of Fee Estate. In the event that Borrower, so long as any portion of the Debt remains unpaid, shall be the owner and holder of the fee title to that portion of the applicable Individual Property subject to the Ground Lease, the Lien of the Mortgage shall be spread to cover Borrower’s fee title to such portion of the Property and said fee title shall be deemed to be included in the Property and no consent of Administrative Agent is required for Borrower to acquire fee title to that portion of the Property subject to the Ground Lease. Borrower agrees, at its sole cost and expense, including without limitation Administrative Agent’s reasonable attorneys’ fees, to (i) execute any and all documents or instruments necessary to subject its fee title to such portion of the Property to the lien of the Mortgage; and (ii) provide a Title Insurance Policy which shall insure that the lien of the Mortgage is a first lien (subject to Permitted Encumbrances) on Borrower’s fee title to such portion of the Property. Notwithstanding the foregoing, if the Ground Lease is for any reason whatsoever terminated prior to the natural expiration of its term, and if, pursuant to any provisions of the Ground Lease or otherwise, Administrative Agent or its designee shall acquire from the landlord thereunder another lease of the Property, Borrower shall have no right, title or interest in or to such other lease or the leasehold estate created thereby so long as any part of the Debt remains outstanding.
          (4) Rejection of the Ground Lease.
          (a) In the event of the rejection or disaffirmance of the Ground Lease by the landlord thereunder pursuant to the Bankruptcy Code or any other law affecting creditor’s rights, (i) Borrower, promptly after obtaining notice thereof, shall give notice thereof to Administrative

Agent, (ii) Borrower, without the prior written consent of Administrative Agent, shall not elect to treat the Ground Lease as terminated pursuant to Section 365(h) of the Bankruptcy Code or any comparable federal or state statute or law, and any election by Borrower made without such consent shall be void and (iii) the Mortgage and all the Liens, terms, covenants and conditions of the Mortgage shall extend to and cover Borrower’s possessory rights under Section 365(h) of the Bankruptcy Code and to any claim for damages due to the rejection of the Ground Lease or other termination of the Ground Lease. In addition, Borrower hereby assigns irrevocably to Administrative Agent, Borrower’s rights to treat the Ground Lease as terminated pursuant to Section 365(h) of the Bankruptcy Code and to offset Ground Rents under the Ground Lease in the event any case, proceeding or other action is commenced by or against the landlord under the Bankruptcy Code or any comparable federal or state statute or law, provided that Administrative Agent shall not exercise such rights and shall permit Borrower to exercise such rights with the prior written consent of Administrative Agent, not to be unreasonably withheld, unless an Event of Default shall have occurred and be continuing.
          (b) Borrower hereby assigns to Administrative Agent for the benefit of the Lenders Borrower’s right to seek an extension of the 60-day period within which Borrower must accept or reject the Ground Lease under Section 365 of the Bankruptcy Code or any comparable federal or state statute or law with respect to any case, proceeding or other action commenced by or against Borrower under the Bankruptcy Code or comparable federal or state statute or law, provided that Administrative Agent shall not exercise such right, and shall permit Borrower to exercise such right with the prior written consent of Administrative Agent, not to be unreasonably withheld, unless an Event of Default shall have occurred and be continuing. Further, if Borrower shall desire to so reject the Ground Lease, at Administrative Agent’s request, to the extent not prohibited by the terms of the Ground Lease and Applicable Law, Borrower shall assign its interest in the Ground Lease to Administrative Agent in lieu of rejecting such Ground Lease as described above, upon receipt by Borrower of written notice from Administrative Agent of such request together with Administrative Agent’s agreement to cure any existing defaults of Borrower under the Ground Lease and to provide adequate assurance of future performance of Borrower’s obligations thereunder.
          (c) Borrower hereby agrees that if the Ground Lease is terminated for any reason in the event of the rejection or disaffirmance of the Ground Lease pursuant to the Bankruptcy Code or any other law affecting creditor’s rights, any property of Borrower not removed from the applicable Individual Property by Borrower as permitted or required by the Ground Lease, shall at the option of Administrative Agent be deemed abandoned by Borrower, provided that Administrative Agent may remove any such property required to be removed by Borrower pursuant to the Ground Lease and all reasonable out-of-pocket costs and expenses associated with such removal shall be paid by Borrower within five (5) Business Days of receipt by Borrower of an invoice for such removal costs and expenses.
          Section 9.26 Condominium Provisions.
          (1) Borrower shall diligently and timely pay, perform and observe all of the material terms, covenants and conditions required to be performed by Borrower under the Condominium Documents to the extent that the same apply to the applicable Individual Property.

          (2) Borrower shall pay when due all common charges and other amounts as and when payable by Borrower under the Condominium Documents.
          (3) Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may vote in place of Borrower and may exercise any and all of Borrower’s voting rights under the Condominium Documents. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest to vote as Borrower’s proxy and to act with respect to all of said rights so long as such Event of Default is continuing. Notwithstanding anything contained herein to the contrary, nothing contained herein or otherwise shall render Administrative Agent or any Lender liable for any common charges or other fees.
          (4) Borrower shall promptly deliver to Administrative Agent a true, complete and correct copy of all notices of default received by Borrower with respect to any obligation or duty of Borrower under the Condominium Documents.
          (5) Borrower will comply with all requirements set forth in the Condominium Documents applicable to transfers of ownership of the applicable Individual Property or obtain a waiver of any such condition(s) prior to the consummation of any transfers of ownership of the Property or any interest therein to the extent required by the Condominium Documents.
          (6) Borrower shall not, without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld) (i) terminate or permit the termination of any of the Condominium Documents or (ii) modify, change, supplement, alter or amend any of the Condominium Documents, or permit any of the Condominium Documents to be modified, changed, supplemented, altered or amended, and any such termination, modification, change, supplement, alteration or amendment of any of the Condominium Documents in violation of the foregoing without the consent (which consent shall not be unreasonably withheld) of the Administrative Agent shall be void and of no force and effect.
          (7) Borrower shall not, without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld) in the event of damage to or destruction of the applicable Individual Property, vote not to Restore the applicable Individual Property unless such Restoration of the applicable Individual Property is required pursuant to any Lease.
          (8) In each and every case in which, under the provisions of the Condominium Documents, the consent or any other approval or vote of Borrower is required with respect to any action that could reasonably be expected to result in a Material Adverse Effect on the applicable Individual Property, Borrower shall not vote nor give such consent or approval without, in each and every case, the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld).
          (9) Borrower shall not, while Borrower and its Affiliates control the Board of Directors, without Administrative Agent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed permit the Board of Directors to incur any indebtedness, other than as permitted under the Condominium Documents, or to encumber the applicable Individual Property or any interest therein.

          (10) If Borrower shall default in the performance or observance of any material term, covenant or condition of any of the Condominium Documents on the part of Borrower to be performed or observed after the expiration of applicable grace and cure periods, then, without limiting the generality of the other provisions of this Agreement, the Mortgage or the other Loan Documents and without waiving or releasing Borrower from any of its obligations hereunder, Administrative Agent shall have the right (following five (5) Business Days notice to Borrower, or such shorter time as may be required to avoid an event of default under the Condominium Documents), but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the Condominium Documents on the part of Borrower to be performed or observed or to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under any of the Condominium Documents shall be kept unimpaired as a result thereof and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by Borrower or by any party on behalf of Borrower. If Administrative Agent shall make any payment or perform any act or take any action in accordance with the preceding sentence, Administrative Agent will notify Borrower of the making of any such payment, the performance of any such act, or the taking of any such action. In any such event, subject to the applicable Condominium Documents, the rights of tenants under Leases and other occupants, the applicable Reciprocal Easement Agreement and Permitted Encumbrances, Administrative Agent and any person designated by Administrative Agent shall have, and are hereby granted, the right to enter upon the applicable Individual Property or the building located thereon at any reasonable time, on reasonable notice and from time to time for the purpose of taking any such action. Administrative Agent may pay and expend such sums of money as Administrative Agent reasonably deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the applicable parties under the Condominium Documents. Borrower hereby agrees to pay Administrative Agent within five (5) days after demand, all such reasonable out-of-pocket sums so paid and expended by Administrative Agent , together with interest thereon from the day of such payment at the Default Rate. All sums so paid and expended by Administrative Agent and the interest thereon shall be secured by the legal operation and effect of the Mortgage. Borrower hereby absolutely and irrevocably appoints Administrative Agent as its true and lawful attorney, coupled with an interest, in its name and stead to perform any and all actions contemplated by this Section, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Administrative Agent shall not perform any such action under such power until three (3) days after notice has been given to Borrower by Administrative Agent of Administrative Agent’s intent to exercise its rights under such power.
     Section 9.27 Minimum DSCR. In the event that the Debt Service Coverage Ratio is, at any time, less than 1.00:1.00 for the trailing twelve (12)-month period, as measured as of the end of any calendar quarter (an “Minimum DSCR Event”), Borrower shall, within thirty (30) days of notice from Administrative Agent of the existence of an Minimum DSCR Event, either (i) prepay the Loans in amount sufficient to produce a Debt Service Coverage Ratio in excess of 1.10:1 for the trailing twelve (12)-month period (the “Minimum DSCR”) or (ii) deliver to Administrative Agent a Letter of Credit, sufficient to produce, if the proceeds of such Letter of Credit were applied to the Loans, to produce a Debt Service Coverage Ratio in excess of the Minimum DSCR.

ARTICLE 10
EVENTS OF DEFAULT
          Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
     Section 10.1 Payments. Borrower’s failure to (i) pay any regularly scheduled installment of principal, interest, the Agency Fee or other amount due under the Loan Documents (provided that with respect to any regularly scheduled payment of interest and/or principal (other than the payment due on the Maturity Date), Borrower shall be entitled to a grace period of two (2) Business Days twice each fiscal year) or (ii) make a deposit of cash, and/or deliver a Letter of Credit required under the Loan Documents, within five (5) days of (and including) the date when due, or (iii) Borrower’s failure to pay the Loans at the Maturity Date, whether by acceleration or otherwise.
     Section 10.2 Insurance. Borrower’s failure to maintain insurance as required under Section 3.1 of this Agreement and such failure continues for more than ten (10) Business Days after notice thereof is provided by Administrative Agent.
     Section 10.3 Single Purpose Entity. If Borrower or any Borrower Party (i) violates any of the provisions set forth Section 7.13.
     Section 10.4 Taxes. Subject to Borrower’s right pursuant to Section 9.2 to challenge or protest such Taxes, if any of the Taxes are not paid within ten (10) Business Days of when the same are due and payable.
     Section 10.5 Prohibited Transfer. If any breach of Section 9.1 of this Agreement shall occur.
     Section 10.6 Representations and Warranties. Any representation or warranty made in any Loan Document proves to be untrue when made or deemed made; provided, however, if any representation or warranty made by Borrower in any Loan Document shall have been false or misleading as of the date the representation or warranty was made, such breach of the representation or warranty shall not constitute an Event of Default if (A) such breach is unintentional and immaterial and (B) if such breach is curable, Borrower shall promptly cure such breach within thirty (30) days after notice thereof from Administrative Agent.
     Section 10.7 Other Encumbrances. Any default under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on the Properties or any Individual Property or any part thereof.
     Section 10.8 Various Covenants. Borrower defaults under any of its obligations under Article VI (pertaining to Lease approvals), Sections 9.3 (management of the Property), 9.8 (limitations on debt), 9.18 (zoning and use changes) or 9.19 (ERISA), of this Agreement and such default continues for ten (10) Business Days after notice thereof is provided by Administrative Agent.

     Section 10.9 Hedge Arrangements. Sponsor defaults under any of its obligations (beyond notice and cure periods) under Hedge Agreement or the Hedge Agreement Pledge.
     Section 10.10 Credit Agreement. An event of default occurs and continues beyond any notice and cure periods, if any, under the Corporate Credit Agreement.
     Section 10.11 Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against Borrower, any Borrower Party or any other Person having an ownership or security interest in any Individual Property (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.
     Section 10.12 Voluntary Petitions, Etc. Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.
     Section 10.13 Indebtedness. Any of the Borrower Parties, or any combination thereof, shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $5,000,000 or more and such default shall not be cured within any applicable notice or cure period, or bonded over in accordance with provisions hereof or if not specified to the reasonable satisfaction of the Administrative Agent, provided with respect to such Indebtedness; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise) prior to its stated maturity and such default continues for ten (10) Business Days from notice thereof from Administrative Agent.
     Section 10.14 Dissolution. Any of the Borrower Parties shall be terminated, dissolved or liquidated (as a matter of law or otherwise) or proceedings shall be commenced by any Person (including any Borrower Party) seeking the termination, dissolution or liquidation of any Borrower Party, which, in the case of actions by Persons other than a Borrower Party or any of their Affiliates, shall continue unstayed and in effect for a period of sixty (60) or more days.
     Section 10.15 Judgments. One or more (i) judgments for the payment of money (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) aggregating in excess of $5,000,000 shall be rendered against one or more of the Borrower Parties or (ii) non-monetary judgments, orders or decrees shall be entered against any of the Borrower Parties which have or would reasonably be expected to have a Material Adverse Effect on all Individual Properties taken together, and, in either case, the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Borrower Party to enforce any such judgment.
     Section 10.16 Security. The Liens created by the Security Documents shall at any time not constitute a valid and perfected first priority Lien (subject to the Permitted Encumbrances) on the collateral intended to be covered thereby in favor of Administrative Agent, free and clear of all other Liens (other than the Permitted Encumbrances), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Borrower Party or any of their Affiliates;
     Section 10.17 Guarantor Documents. Any Guarantor shall (i) default under any Guaranty beyond any applicable notice and grace period; or (ii) revoke or attempt to revoke, contest or commence any action against its obligations under any Guaranty.
     Section 10.18 Security Accounts. Borrower uses, or permits the use of, funds from the Security Accounts for any purpose other than the purpose for which such funds were disbursed from the Security Accounts.
     Section 10.19 Intentionally Deleted.
     Section 10.20 Ground Leases. If (a) Borrower shall default under the provisions of Section 9.25 or (b) any event occurs under any of the Ground Leases which would (i) constitute a default thereunder, which by its nature is not subject to cure by the Lenders or Administrative Agent or (ii) give the lessor thereunder the right to terminate the applicable Ground Lease or directly collect any sublease rents.
     Section 10.21 Condominium Documents. If Borrower shall default under the provisions of Section 9.26 or under the Condominium Documents beyond any applicable notice or cure periods and such default continues for more than five (5) Business Days after notice thereof by Administrative Agent.
     Section 10.22 Minimum DSCR. Borrower defaults under any of its obligations under Section 9.27 of this Agreement, subject to the cure rights afforded herein.
     Section 10.23 Covenants. Borrower’s failure to perform or observe any of the agreements and covenants contained in this Agreement or in any of the other Loan Documents and not specified above, and the continuance of such failure for ten (10) days after notice by Administrative Agent to Borrower; provided, however, subject to any shorter period for curing any failure by Borrower as specified in any of the other Loan Documents, Borrower shall have an additional thirty (30) days to cure such failure if (1) such failure does not involve the failure to make payments on a monetary obligation; (2) such failure cannot reasonably be cured within ten (10) days; (3) such failure is reasonably susceptible to being cured by Borrower within such thirty (30) day period; (4) Borrower is diligently undertaking to cure such default, and (5) Borrower has provided Administrative Agent with security reasonably satisfactory to Administrative Agent against any interruption of payment or impairment of collateral as a result of such continuing failure.
ARTICLE 11
REMEDIES
     Section 11.1 Remedies — Insolvency Events. Upon the occurrence of any Event of Default described in Section 10.11 or 10.12, the obligations of the Lenders to advance amounts hereunder shall immediately terminate, and all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower; provided, however, if the Bankruptcy Party under Section 10.11 or 10.12 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Administrative Agent’s election, in Administrative Agent’s sole and absolute discretion.
     Section 11.2 Remedies — Other Events. Except as set forth in Section 11.1 above, while any Event of Default exists, Administrative Agent may (1) by written notice to Borrower, declare the entire amount of the Loans to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind except to the extent required by Applicable Law, all of which are hereby expressly waived by Borrower, (2) terminate the obligation, if any, of the Lenders to advance amounts hereunder, and (3) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.
     Section 11.3 Administrative Agent’s Right to Perform the Obligations; Cure.
          (1) If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Administrative Agent or any Lender may have because of such Event of Default, Administrative Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon any Individual Property for such purpose and to take all such action thereon and with respect to such Individual Property as it may deem necessary or appropriate. If Administrative Agent shall elect to pay any sum due with reference to any Individual Property, Administrative Agent may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Administrative Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, Lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Borrower shall indemnify, defend and hold Administrative Agent and the Lenders harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees and disbursements, incurred or accruing by reason of any acts performed by Administrative Agent or any Lender pursuant to the provisions of this Section 11.3(1), including those arising from the joint, concurrent, or comparative negligence of Administrative Agent and any Lender, except as a result of Administrative Agent’s or any Lender’s gross negligence or willful misconduct. All sums paid by Administrative Agent pursuant to this Section 11.3(1), and all other sums expended by Administrative Agent or any Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loans, shall be secured by the Loan Documents and shall be paid by Borrower to Administrative Agent upon demand.
          (2) If (a) Borrower shall cure any Event of Default (without regard to whether this Article 11 provides for a cure action to be taken by Borrower) and Administrative Agent accepts such cure or (b) Administrative Agent, without such cure, unilaterally elects to waive any Event of Default and not enforce remedies available to Administrative Agent or the Lenders under this Agreement, the other Loan Documents or under Applicable Law, upon the request of Borrower, Administrative Agent will deliver to Borrower written confirmation that (i) as a consequence of such cure or (ii) as a result of such waiver that no Event of Default exists upon which Administrative Agent or Lenders will then enforce its remedies; provided, however, that nothing contained herein or in such acceptance of a cure or waiver of an Event of Default shall be deemed to constitute a waiver by Administrative Agent or the Lenders of any other, or continuing, Event of Default or any right, remedy or recourse which Administrative Agent or any Lender may have as a result of such other, or continuing, Event of Default.
ARTICLE 12
MISCELLANEOUS
     Section 12.1 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), or (c) electronic mail (provided, however, any notice by electronic mail will be deemed received and effective as of the date that the sender receives a response from any one required recipient, or from an employee or representative of the Party receiving notice on behalf of such Party, acknowledging receipt (which response may not be an automatic computer-generated response)) addressed as specified below its name on the signature pages hereof (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, upon ten (10) days’ prior written notice to the other parties hereto delivered in the manner provided for in this Section). A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day or in the case of telecopy, upon delivery, with telephonic confirmation of receipt thereof on a Business Day and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1.
     Section 12.2 Amendments, Waivers, Etc.
          (1) Subject to any consents required pursuant to this Section 12.2 and any other provisions of this Agreement and any other Loan Document which expressly require the consent, approval or authorization of each of the Lenders or the Majority Lenders, as the case may be, this Agreement and any other Loan Document may be modified or supplemented only by an instrument in writing signed by Borrower and Administrative Agent; provided that:
          (a) Administrative Agent will not, without the consent of each Lender, agree to the following (provided that no Lender’s consent shall be required for any of the following which are otherwise required or contemplated under the Loan Documents): (i) reduce, discount or otherwise adjust the principal amount of the Loans or reduce the interest rate thereon; (ii) extend any stated Payment Date (including but not limited to the Maturity Date) for principal of or interest on the Loans payable to such Lender; (iii) release or forgive Borrower, any Guarantor or any other party from liability under the Loan Documents (except for any assigning Lender pursuant to Section 12.24 and any resigning Administrative Agent pursuant to Section 14.8); (iv) release or subordinate in whole or in part any material portion of the collateral given as security for the Loans or agree to the replacement or substitution of collateral; (v) modify any of the provisions of this Section 12.2 or Section 14.8, the definition of “Majority Lenders” or any other provision in the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any agreement, request, direction, instruction or determination or grant any consent thereunder; (vi) modify the terms of any Event of Default; or (vii) consent to (A) the sale, transfer or encumbrance of any portion of the Properties or any Individual Property (or any interest therein) or any direct or indirect ownership interest therein and (B) the incurrence by Borrower of any additional Indebtedness secured by the Properties or any Individual Property; in each case, subject to any standard of reasonability required under the Loan Documents.
          (b) Administrative Agent will not, without the consent of the Majority Lenders: (i) declare the entire unpaid principal amount of the Loans to be immediately due and payable pursuant to Section 11.2, (ii) exercise any rights and remedies under the Loan Documents and at law or in equity, including power of sale or judicial foreclosure against all or any portion of the collateral or (iii) amend, modify or release any of the financial covenants of any Guarantor set forth in any Guaranty.
          (c) Except as set forth above, Administrative Agent may (without any Lender’s consent) give or withhold its agreement to any amendments of the Loan Documents or any waivers or consents in respect thereof and may exercise or refrain from exercising any other rights or remedies which Administrative Agent may have under the Loan Documents or otherwise so long as such actions will not, in Administrative Agent’s judgment reasonably exercised, be reasonably likely to have a Material Adverse Effect on any Individual Property, or represent a departure from Administrative Agent’s standard of care described in Section 14.5 (and the assignment or granting of a participation by Eurohypo shall not limit or otherwise affect its discretion in respect of any of the foregoing).

          (2) Notwithstanding anything to contrary contained in this Agreement, any modification or supplement of Article 14, or of any of the rights or duties of Administrative Agent hereunder, shall require the consent of Administrative Agent.
     Section 12.3 Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower, Administrative Agent and the Lenders with respect to the Loans are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Administrative Agent or any Lender or charged by any Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the Maximum Legal Rate. If the Loans would be usurious under Applicable Law (including the laws of any State and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under Applicable Law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the Maximum Legal Rate, and any excess shall be credited on the Notes by the holders thereof (or, if the Notes have been paid in full, refunded to Borrower); and (2) if maturity is accelerated by reason of an election by Administrative Agent in accordance with the terms hereof, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the Maximum Legal Rate. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by Applicable Law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof and never exceeds the Maximum Legal Rate. If such amortization, proration, allocation and spreading is not permitted under Applicable Law, then such excess interest shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Notes (or, if the Notes have been paid in full, refunded to Borrower). The terms and provisions of this Section 12.3 shall control and supersede every other provision of the Loan Documents. If at any time the laws of the United States of America permit the Lenders to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of any State (whether such federal laws directly so provide or refer to the law of any State), then such federal laws shall to such extent govern as to the rate of interest which the Lenders may contract for, take, reserve, charge or receive under the Loan Documents.
     Section 12.4 Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable, the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom, and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.
     Section 12.5 Reimbursement of Expenses. Borrower shall pay or reimburse Administrative Agent and/or the Lenders within five (5) days after receipt of an invoice setting forth in reasonable detail: (1) all reasonable and actual out-of-pocket costs and expenses incurred by Administrative Agent in connection with the Loans, including reasonable fees and expenses of Administrative Agent’s attorneys, environmental, engineering and other consultants, and fees, charges or taxes for the negotiation, recording or filing of Loan Documents, (2) except as otherwise provided in this Loan Agreement, all reasonable and actual out-of-pocket third-party expenses of Administrative Agent in connection with the administration of the Loans, including audit costs, reasonable inspection fees, reasonable attorneys’ fees and disbursement, settlement of Awards and Insurance Proceeds, and premiums for title insurance and endorsements thereto, (3) all of Administrative Agent’s reasonable and actual out-of-pocket costs and expenses (including reasonable fees and disbursements of Administrative Agent’s external counsel) incurred in connection with the pre-closing Syndication of the Loans to the Lenders, and (4) Administrative Agent and the Lenders for all amounts expended, advanced or incurred by Administrative Agent and the Lenders upon the occurrence of an Event of Default to collect the Notes, or to enforce the rights of Administrative Agent and the Lenders under this Agreement or any other Loan Document, or to defend or assert the rights and claims of Administrative Agent and the Lenders under the Loan Documents or with respect to any Individual Property (by litigation or other proceedings), which amounts will include all court costs, reasonable attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Administrative Agent and the Lenders in connection with any such matters (whether or not litigation is instituted), together with interest at the Applicable Interest Rate, or if applicable, the Default Rate on each such amount from the date of disbursement until the date of reimbursement to Administrative Agent and the Lenders, all of which shall constitute part of the Loans and shall be secured by the Loan Documents.
     Section 12.6 Approvals; Third Parties; Conditions. All approval rights retained or exercised by Administrative Agent and the Lenders with respect to Leases, contracts, plans, studies and other matters are solely to facilitate the Lenders’ credit underwriting, and shall not be deemed or construed as a determination that the Lenders have passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Administrative Agent, the Lenders and Borrower and may not be enforced, nor relied upon, by any Person other than Administrative Agent, the Lenders and Borrower. All conditions of the obligations of Administrative Agent and the Lenders hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Administrative Agent and the Lenders, their successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that the Lenders will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Administrative Agent and the Lenders at any time in their sole and absolute discretion.
     Section 12.7 Lenders and Administrative Agent Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Agent or any Lender the right or power to exercise control over the affairs or management of Borrower, the power of Administrative Agent and the Lenders being limited to the rights to exercise the remedies referred to in the Loan Documents. The relationship between Borrower and the Lenders is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Administrative Agent, the Lenders and Borrower or to create an equity in the Property or any Individual Property in Administrative Agent or any Lender. Administrative

Agent and the Lenders neither undertake nor assume any responsibility or duty to Borrower or to any other Person with respect to the Property, any Individual Property or the Loans, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents: (1) neither Administrative Agent nor any Lender is, nor shall be construed as, a partner, joint venturer, alter ego, manager, controlling Person or other business associate or participant of any kind of Borrower or its stockholders, members, or partners and neither Administrative Agent nor any Lender intends to ever assume such status; (2) no Lender or Administrative Agent shall in any event be liable for any Indebtedness, expenses or losses incurred or sustained by Borrower; and (3) no Lender or Administrative Agent shall be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members, or partners. Administrative Agent, the Lenders and Borrower disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Administrative Agent, the Lenders and Borrower, or to create an equity in the Property or any Individual Property in Administrative Agent or any Lender, or any sharing of liabilities, losses, costs or expenses.
     Section 12.8 Time of the Essence. Time is of the essence with respect to this Agreement.
     Section 12.9 Successors and Assigns. Subject to the provisions of Section 12.24, this Agreement shall be binding upon and inure to the benefit of Administrative Agent, the Lenders and Borrower and their respective successors and permitted assigns.
     Section 12.10 Renewal, Extension or Rearrangement. All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loans. For portfolio management purposes, the Lenders may elect to divide the Loans into two or more separate loans evidenced by separate promissory notes so long as the payment and other obligations of Borrower are not effectively increased or otherwise modified. Borrower agrees to cooperate with Administrative Agent and the Lenders and to execute such documents as Administrative Agent reasonably may request to effect such division of the Loans.
     Section 12.11 Waivers. No course of dealing on the part of Administrative Agent or any Lender, their officers, employees, consultants or agents, nor any failure or delay by Administrative Agent or any Lender with respect to exercising any right, power or privilege of Administrative Agent or any Lender under any of the Loan Documents, shall operate as a waiver thereof except as specifically set forth in this Loan Agreement.
     Section 12.12 Cumulative Rights. Rights and remedies of Administrative Agent and the Lenders under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.
     Section 12.13 Singular and Plural. Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan

Documents shall apply to such words when used in the plural where the context so permits and vice versa.
     Section 12.14 Phrases. When used in this Agreement and the other Loan Documents, the phrase “including” shall mean “including, but not limited to,” the phrases “satisfactory to any Lender” or “satisfactory to Administrative Agent” shall mean in form and substance satisfactory to such Lender or Administrative Agent, as the case may be, in all respects, the phrases “with Lender’s consent”, “with Lender’s approval”, “with Administrative Agent’s consent” or “with Administrative Agent’s approval” shall mean such consent or approval at Lender’s or Administrative Agent’s, as the case may be, discretion, the phrases “acceptable to Lender” or “acceptable to Administrative Agent” shall mean acceptable to Lender or Administrative Agent, as the case may be, at such party’s sole and absolute discretion, and the phrase “unreasonably withheld” shall mean “unreasonably withheld, conditioned or delayed.”
     Section 12.15 Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, provided however, until a Future Advance Property is the subject of a Future Advance, the information pertaining to such Future Advance Property contained on the exhibits and schedules attached hereto and in all other Loan Documents and the covenants, representations and warranties of Persons who own Properties not subject to the lien of the Mortgage shall be disregarded.
     Section 12.16 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.
     Section 12.17 Publicity; Confidential Information. All news releases, publicity or advertising by Guarantor, Borrower, Administrative Agent, Lender or any of their respective Affiliates through any media intended to reach the general public which identifies the other party in connection with the Loans (other than disclosures required pursuant to any Legal Requirements applicable Guarantor, Borrower, Administrative Agent, any Lender or any of their respective Affiliates) shall be subject to the prior written approval of the other party which approval shall not be unreasonably withheld, provided, however the foregoing shall not apply to a Syndication, “pitch books” of Administrative Agent or any Lender or to “tombstones” placed in media outlets common in the commercial mortgage finance arena, in each case limited to general information about the Loan. Administrative Agent and the Lenders each hereby agree that, without the prior written consent of Borrower, any written information relating to Borrower or any Affiliate of Borrower which is provided to Administrative Agent and the Lenders in connection with the making of the Loan which is either confidential, proprietary, or otherwise not generally available to the public (but excluding information Administrative Agent or any Lender has obtained independently from third-party sources without Administrative Agent’s or such Lender’s knowledge that the source has violated any fiduciary or other duty not to disclose such information) (the “Confidential Information”), will be kept confidential by Administrative Agent and the Lenders, using the same standard of care in safeguarding the Confidential

Information as Administrative Agent and the Lenders employ in protecting their own proprietary information which Administrative Agent or such Lender desires not to disseminate or publish. Notwithstanding the foregoing, Confidential Information may be disseminated (a) pursuant to the requirements of applicable law, (b) pursuant to judicial process, administrative agency process, applicable regulatory authority or order of Governmental Authority, (c) in connection with litigation, arbitration proceedings or administrative proceedings involving Administrative Agent or any Lender before or by any Governmental Authority or stock exchange, (d) to Administrative Agent’s or any Lender’s attorneys, accountants, advisors and actual or prospective financing sources who will be instructed to comply with this Section 12.17, (e) to actual or prospective assignees, pledgees, Participants, agents or servicers in a Syndication, provided that such Persons agree to abide by the same standards of confidentiality imposed on Administrative Agent and the Lenders hereunder, and (f) pursuant to the requirements or rules of a stock exchange or stock trading system on which the securities of Administrative Agent, any Lender or their respective Affiliates may be listed or traded. In addition, notwithstanding any other provision, any party (and its employee, representative or other agent) may disclose to any and all persons, without limitation of any kind, any information with respect to the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure. For purposes of this Section 12.17, Confidential Information will not be deemed to include the Loan amount, the street address and common name, if any, of the Property, the name of Guarantor or Borrower and photographs or other depictions of the Property.
     Section 12.18 Survival. Except to the extent specifically set forth herein or in the other Loan Documents, all of the representations, warranties, covenants, and indemnities of Borrower hereunder (the obligations under Sections 2.9(1), 2.9(5) and 2.9(6)), and under the indemnification provisions of the other Loan Documents shall survive until the earlier of (a) the repayment in full of the Loans or (b) the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Property or any Individual Property to any party, whether or not an Affiliate of Borrower.
     Section 12.19 WAIVER OF JURY TRIAL. BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOANS OR ANY INDIVIDUAL PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND EACH LENDER TO ENTER THIS AGREEMENT.
     Section 12.20 Remedies of Borrower. It is expressly understood and agreed that, notwithstanding any Applicable Law or any provision of this Agreement or the other Loan

Documents to the contrary, the liability of Administrative Agent and each Lender (including their respective successors and assigns) and any recourse of Borrower against Administrative Agent and each Lender shall be limited solely and exclusively to their respective interests in the Loans and/or Commitments or the Properties or any Individual Property at the time that such obligation or liability accrued and no such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Administrative Agent’s or any Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise. Without limiting the foregoing, in the event that a claim or adjudication is made that Administrative Agent, any of the Lenders, or their agents, acted unreasonably or unreasonably delayed acting in any case where by Applicable Law or under this Agreement or the other Loan Documents, Administrative Agent, any Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, or otherwise violated this Agreement or the Loan Documents, Borrower agrees that none of Administrative Agent, the Lenders or their agents shall be liable for any incidental, indirect, special, punitive, consequential or speculative damages or losses resulting from such failure to act reasonably or promptly in accordance with this Agreement or the other Loan Documents.
     Section 12.21 Governing Law.
          (1) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY ADMINISTRATIVE AGENT AND LENDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTES DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTES, AND THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE

STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
          (2) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, ANY LENDER OR BORROWER ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS MAY AT ADMINISTRATIVE AGENT’S OPTION (WHICH DECISION SHALL BE MADE BY THE MAJORITY LENDERS) BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT BERNARD FREIBAUM, 110 NORTH WACKER, CHICAGO, ILLINOIS 60606 AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (A) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, AND (B) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS).
     Section 12.22 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Administrative Agent, the Lenders and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between the Commitment Letter and this Agreement or any of the other Loan Documents, the terms of this Agreement shall control.
     Section 12.23 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

     Section 12.24 Assignments and Participations.
          (1) Assignments by Borrower. Except as may be permitted pursuant to Article 9, Borrower may not assign any of its rights or obligations hereunder or under the Notes without the prior consent of all of the Lenders and Administrative Agent.
          (2) Assignments by the Lenders. Each Lender may assign any of its Loans, its Note and its Commitment (but only, except as specifically set forth below, with (A) the consent of Administrative Agent, which consent shall not be unreasonably withheld and (B) the consent of Borrower, provided however that the consent of Borrower shall not be unreasonably withheld and shall not be required if an Event of Default shall have occurred and be continuing); provided that:
          (a) no such consent by Administrative Agent or Borrower shall be required in the case of any assignment by any Lender to another Lender or an Affiliate of such Lender or such other Lender (provided that in the case of an assignment to any such Affiliate, unless the assignee is an Eligible Assignee, the assigning Lender will not be released from its obligations under the Loan Documents and Administrative Agent and Borrower may continue to deal only with such assigning Lender);
          (b) except to the extent Administrative Agent and Borrower (such consent of Borrower shall not be unreasonably withheld and provided that the consent of Borrower shall not be required if an Event of Default shall have occurred and be continuing) shall otherwise consent, any such partial assignment (other than to another Lender or an Affiliate of a Lender) shall be in an amount at least equal to $10,000,000;
          (c) each such assignment (including an assignment to another Lender or an Affiliate of a Lender) by a Lender of its Loans or Commitment shall be made in such manner so that the same portion of its Loans and Commitment is assigned to the respective assignee;
          (d) subject to the applicable Lender’s compliance with the provisions of clauses (b) and (c) above, Administrative Agent’s consent and Borrower’s consent to an assignment shall not be unreasonably withheld (provided that the consent of Borrower shall not be required if an Event of Default shall have occurred and be continuing) if (i) such assignment is made to an Eligible Assignee and provided further that if an Event of Default shall have occurred and be continuing, such assignment may be made to any Person, and (ii) the provisions of clause (e) have been satisfied;
          (e) upon execution and delivery by the assignee (even if already a Lender) to Borrower and Administrative Agent of an Assignment and Acceptance pursuant to which such assignee agrees to become a “Lender” hereunder (if not already a Lender) having the Commitment and Loans specified in such instrument, and upon consent thereto by Administrative Agent to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise consented to by Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, theretofore held by such assignee) and ,except as provided in Section 12.24(2)(a), the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion thereof) so assigned. Upon each such assignment the assigning Lender shall pay Administrative Agent a processing and recording fee of $3,500 and the reasonable fees and disbursements of Administrative Agent’s counsel incurred in connection therewith; and
          (f) no such assignment shall be to an assignee who, on the date such assignment becomes effective, is subject to compensation pursuant to paragraphs (a) or (b) of Section 2.9(1) hereof or the additional compensation described in Section 2.9(6) hereof.
          (3) Participations.
          (a) A Lender may sell or agree to sell to one or more other Persons (each a “Participant”) a participation in all or any part of any Loans held by it, or in its Commitment, provided (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged and unaffected thereby, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (C) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; (D) such Participant is an Eligible Assignee, provided that if an Event of Default shall have occurred and be continuing such Participant is not required to be an Eligible Assignee and (E) such Participant is not a Competitor of Borrower. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Loan Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal or (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee. Subject to subsection (3)(b) of this Section 12.24, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9(1) and 2.9(6) (without duplication of the benefits afforded to the applicable lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (2) of this Section 12.24. To the extent permitted by law, each Participant also shall be entitled to the benefits of this Section 12.24 as though it were a Lender; provided that such Participant agrees to be subject to this Section 12.24 as though it were a Lender.
          (b) A Participant shall not be entitled to receive any greater payment under Section 2.9(1) or 2.9(6) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that is a non-U.S. Person that would become a Lender shall not be entitled to the benefits of Section 2.9(6) unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.9(6) as though it were a Lender.
          (c) For the avoidance of doubt, under no circumstances shall the term Lender include a Participant.

          (4) Certain Pledges. In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.24 (but without being subject thereto), any Lender may (without notice to Borrower, Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank, and such Loans and Note shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.
          (5) Provision of Information to Assignees and Participants. A Lender may furnish any information concerning Borrower, any Borrower Party, any of their respective Affiliates, the Property or any Individual Property in the possession of such Lender from time to time to assignees and Participants (including prospective assignees and Participants); provided, however, that no Lender may provide any such information to a Participant that is a Competitor of Borrower.
          (6) Pfandbreif Pledges. Each Lender may pledge any or all of their interest in the Loan to the bondholders (as a collective whole), or their nominee, collateral agent or security trustee, under, or the trustee, administrator or receiver (or their respective nominees, collateral agents or collateral trustees) of, a mortgage pool securing covered mortgage bonds issued by a German mortgage bank, or by any other Person meeting the eligibility requirements and permitted to issue covered mortgage bonds, under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, or any substitute or successor legislation.
          (7) No Assignments to Borrower or Affiliates. Anything in this Section 12.24 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower or any of its Affiliates without the prior consent of each Lender.
     Section 12.25 Brokers. Borrower hereby represents to Administrative Agent and each Lender that Borrower has not dealt with any broker, underwriters, placement agent, or finder in connection with the transactions contemplated by this Agreement and the other Loan Documents. Borrower hereby agrees to indemnify and hold Administrative Agent and each Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein.
     Section 12.26 Right of Set-off.
          (1) Upon the occurrence and during the continuance of any Event of Default, each of the Lenders is, subject (as between the Lenders) to the provisions of subsection (3) of this Section 12.26, hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other Indebtedness at any time owing, by such Lender in any of its offices, in Dollars or in any other currency, to or for the credit or the account of

Borrower against any and all of the respective obligations of Borrower now or hereafter existing under the Loan Documents, irrespective of whether or not such Lender or any other Lender shall have made any demand hereunder and although such obligations may be contingent or unmatured and such deposits or Indebtedness may be unmatured. Each Lender hereby acknowledges that the exercise by any Lender of offset, set-off, banker’s lien, or similar rights against any deposit or other Indebtedness of Borrower whether or not located in any other state with certain laws restricting lenders from pursuing multiple collection methods, could result under such laws in significant impairment of the ability of all the Lenders to recover any further amounts in respect of the Loan. Therefore, each Lender agrees that no Lender shall exercise any such right of set-off, banker’s lien, or otherwise, against any assets of Borrower (including all general or special, time or demand, provisional or other deposits and other Indebtedness owing by such Lender to or for the credit or the account of Borrower) without the prior written consent of Administrative Agent and the Majority Lenders.
          (2) Provided that the prior written consent of Administrative Agent and the Majority Lenders is obtained pursuant to Section 12.26(1) above, each Lender shall promptly notify Borrower and Administrative Agent after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders under this Section 12.26 are in addition to other rights and remedies (including other rights of set-off) which the Lenders may have.
          (3) If an Event of Default has resulted in the Loans becoming due and payable prior to the stated maturity thereof, each Lender agrees that it shall turn over to Administrative Agent any payment (whether voluntary or involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans held by it in excess of its ratable portion of payments on account of the Loans obtained by all the Lenders.
     Section 12.27 Intentionally Deleted.
     Section 12.28 Cooperation with Syndication. Borrower acknowledges that Arranger intends to syndicate a portion of the Commitments to one or more Lenders (the “Syndication”) and in connection therewith, Borrower will take all actions as Arranger may reasonably request to assist Arranger in its Syndication effort. Without limiting the generality of the foregoing, Borrower shall, at the request of Arranger (i) reasonably facilitate the review of the Loan and each Individual Property by any prospective Lender; (ii) assist Arranger and otherwise cooperate with Arranger in the preparation of information offering materials (which assistance may include reviewing and commenting on drafts of such information materials and drafting portions thereof); (iii) deliver updated information on Borrower and the Property; (iv) make representatives of Borrower available to meet with prospective Lenders at tours of each Individual Property and bank meetings; (v) facilitate direct contact between the senior management and advisors of Borrower and any prospective Lender; and (vi) provide Arranger with all information reasonably deemed necessary by it to complete the Syndication successfully. Borrower agrees to take such further action, in connection with documents and amendments to the Loan Documents, as may reasonably be required to effect such Syndication.

     Section 12.29 Borrower Representative. Borrower may replace the Borrower Representative from time to time in it sole discretion upon prior written notice to Administrative Agent.
ARTICLE 13
LIMITATIONS ON LIABILITY
     Section 13.1 Limitation on Liability. Except as provided below, Borrower shall not be personally liable for amounts due under the Loan Documents. Borrower (but not any partner, member, shareholder, employee, directors or officer of Borrower other than Guarantor or MD Guarantor) shall be personally liable to Administrative Agent and the Lenders for any deficiency, loss or damage suffered by Administrative Agent or any Lender because of:
          (1) Borrower’s commission of a criminal act;
          (2) if a Prohibited Transfer shall occur except as specifically permitted by the terms of this Agreement;
          (3) the misapplication by Borrower or any Borrower Party of any funds derived from any Individual Property, including security deposits, Rents, Insurance Proceeds and Awards except to the extent applied to the costs of maintenance and operation of any Individual Property and to the payment of taxes, lien claims, Insurance Premiums, Debt Service and other amounts due under the Loan Documents;
          (4) the fraud or intentional misrepresentation by Borrower or any Borrower Party made in or in connection with the Loan Documents or the Loan;
          (5) Borrower’s interference in any material respect with Administrative Agent’s exercise of rights under the Assignment of Leases;
          (6) to the extent that Operating Revenues are sufficient therefore and Borrower nonetheless fails to pay the same, Borrower’s failure to maintain insurance as required by this Agreement or to pay any Taxes or Other Charges affecting any Individual Property or any mortgage recording or similar taxes required to be paid by any Person in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents;
          (7) damage or destruction to any Individual Property caused by the intentional acts or omissions of Borrower or any of its Affiliates; or
          (8) Borrower’s obligations with respect to environmental matters under the Environmental Indemnity.
None of the foregoing limitations on the personal liability of Borrower shall modify, diminish or discharge the personal liability of any Guarantor.

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, (A) neither Administrative Agent nor the Lenders shall be deemed to have waived any right which Administrative Agent or any Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, as such sections may be amended, to file a claim for the full amount due to Administrative Agent or such Lender under the Loan Documents or to require that all collateral shall continue to secure the amounts due under the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (I) there is a default under Section 7.13, which results in the substantive consolidation of Borrower with another Person; (II) Borrower, MD Guarantor or Guarantor filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (III) any Person (other than Administrative Agent or any Lender) filing an involuntary petition against Borrower, MD Guarantor or Guarantor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower, MD Guarantor or Guarantor or any of their respective Affiliate colludes with, or otherwise assists, such Person (other than Administrative Agent or any Lender), (IV) Borrower, MD Guarantor or Guarantor filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person (other than Administrative Agent or any Lender) under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person (other than Administrative Agent or any Lender); (V) Borrower, MD Guarantor or Guarantor consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, MD Guarantor or Guarantor or any portion of any Individual Property; or (VI) Borrower, MD Guarantor or Guarantor making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
     Section 13.2 Joint and Several. Subject to Section 13.1, each of the Borrowers shall be jointly and severally liable for payment of the Debt and performance of all other obligations of Borrowers (or any of them) under this Agreement or any other Loan Document.
     Section 13.3 Contribution Among Borrowers. Notwithstanding that the Borrowers are jointly and severally liable to Lender for payment of the Loan, subject to Section 13.1, as among the Borrowers, each shall be liable only for such Borrower’s Allocated Loan Amount (as hereinafter defined) and, accordingly, each Borrower whose Collateral or other assets are, from time to time, utilized to satisfy a portion of the Debt in excess of such Borrower’s Allocated Loan Amount, shall be entitled, commencing 95 days after payment in full of the Debt, to contribution from each of the other Borrowers pro-rata in accordance with their respective liabilities in accordance with this Agreement. As used herein, “Borrower’s Allocated Loan Amount” means each Borrower’s proportionate share of the outstanding Principal amount of the Loan based on the Allocated Loan Amount attributed to the Individual Properties owned by such Borrower. Therefore, as of the date hereof, each Borrower’s Allocated Loan Amount is equal to the Allocated Loan Amount for such Borrower set forth on Exhibit A, and each Borrower’s Allocated Loan Amount shall be proportionately reduced each time a Principal payment is made towards the Loan. Nothing in this Section 13.3 is intended or shall be deemed to affect the Partial Release Price payable in connection with any release pursuant to Section 2.6(1) hereof.

ARTICLE 14
ADMINISTRATIVE AGENT
     Section 14.1 Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent (which term as used in this sentence and in Section 14.5 and the first sentence of Section 14.6 shall include reference to its Affiliates and its Affiliates’ officers, directors, employees and agents):
          (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds, nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Lender have any fiduciary duty to Borrower or any other Lender;
          (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by Borrower or any other Person to perform any of its obligations hereunder or thereunder;
          (c) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except to the extent any such action taken or omitted violates Administrative Agent’s standard of care set forth in the first sentence of Section 14.5;
          (d) shall not, except to the extent expressly instructed by the Majority Lenders with respect to collateral security under the Security Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and
          (e) shall calculate the Debt Service Coverage Ratio for each calendar quarter based on the financial information provided by Borrower pursuant to this Agreement and provide such calculation available to each Lender;
          (f) shall not be required to take any action which is contrary to this Agreement or any other Loan Document or Applicable Law.
The relationship between Administrative Agent and each Lender is a contractual relationship only, and nothing herein shall be deemed to impose on Administrative Agent any obligations other than those for which express provision is made herein or in the other Loan Documents.

Administrative Agent may employ agents and attorneys-in-fact, and may delegate all or any part of its obligations hereunder, to third parties and shall not be responsible for the negligence or misconduct of any such agents, attorneys-in-fact or third parties selected by it in good faith. Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with Administrative Agent, any such assignment or transfer to be subject to the provisions of Section 12.24. Except to the extent expressly provided in Sections 14.8, the provisions of this Article 14 are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have any rights as a third-party beneficiary of any of the provisions hereof and the Lenders may modify or waive such provisions of this Article 14 in their sole and absolute discretion.
     Section 14.2 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.
     Section 14.3 Defaults.
          (1) Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default unless Administrative Agent has received notice from a Lender or Borrower specifying such Event of Default and stating that such notice is a “Notice of Default”. In the event that Administrative Agent receives such a Notice of Default, Administrative Agent shall give prompt notice thereof to the Lenders. Within ten (10) days of delivery of such Notice of Default from Administrative Agent to the Lenders (or such shorter period of time as Administrative Agent determines is necessary), Administrative Agent and the Lenders shall consult with each other to determine a proposed course of action. Administrative Agent shall (subject to Section 14.7) take such action with respect to such Event of Default as shall be directed by the Majority Lenders, provided that, (A) in the event that the Majority Lenders fail to timely provide directions to Administrative Agent with respect to the Event of Default, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, including decisions (1) to make protective advances that Administrative Agent determines are necessary to protect or maintain the Properties or any Individual Property and (2) exercise any remedy available under the Loan Documents or applicable law, with respect to such Event of Default as it shall deem advisable in the interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of all of the Lenders or the Majority Lenders, as the case may be, and (B) no actions approved by the Majority Lenders or by all Lenders shall violate the Loan Documents or Applicable Law. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents (including the Notes) other than through Administrative Agent. Administrative Agent shall advise the Lenders of all material actions which Administrative Agent takes in accordance with the provisions of this Section 14.3(1) and shall continue to consult with the Lenders with respect to all of such actions. Notwithstanding the foregoing, if the Majority Lenders shall at any time direct that a different or additional remedial action be taken from that already undertaken by Administrative Agent, including the commencement of foreclosure proceedings, such different or additional remedial action shall be taken in lieu of or in addition to, the prosecution of such action taken by Administrative Agent; provided that all actions already taken by Administrative Agent pursuant to this Section 14.3(1) shall be valid and binding on each Lender. All money (other than money subject to the provisions of Section 14.7) received from any enforcement actions, including the proceeds of a foreclosure sale of the Properties or any Individual Property, shall be applied, first, to the payment or reimbursement of Administrative Agent for expenses incurred in accordance with the provisions of this Article 14 and to the payment of the Agency Fee to the extent not paid by Borrower pursuant to Section 14.11, second, to the payment or reimbursement of the Lenders for expenses incurred in accordance with the provisions of this Article 14; third, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 14.3(2); and fourth, pari passu to the Lenders in accordance with their respective proportionate shares, unless an Unpaid Amount is owed pursuant to Section 14.12, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender.
          (2) All losses with respect to interest (including interest at the Default Rate) and other sums payable pursuant to the Notes or incurred in connection with the Loans shall be borne by the Lenders in accordance with their respective proportionate shares of the Loans. All losses incurred in connection with the Loans, the enforcement thereof or the realization of the security therefor, shall be borne by the Lenders in accordance with their respective proportionate shares of the Loan, and the Lenders shall promptly, upon request, remit to Administrative Agent their respective proportionate shares of (i) any expenses incurred by Administrative Agent in connection with any Default to the extent any expenses have not been paid by Borrower, (ii) any advances made to pay taxes or insurance or otherwise to preserve the Lien of the Security Documents or to preserve and protect the Properties or any Individual Property, whether or not the amount necessary to be advanced for such purposes exceeds the amount of the Mortgage, (iii) any other expenses incurred in connection with the enforcement of the Mortgage or other Loan Documents, and (iv) any expenses incurred in connection with the consummation of the Loans not paid or provided for by Borrower. To the extent any such advances are recovered in connection with the enforcement of the Mortgage or the other Loan Documents, each Lender shall be paid its proportionate share of such recovery after deduction of the expenses of Administrative Agent and the Lenders.
          (3) If, pursuant to the terms of this Article XIV, any action(s) is brought to collect on the Notes or enforce the Security Documents or any other Loan Document, such action shall (to the extent permitted under Applicable Law and the decisions of the court in which such action is brought) be an action brought by Administrative Agent and the Lenders, collectively, to collect on all or a portion of the Notes or enforce the Security Documents or any other Loan Document and counsel selected by Administrative Agent shall prosecute any such action on behalf of Administrative Agent and the Lenders, and Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof. All decisions concerning the appointment of a receiver while such action is pending, the conduct of such receivership, the conduct of such action, the collection of any judgment entered in such action and the settlement of such action shall be made by Administrative Agent. The costs and expenses of any such action shall be borne by the Lenders in accordance with each of their respective proportionate shares.
          (4) If, pursuant to the terms of this Article XIV, any action(s) is brought to foreclose the Mortgage, such action shall (to the extent permitted under Applicable Law and the decisions of the court in which such action is brought) be an action brought by Administrative Agent and the Lenders, collectively, to foreclose all or a portion of the Mortgage and collect on the Notes. Counsel selected by Administrative Agent shall prosecute any such foreclosure on behalf of Administrative Agent and the Lenders and Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof. All decisions concerning the appointment of a receiver, the conduct of such foreclosure, the acceptance of a deed in lieu of foreclosure, the bid on behalf of Administrative Agent and the Lenders at the foreclosure sale of the Properties or any Individual Property, the manner of taking and holding title to the Properties or any Individual Property (other than as set forth in subsection (5) below), the sale of the Properties or any Individual Property after foreclosure, and the commencement and conduct of any deficiency judgment proceeding shall be made by Administrative Agent. The costs and expenses of foreclosure will be borne by the Lenders in accordance with their respective proportionate shares.
          (5) If title is acquired to the Properties or any Individual Property after a foreclosure sale or by a deed in lieu of foreclosure, title shall be held by Administrative Agent in its own name in trust for the Lenders or, at Administrative Agent’s election, in the name of a wholly owned subsidiary of Administrative Agent on behalf of the Lenders.
          (6) If Administrative Agent (or its subsidiary) acquires title to the Properties or any Individual Property or is entitled to possession of the Properties or such Individual Property during or after the foreclosure, all material decisions with respect to the possession, ownership, development, construction, control, operation, leasing, management and sale of the Properties or such Individual Property shall be made by Administrative Agent. All income or other money received after so acquiring title to or taking possession of the Properties or such Individual Property, including income from the operation and management of the Properties or such Individual Property and the proceeds of a sale of the Properties or such Individual Property, shall be applied, first, to the payment or reimbursement of Administrative Agent and the expenses incurred in accordance with the provisions of this Article 14 and to the payment of the Agency Fee to the extent not paid by Borrower pursuant to Section 14.11, second, to the payment of Operating Expenses with respect to the Properties or such Individual Property; third, to the establishment of reasonable reserves for the operation of the Properties or such Individual Property; fourth, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 14.3(2); fifth to fund any capital improvement, leasing and other reserves; and sixth, to the Lenders in accordance with their respective proportionate shares, unless an Unpaid Amount is owed pursuant to Section 14.12, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender.

     Section 14.4 Rights as a Lender. With respect to its Commitment and the Loans made by Eurohypo (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity. Eurohypo (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of lending, trust or other business with Borrower (and any of its Affiliates) as if it were not acting as Administrative Agent, and Eurohypo and its Affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
     Section 14.5 Standard of Care; Indemnification. In performing its duties under the Loan Documents, Administrative Agent will exercise the same degree of care as it normally exercises in connection with real estate loans in which no syndication or participations are involved, but Administrative Agent shall have no further responsibility to any Lender except as expressly provided herein and except for its own gross negligence or wilful misconduct which resulted in actual loss to such Lender, and, except to such extent, Administrative Agent shall have no responsibility to any Lender for the failure by Administrative Agent to comply with any of Administrative Agent’s obligations to Borrower under the Loan Documents or otherwise. The Lenders agree to indemnify Administrative Agent (to the extent not reimbursed under Section 12.5, but without limiting the obligations of Borrower under Section 12.5) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that Borrower is obligated to pay under Section 12.5, but excluding, unless a Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s breach of its standard of care set forth in the first sentence of this Section.
     Section 14.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document. Subject to the provisions of the first sentence of Section 14.5, Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect any Individual Property or the books of Borrower or any of its Affiliates. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Administrative Agent hereunder or as otherwise agreed by Administrative Agent and the Lenders, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower or any of its Affiliates that may come into the possession of Administrative Agent or any of its Affiliates.
     Section 14.7 Failure to Act. Except for action expressly required of Administrative Agent hereunder, and under the other Loan Documents, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 14.5 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
     Section 14.8 Resignation of Administrative Agent. Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrower, and the Majority Lenders (other than Administrative Agent) may remove Administrative Agent at any time for gross negligence or wilful misconduct by giving at least thirty (30) Business Days’ prior written notice and cure period to Administrative Agent, Borrower and all other Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent that shall be (i) Wachovia Capital Markets, LLC , or (ii) a Person that meets the qualifications of an Eligible Assignee and, prior to an Event of Default, is otherwise reasonably acceptable to Borrower. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or its receipt of notice of removal, then the retiring or removed Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be an institutional lender that meets the requirements of the immediately preceding sentence. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 14.8). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provision of this Article 14 and Section 12.5 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
     Section 14.9 Consents under Loan Documents. Administrative Agent may as expressly provided in the Loan Documents and, if not expressly provided, with the consent of the Majority Lenders (a) grant any consent or approval required of it or (b) consent to any modification, supplement or waiver under any of the Loan Documents; provided that the foregoing shall not apply to Section 14.3. If Administrative Agent solicits any consents or approvals from the Lenders under any of the Loan Documents (other than under Section 14.3 hereof, each Lender shall within ten (10) Business Days of receiving such request, give Administrative Agent written notice of its consent or approval or denial thereof; provided that, other than with respect to the decisions by the Lenders under Section 12.2(1)(a), if any Lender does not respond within such ten (10) Business Days, such Lender shall be deemed to have authorized Administrative Agent to vote such Lender’s interest with respect to the matter which was the subject of Administrative Agent’s solicitation as Administrative Agent elects. Any such solicitation by Administrative Agent for a consent or approval shall be in writing and shall include a description of the matter or thing as to which such consent or approval is requested and shall include Administrative Agent’s recommended course of action or determination in respect thereof. Borrower and such successor. With regard to any action described in this Section 14.9 for which Lender’s consent is required, Administrative Agent shall submit such request for Lender’s approval in an envelope labeled “Priority” and delivered to Lender by overnight delivery and otherwise in accordance with the provisions of Section 12.1 and which request shall state at the top of the first page in bold lettering in 14 pt. font “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT AND YOUR FAILURE TO RESPOND MAY BE DEEMED TO CONSTITUTE YOUR CONSENT TO THE ACTION FOR WHICH YOUR CONSENT IS SOLICITED.”
     Section 14.10 Authorization. Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform in accordance with the terms of each of the Loan Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in such Loan Documents. Borrower shall be entitled to rely on all written agreements, approvals and consents received from Administrative Agent as being that also of the Lenders, without obtaining separate acknowledgment or proof of authorization of same.
     Section 14.11 Agency Fee. So long as the Commitments are in effect and until payment in full of all obligations under this Agreement, the Notes and the other Loan Documents, Borrower shall pay to Administrative Agent, for its sole account, the Agency Fee. The Agency Fee shall be payable quarterly in advance commencing on the Closing Date of the Initial Advance pursuant to the Fee Letter.
     Section 14.12 Defaulting Lenders.
          (1) If any Lender (a “Defaulting Lender”) shall for any reason fail to (i) make any respective Loan required pursuant to the terms of this Agreement or (ii) pay its proportionate share of an advance or disbursement to protect the Properties, any Individual Property or the Lien of the Security Documents, any of the other Lenders may, but shall not be obligated to, make all or a portion of the Defaulting Lender’s Loan or proportionate share of such advance, provided that such Lender gives the Defaulting Lender, Borrower and Administrative Agent prior notice of its intention to do so. The right to make such advances in respect of the Defaulting Lender shall be exercisable first by the Lender holding the greatest proportionate share and thereafter to each of the Lenders in descending order of their respective proportionate shares of the Loans or in such other manner as the Majority Lenders (excluding the Defaulting Lender) may agree on. Any Lender making all or any portion of the Defaulting

Lender’s proportionate share of the applicable Loan or advance in accordance with the foregoing terms and conditions shall be referred to as a “Special Advance Lender”.
          (2) In any case where a Lender becomes a Special Advance Lender (i) the Special Advance Lender shall be deemed to have purchased, and the Defaulting Lender shall be deemed to have sold, a senior participation in the Defaulting Lender’s respective Loan to the extent of the amount so advanced or disbursed (the “Advanced Amount”) bearing interest (including interest at the Default Rate, if applicable) and (ii) the Defaulting Lender shall have no voting rights under this Agreement or any other Loan Documents so long as it is a Defaulting Lender. It is expressly understood and agreed that each of the respective obligations under this Agreement and the other Loan Documents, including advancing Loans, losses incurred in connection with the Loan, including costs and expenses of enforcement, advancing to preserve the Lien of the Mortgage or to preserve and protect the Properties or any Individual Property, shall be without regard to any adjustment in the proportionate shares occasioned by the acts of a Defaulting Lender. The Special Advance Lender shall be entitled to an amount (the “Unpaid Amount”) equal to the applicable Advanced Amount, plus any unpaid interest due and owing with respect thereto, less any repayments thereof made by the Defaulting Lender immediately upon demand. The Defaulting Lender shall have the right to repurchase the senior participation in its Loan from the Special Advance Lender at any time by the payment of the Unpaid Amount.
          (3) A Special Advance Lender shall (i) give notice to the Defaulting Lender, Administrative Agent and each of the other Lenders (provided that failure to deliver said notice to any party other than the Defaulting Lender shall not constitute a default under this Agreement) of the Advanced Amount and the percentage of the Special Advance Lender’s senior participation in the Defaulting Lender’s Loan and (ii) in the event of the repayment of any of the Unpaid Amount by the Defaulting Lender, give notice to the Defaulting Lender and Administrative Agent of the fact that the Unpaid Amount has been repaid (in whole or in part), the amount of such repayment and, if applicable, the revised percentage of the Special Advance Lender’s senior participation. Provided that Administrative Agent has received notice of such participation, Administrative Agent shall have the same obligations to distribute interest, principal and other sums received by Administrative Agent with respect to a Special Advance Lender’s senior participation as Administrative Agent has with respect to the distribution of interest, principal and other sums under this Agreement; and at the time of making any distributions to the Lenders, shall make payments to the Special Advance Lender with respect to a Special Advance Lender’s senior participation in the Defaulting Lender’s Loan out of the Defaulting Lender’s share of any such distributions.
          (4) A Defaulting Lender shall immediately pay to a Special Advance Lender all sums of any kind paid to or received by the Defaulting Lender from Borrower, whether pursuant to the terms of this Agreement or the other Loan Documents or in connection with the realization of the security therefor until the Unpaid Amount is fully repaid. Notwithstanding the fact that the Defaulting Lender may temporarily hold such sums, the Defaulting Lender shall be deemed to hold same as a trustee for the benefit of the Special Advance Lender, it being the express intention of the Lenders that the Special Advance Lender shall have an ownership interest in such sums to the extent of the Unpaid Amount.

          (5) Each Defaulting Lender shall indemnify, defend and hold Administrative Agent and each of the other Lenders harmless from and against any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses and interest at the Default Rate) which they may sustain or incur by reason of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement or the other Loan Documents, except to the extent a Defaulting Lender became a Defaulting Lender due to the gross negligence or wilful misconduct of Administrative Agent and/or any Lender. Administrative Agent shall, after payment of any amounts due to any Special Advance Lender pursuant to the terms of subsection (3) above, set-off against any payments due to such Defaulting Lender for the claims of Administrative Agent and the other Lenders pursuant to this indemnity.
     Section 14.13 Liability of Administrative Agent. Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Lender (other than Administrative Agent in its capacity as a Lender) to perform its obligations hereunder or to any Lender on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.
     Section 14.14 Transfer of Agency Function. Without the consent of Borrower or any Lender, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States; provided that Administrative Agent shall promptly notify Borrower and the Lenders thereof.
[Signature Pages Follow]

EXECUTED as of the date first written above.
LENDER:

EUROHYPO AG, NEW YORK BRANCH
By:	/s/ Helga Blum
	Name:	Helga Blum
	Title:	Director

By:	/s/ Stephen Cox
	Name:	Stephen Cox
	Title:	Director

Address for Notices to Eurohypo AG,
New York Branch:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Legal Director
Email Address: portfolioadministration@ehy-us.com
Telecopier No.: (866) 267-7680
With copies to:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Head of Portfolio Operations
Email Address: portfolioadministration@ehy-us.com
Telecopier No.: (866) 267-7680

- and -

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036-6797
Attention: Lawrence A. Ceriello, Esq.
Email Address: Lawrence.Ceriello@dechert.com
Telecopier No.: (212) 698-3599

[Complete for each other Lender.]

LENDER:	WACHOVIA BANK, NATIONAL ASSOCIATION

	By:	/s/ Amit Khimji
Name: Amit Khimji
Title: Vice President

Address for Notices to Wachovia Bank,
National Association:

Wachovia Bank, National Association 301 S. College Street, NC0172 Charlotte, NC 28288 Attention: Rex E. Rudy Telecopier No.: (704) 715-0065

With copies to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036-6797
Attention: Lawrence A. Ceriello, Esq.
Email Address: Lawrence.Ceriello@dechert.com
Telecopier No.: (212) 698-3599

Executed as of the date first written above
LENDER:

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, CONNECTICUT BRANCH

By:	/s/ Meggan W. Walsh

Name: Meggan W. Walsh
Title: Managing Director

By:	/s/ Robert D. Gominiak

Name: Robert D. Gominiak
Title: Director

Address for Notices to The Governor and Company of the Bank of Ireland, Connecticut Branch:

The Governor and Company of the Bank of Ireland,
Connecticut Branch
c/o The New York Representative Office
The Chrysler Building
405 Lexington Avenue, 64th Floor
New York, New York 10174
Attention: Robert D. Gominiak
Telecopier No.: 212-616-1045

With copies to:

Mayer Brown LP
1675 Broadway
New York, NY 10019-5820
Attn: Douglas Wisner
Telecopier No.: 212-262-1910

BORROWER:

PRICE-ASG L.L.C., a Delaware limited liability
company

By:	/s/ Bernard Freibaum

Name: Bernard Freibaum
Title: Executive Vice President

CACHE VALLEY MALL, LLC, a Delaware
limited liability company

By:	/s/ Bernard Freibaum

Name: Bernard Freibaum
Title: Executive Vice President

COLONY SQUARE MALL L.L.C., a Delaware
limited liability company

By:	/s/ Bernard Freibaum

Name: Bernard Freibaum
Title: Executive Vice President

GGP-COLUMBIANA TRUST, a Delaware
business trust

By:	/s/ Bernard Freibaum

Name: Bernard Freibaum
Title: Executive Vice President

FALLEN TIMBERS SHOPS, LLC, a Delaware
limited liability company

By:	/s/ Bernard Freibaum

Name: Bernard Freibaum
Title: Executive Vice President

GGP-FOOTHILLS L.L.C., a Delaware limited
liability company

By:	/s/ Bernard Freibaum

Name: Bernard Freibaum
Title: Executive Vice President

SIERRA VISTA MALL, LLC, a Delaware limited
liability company

By:	/s/ Bernard Freibaum

Name: Bernard Freibaum
Title: Executive Vice President

MAYFAIR MALL, LLC, a Delaware limited
liability company

By:	/s/ Bernard Freibaum

Name: Bernard Freibaum
Title: Executive Vice President

MONDAWMIN BORROWER, LLC, a Delaware
limited liability company

By:	/s/ Bernard Freibaum

Name: Bernard Freibaum
Title: Executive Vice President

NORTH PLAINS MALL, LLC, a Delaware
limited liability company

By:	/s/ Bernard Freibaum

Name: Bernard Freibaum
Title: Executive Vice President

OM BORROWER, LLC, a Delaware limited
liability company

By:	/s/ Bernard Freibaum

Name: Bernard Freibaum
Title: Executive Vice President

PIONEER OFFICE LIMITED PARTNERSHIP,
a Maryland limited partnership

By:	Rouse-Portland, LLC, a Maryland limited
liability company, its general partner

	By:	/s/ Bernard Freibaum

Name: Bernard Freibaum
Title: Executive Vice President

PIONEER PLACE LIMITED PARTNERSHIP,
a Maryland limited partnership

By:	Rouse-Portland, LLC, a Maryland limited
liability company, its general partner

By:	/s/ Bernard Freibaum

Name: Bernard Freibaum
Title: Executive Vice President

SILVER LAKE MALL, LLC, a Delaware limited
liability company

By:	/s/ Bernard Freibaum

Name: Bernard Freibaum
Title: Executive Vice President

WESTWOOD MALL, LLC, a Delaware limited liability company
By:	/s/ Bernard Freibaum
	Name:	Bernard Freibaum
	Title:	Executive Vice President

WHITE MOUNTAIN MALL, LLC, a Delaware limited liability company
By:	/s/ Bernard Freibaum
	Name:	Bernard Freibaum
	Title:	Executive Vice President

Address for Notices:

Price-ASG L.LC.
110 North Wacker Drive
Chicago, Illinois 60606
Attention: Chief Financial Officer
Email Address: loancompliance@ggp.com
Telecopier No.: (312) 960-5463

with copies to:

General Growth Properties, Inc.
110 North Wacker Drive
Chicago, Illinois 60606
Attention: General Counsel
Email Address: legalfinance@ggp.com
Telecopier No.: (312) 960-5485

ADMINISTRATIVE AGENT:

EUROHYPO AG, NEW YORK BRANCH, as Administrative Agent
By:	/s/ Helga Blum
	Name:	Helga Blum
	Title:	Director

By:	/s/ Stephen Cox
	Name:	Stephen Cox
	Title:	Director

Address for Notices to Eurohypo AG,
New York Branch:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Legal Director
Email Address: portfolioadministration@ehy-us.com
Telecopier No.: (866) 267-7680
With copies to:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Head of Portfolio Operations
Email Address: portfolioadministration@ehy-us.com
Telecopier No.: (866) 267-7680

- and -

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036-6797
Attention: Lawrence A. Ceriello, Esq.
Email Address: lawrence.ceriello@dechert.com
Telecopier No.: (212) 698-3599

JOINT LEAD ARRANGER AND BOOK MANAGER:
EUROHYPO AG, NEW YORK BRANCH

	By:	/s/ Helga Blum

Name: Helga Blum
Title: Director

	By:	/s/ Stephen Cox

Name: Stephen Cox
Title: Director

Address for Notices to Eurohypo AG,
New York Branch:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Legal Director
Email Address: portfolioadministration@ehy-us.com
Telecopier No.: (866) 267-7680
With copies to:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Head of Portfolio Operations
Email Address: portfolioadministration@ehy-us.com
Telecopier No.: (866) 267-7680

- and -

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036-6797
Attention: Lawrence A. Ceriello, Esq.
Email Address: lawrence.ceriello@dechert.com
Telecopier No.: (212) 698-3599

JOINT LEAD ARRANGER AND BOOK MANAGER:
WACHOVIA CAPITAL MARKETS LLC

	By:	/s/ Amit Khimji

Name: Amit Khimji
Title: Vice President

Address for Notices to Wachovia Capital Markets LLC:

Wachovia Bank, National Association
301 S. College Street, NC0172

Charlotte, NC 28288

Attention:	Rex E. Rudy

Telecopier No.:	(704) 715-0065

With copies to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036-6797
Attention: Lawrence A. Ceriello, Esq.
Email Address: lawrence.ceriello@dechert.com
Telecopier No.: (212) 698-3

CO-SYNDICATION AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION

	By:	/s/ Amit Khimji

Name: Amit Khimji
Title: Vice President

Address for Notices to Wachovia Bank,
National Association:

Wachovia Bank, National Association
301 South College Street, NC0172,
Charlotte, North Carolina 28288
Attention:	Rex E. Rudy

Telecopier No.:	(704) 715-0065

With copies to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036-6797
Attention: Lawrence A. Ceriello, Esq.
Email Address: lawrence.ceriello@dechert.com
Telecopier No.: (212) 698-3599

LENDER AND JOINT LEAD ARRANGER AND BOOK MANAGER AND CO-SYNDICATION AGENT:

ING REAL ESTATE FINANCE (USA) LLC

	By:	/s/ Craig R. Bender

Name: Craig R. Bender
Title: Vice President

	By:	/s/ Michael E. Shields

Name: Michael E. Shields
Title: Senior Director

Address for Notices to ING Real Estate Finance
(USA) LLC:

ING Real Estate Finance (USA) LLC
230 Park Avenue, 15th Floor
New York, New York 10169
Attention: Michael E. Shields
Telecopier No.: (212) 883-2734

With copies to:

ING Real Estate Finance (USA) LLC
230 Park Avenue, 15th Floor
New York, New York 10169
Attention: Portfolio Management
Telecopier No.: (212) 883-2734

- and -

Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY 10019
Attention: Michael V. Morelli
Telecopier No.: (212) 849-5564